UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Radian Group Inc.

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Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania

19103-2337

800.523.1988

215.231.1000

April 7, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Radian Group Inc., which will be held at The Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania 19103, at 9:00 a.m. local time on May 11, 2011. The accompanying Notice of 2011 Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders at the meeting.

Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card as soon as possible so that your shares can be voted in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. Because the representation of stockholders at the meeting is very important, we thank you in advance for your participation.

Sincerely,

Edward J. Hoffman

General Counsel and Corporate Secretary

RADIAN GROUP INC.

1601 Market Street

Philadelphia, Pennsylvania 19103

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Radian Group Inc. will hold its 2011 Annual Meeting of Stockholders as provided below:

Date and Time:	Wednesday, May 11, 2011, 9:00 a.m. local time

Place:	The Sofitel Philadelphia 120 South 17th Street Philadelphia, Pennsylvania 19103

Items of Business:

(1)    Elect twelve directors, each for a one-year term, to serve until their successors have been duly elected and qualified;

(2)    Approve an amendment to the Radian Group Inc. 2008 Equity Compensation Plan to increase the number of shares of common stock authorized for issuance under the plan and to make certain other changes;

(3)    Conduct an advisory vote to approve the overall compensation of our named executive officers;

(4)    Conduct an advisory vote on the frequency of the advisory vote to approve the overall compensation of our named executive officers;

(5)    Ratify the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2011; and

(6)    Transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Record Date:	Stockholders of record as of the close of business on March 18, 2011 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement of the meeting.

Whether or not you plan to attend Radian’s annual meeting, please submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. Any stockholder as of the record date who is present at the Radian annual meeting may revoke any previous proxy and vote in person instead of by proxy. Also, a proxy may be revoked in writing at any time before the Radian annual meeting.

By Order of the Board of Directors,

Edward J. Hoffman
General Counsel and Corporate Secretary

Philadelphia, Pennsylvania

April 7, 2011

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting of Stockholders to Be Held on May 11, 2011:

This proxy statement and our 2010 Annual Report to security holders are available at www.radian.biz/StockholderReports.

RADIAN GROUP INC.

1601 Market Street

Philadelphia, Pennsylvania 19103-2337

www.radian.biz

PROXY STATEMENT

FOR

2011 ANNUAL MEETING OF STOCKHOLDERS

The board of directors of Radian Group Inc. (“Radian” or the “Company”) is furnishing this proxy statement to solicit proxies for use at Radian’s 2011 Annual Meeting of Stockholders (the “annual meeting”). A copy of the Notice of 2011 Annual Meeting of Stockholders accompanies this proxy statement. These materials are also available on the internet at www.radian.biz/StockholderReports. This proxy statement and the accompanying proxy card are being mailed to stockholders beginning approximately April 7, 2011, in order to furnish information relating to the business to be transacted at the meeting.

INFORMATION ABOUT VOTING

Who Can Vote

Only stockholders of record on the close of business on March 18, 2011, the record date, may vote at the annual meeting. On the record date, we had 133,105,845 shares of our common stock outstanding and entitled to vote at the annual meeting. For each share of common stock you held on the record date, you will be entitled to one vote on each matter submitted to a vote of stockholders. There is no cumulative voting.

What Shares Can Be Voted

You may vote all shares of our common stock owned by you as of the close of business on the record date. These shares include:

•	Shares held directly in your name as the stockholder of record; and

•

Shares of which you are the beneficial owner but not the stockholder of record. These are shares not registered in your name but registered in “street name” through an account with a bank, broker or other holder of record (a “nominee”), including shares you own in the Radian Group Inc. Savings Incentive Plan.

How Shares May Be Voted

Before the annual meeting, you can vote by completing, signing and returning by mail the enclosed proxy card.

Many of our stockholders who hold their shares in “street name” through a nominee have the option to submit their proxies or voting instructions to their nominee electronically by telephone or the internet. These stockholders should review and follow the voting instructions forwarded by their nominee. Our stockholders of record may not vote by telephone or internet.

You also may vote your shares at the annual meeting if you attend in person. If you hold your shares in “street name” and wish to vote in person at the annual meeting, you must obtain a legal proxy from your nominee.

You may revoke your proxy at any time before it is voted by providing to our Corporate Secretary a written instrument revoking it or a duly executed proxy bearing a later date. You also may revoke your proxy by attending the annual meeting and giving notice of revocation. Attendance at the annual meeting, by itself, will not constitute revocation of a proxy.

Your vote is important to Radian. We encourage you to complete, sign and return the proxy card accompanying this proxy statement even if you plan to attend the meeting. You can always change your vote before the meeting or at the meeting, as described above.

Quorum and Votes Required for Approval

A quorum is necessary for us to conduct the business of the annual meeting. This means that holders of at least a majority of the shares entitled to vote must be present at the meeting, either in person or represented by proxy. Your shares are counted as present at the annual meeting if you attend the annual meeting and vote in person or if you properly complete and return a proxy.

Our directors are elected by majority voting (Proposal 1). For an uncontested election of directors, a director is elected if the number of shares voted “For” that director exceeds the number of shares voted “Against” that director. If a director fails to receive a majority of the votes cast, our board of directors will determine within 90 days of the meeting whether to accept the resignation of such director, unless the director retires during this 90 day period.

The approval of the amendment to Radian’s 2008 Equity Compensation Plan (Proposal 2) requires (i) the affirmative vote by the holders of a majority of the shares present and entitled to vote at the meeting, and (ii) that a majority of the shares outstanding vote on this proposal.

Approval of the advisory, non-binding vote on the overall compensation of the Company’s named executive officers (Proposal 3) requires the affirmative vote of a majority of the votes cast by the stockholders present in person or by proxy at the annual meeting.

For the advisory, non-binding vote on the frequency of the advisory vote on executive compensation (Proposal 4), the frequency that receives the most votes cast by the stockholders present in person or by proxy at the annual meeting will be considered the frequency recommended by the stockholders.

The ratification of the appointment of Radian’s independent registered public accounting firm (Proposal 5) requires the affirmative vote of a majority of the votes cast by the stockholders present in person or by proxy at the annual meeting.

Broker non-votes and abstentions with respect to any proposal will be considered present for purposes of determining whether a quorum exists, but will not be counted as votes cast. Abstentions also will be counted as present and entitled to vote.

A broker non-vote occurs when a member firm of the NYSE that holds shares in “street name” for its customer votes the customer’s shares on one or more, but not all, matters on the proxy card because (1) the nominee was instructed not to vote on certain matters or (2) the nominee did not receive instructions from its customer as to how to vote on the unvoted matter(s), and therefore, does not have authority to vote on the matter(s). The missing vote on each such matter is a “broker non-vote.” Under applicable rules and regulations, such member firms are not permitted to vote on certain matters without instructions from the beneficial owner of the underlying shares. We believe that brokers have the authority to vote their customers’ shares on the ratification of the appointment of our independent registered public accounting firm (Proposal 5), even if their customers do not instruct their nominees how to vote on this matter, and no authority to vote their customers’ shares with respect to any other proposal unless instructed how to vote.

How Will Proxies Be Voted

The shares represented by a validly completed proxy card will be voted at the meeting in accordance with the instructions given on the proxy card. If you complete your proxy card properly, but do not provide instructions on your proxy card as to how to vote your shares, your shares will be voted as follows:

•

Proposal 1: “For” the election of all directors nominated by our board of directors (and, if unforeseen circumstances make it necessary for our board of directors to substitute another person for any of the nominees, your shares will be voted for that other person);

•	Proposal 2: “For” the amendment to the Radian Group Inc. 2008 Equity Compensation Plan;

•

Proposal 3: “For” approval of the overall compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis and the accompanying tabular and narrative disclosures;

•	Proposal 4: Every “1-year” (annual) on the frequency of the advisory vote to approve the overall compensation of our named executive officers;

•	Proposal 5: “For” the ratification of the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for 2011; and

•

In accordance with the judgment of the individuals named as proxies on the proxy card as to any other matter properly brought before the annual meeting. We currently know of no other matter to be presented at the annual meeting.

Where to Find Voting Results

We will announce the voting results at the conclusion of the annual meeting, if practicable, and we will publish the voting results in a Current Report on Form 8-K within four business days after the conclusion of the annual meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation and By-Laws provide for the annual election of directors. These organizational documents also provide that the number of directors, which shall not be less than nine or more than fourteen, be determined by our board of directors. On February 9, 2011, our board increased the size of the board to twelve and appointed Lisa W. Hess and Noel J. Spiegel to fill the vacancies created by that increase. In adding these new directors to our board, we have enhanced our capital markets, business advisory and accounting expertise, while adding fresh perspectives to our board. We believe these new insights, combined with the institutional knowledge and depth of experience of our existing directors, will be important as we continue to navigate the challenging environment in which we are currently operating.

Upon election, each of our directors serves a one-year term and until his or her successor has been duly elected and qualified, or his or her earlier removal or resignation. Our board of directors currently consists of Herbert Wender, David C. Carney, Howard B. Culang, Lisa W. Hess, Stephen T. Hopkins, Sanford A. Ibrahim, James W. Jennings, Ronald W. Moore, Jan Nicholson, Robert W. Richards, Anthony W. Schweiger and Noel J. Spiegel. Upon the recommendation of the Governance Committee of our board of directors, the board has nominated each of these individuals for reelection. All nominees have consented to be named in this proxy statement and to serve if elected. If, at the time of annual meeting, any nominee is not available for election, proxies may be voted for another person nominated by the board, or the size of the board may be reduced.

Biographical Information

Biographical information for each of the director nominees is provided below along with a discussion of each nominee’s specific experience, qualifications, attributes or skills that have led the board to conclude that he or she should be nominated for election or reelection:

Herbert Wender

Mr. Wender, 73, has served as non-executive Chairman of our board of directors since May 2005. He previously served in this role from August 1992 to May 1999 and as Lead Director from May 1999 until his current appointment. Mr. Wender served as Chairman of the Board and Chief Executive Officer of Radian Guaranty Inc., our principal mortgage insurance subsidiary (“Radian Guaranty”), from June 1983 until July 1992. Between 1998 and 2001, Mr. Wender also served as a director and Vice Chairman of LandAmerica Financial Group, Inc., a title insurance company. Before that, he was Chairman of the Board and Chief Executive Officer of LandAmerica Financial Group’s predecessor, Commonwealth Land Title Insurance Company. He has been a director of Radian since July 1992.

Mr. Wender’s extensive experience with leadership on our board of directors, his intimate familiarity with Radian, his prior management experience as Chief Executive Officer of our mortgage insurance subsidiary and his industry experience give him the expertise, skills and judgment to serve as a director and non-executive Chairman. Under Mr. Wender’s guidance, our board of directors has helped us navigate the recent turbulent economic environment with a thoughtful, measured approach that we believe has positioned Radian well for the future.

David C. Carney

Mr. Carney, 73, has served as President of Carney Consulting since March 1995. He served as Executive Vice President of Jefferson Health Systems, the parent company of a regional network of health care providers, from October 1996 until May 1999. Before that, he served as Chief Financial Officer of CoreStates Financial Corp, a banking and financial services holding company. Mr. Carney is a Certified Public Accountant and served as Philadelphia Area Managing Partner for Ernst & Young LLP from 1980 through 1991. Mr. Carney served as a director of ImageMax, Inc., a provider of outsourced document management solutions, from 1997 until 2003 and served as Chairman of the Board of ImageMax, Inc. from 1999 through 2003. Mr. Carney currently serves as a director of California State Automobile Association Inter-Insurance Bureau, AAA Mid-Atlantic, Inc., and AAA Club Partners. He has been a director of Radian since November 1992.

Mr. Carney’s service as a director of Radian for over 18 years gives him significant knowledge of Radian, its history and its businesses. Mr. Carney’s experience as a CPA, as managing partner of the Philadelphia office of one of the “big four” nationally recognized accounting firms, and as a Chief Financial Officer of a large, publicly-traded financial institution give him particular financial expertise and management experience relevant to his qualifications as a director and as the Chairman of the Audit Committee of our board of directors. In addition, Mr. Carney’s consulting experience and service on other boards of directors give him a broad perspective and insight on effectively running and advising a business.

Howard B. Culang

Mr. Culang, 64, has served as President of Laurel Corporation, a financial services firm, since January 1996. Mr. Culang was a Managing Member of JH Capital Management LLC from July 1998 to 2010, and of Cognitive Capital Management LLC from April 2001 to December 2005, each of which is a management company for a private equity fund. Mr. Culang has served as Vice Chairman of Residential Services Corporation of America, the holding company for Prudential Home Mortgage, Lender’s Service, Inc. and Prudential Real Estate Affiliates, and as a Managing Director and member of the Executive Committee of the Prudential Home Mortgage Company, where he worked from November 1985 to December 2005. Mr. Culang also held a number of senior management positions with Citibank, N.A., including being designated as Senior Credit Officer. He has been a director of Radian since June 1999.

Mr. Culang’s service as a director of Radian for over 11 years gives him significant knowledge of Radian, its history and its businesses. In addition, his significant management experience in the mortgage and financial services industries gives him valuable expertise and a broad understanding of the mortgage business. These experiences are particularly relevant in Mr. Culang’s role as Chairman of the Credit Committee of our board of directors.

Lisa W. Hess

Ms. Hess, 55, is President and Managing Partner of SkyTop Capital Management LLC, an investment fund, since October 2010. From October 2002 to December 2008, she was the Chief Investment Officer of Loews Corporation, a diversified holding company, where she was responsible for managing approximately $50 billion in assets. Ms. Hess was a Founding Partner of Zesiger Capital Group, a diversified money manager, and also has held positions at First Boston Corporation, Odyssey Partners and Goldman, Sachs & Co. and has served on the U.S. Treasury Debt Advisory Committee and the Federal Reserve Bank of New York Investors Advisory Committee. Since June 2009, Ms. Hess has been a Trustee of Teachers Insurance and Annuity Association (TIAA), serving on the investment, real estate, customers and products and corporate governance committees. She was appointed as a director of Radian in February 2011.

Ms. Hess’s extensive experience with managing financial assets, including in her current role with SkyTop Capital Management LLC, as a chief investment officer of Loews Corporation, and as a member of various investment and advisory committees, gives her a broad range of expertise with respect to investments and the capital markets that will be particularly beneficial to the board and its Finance and Investment Committee. Her current position as President and Managing Partner of SkyTop Capital Management LLC brings a current, day-to-day business perspective that will be valuable in enhancing board oversight during today’s challenging operating environment. In addition, her experience serving on the corporate governance committee at TIAA will bring an added perspective and insight to the board’s consideration of corporate governance issues and the concerns of institutional shareholders.

Stephen T. Hopkins

Mr. Hopkins, 60, is President of Hopkins and Company LLC, a management consulting business he formed in February 1999. From 1976 to January 1999, he held a number of managerial positions with Federal Home Loan Mortgage Corporation, a government sponsored enterprise that purchases and securitizes qualified mortgage loans, serving as Senior Vice President and National Sales Director from April 1994 through August 1998. He has been a director of Radian since June 1999.

Mr. Hopkins’ service as a director of Radian for over 11 years gives him significant knowledge of Radian, its history and its businesses. Additionally, Mr. Hopkins’ experience of over 20 years with the Federal Home Loan Mortgage Corporation gives him specialized insight into the home mortgage industry and the role of government sponsored enterprises within the industry. Because Radian deals routinely with such government sponsored enterprises, Mr. Hopkins’ experience is especially valuable in this regard. Having served as an executive officer, he has broad general management experience and expertise to apply to many aspects of Radian’s business, including in his role as Chairman of the Compensation and Human Resources Committee of our board of directors.

Sanford A. Ibrahim

Mr. Ibrahim, 59, has served as Radian’s Chief Executive Officer since May 2005. Before joining Radian, from 1999 until April 2005, Mr. Ibrahim was President and Chief Executive Officer of GreenPoint Mortgage Funding, Inc., a residential mortgage lender. In 1999, Mr. Ibrahim served as Chief Operating Officer of the combined mortgage businesses of GreenPoint Financial Corp., the former parent company of GreenPoint Mortgage Funding Inc., and from 1997 through 1998, served as an Executive Vice President of GreenPoint Financial Corp. Mr. Ibrahim has been a member of the Residential Board of Governors of the Mortgage Bankers Association of America and is a member of the board of directors of the California Mortgage Bankers Association and the Institute for International Education. He has been a director of Radian since joining us in May 2005.

Mr. Ibrahim was appointed to be our CEO because of his strong leadership skills and his exceptional expertise, background and industry reputation. As discussed above, Mr. Ibrahim has industry-specific management experience and expertise and has had extensive involvement in applicable professional associations. In addition, in his role as both a board member and CEO, Mr. Ibrahim serves as an important liaison between the board and management, a role that is extremely valuable in helping the board perform its oversight function.

James W. Jennings

Mr. Jennings, 74, was a partner in the Philadelphia office of the law firm of Morgan, Lewis & Bockius LLP from 1970 until his retirement in November 2002. He currently serves as a member of the Independent Review Committee of a family of mutual funds managed by SEI Investments Canada Company, a subsidiary of SEI Investments Company. He has been a director of Radian since January 1993.

Mr. Jennings’ service as a director of Radian for over 18 years gives him significant knowledge of Radian, its history and its businesses. Mr. Jennings’ decades-long practice as a corporate and securities lawyer and his ongoing role as a member of the Independent Review Committee of a family of mutual funds give him particular insight into many of the issues facing publicly traded companies and their boards of directors and also provide a valuable perspective on corporate governance and financial issues.

Ronald W. Moore

Mr. Moore, 65, was an Adjunct Professor of Business Administration at Harvard Business School from 1990 until his retirement in 2010. From 1974 to 1990, he held a number of positions at Shearson Lehman Brothers Inc., including as Managing Director. Mr. Moore has been a director of Radian since November 1992.

Mr. Moore’s service as a director of Radian for over 18 years gives him significant knowledge of Radian, its history and its businesses. Mr. Moore’s background in business administration gives him an academic’s perspective on our business, and provides the board with access to different and current views on the issues facing the Company and its businesses. Mr. Moore’s experience in investment banking also is particularly relevant in his role as Chairman of the Finance and Investment Committee of our board of directors.

Jan Nicholson

Ms. Nicholson, 66, has been President of The Grable Foundation, a private, charitable foundation that is dedicated to helping children and youth through improving their educational opportunities, since 1990. From 1998 to 2000, she was Managing Director of MBIA Insurance Corporation, a financial guaranty insurer, where she oversaw Portfolio Management and Strategic Risk Assessment functions. From 1994 to 1998, Ms. Nicholson was Managing Director in charge of Research and Development for Capital Markets Assurance Corporation, a financial guaranty insurer. Ms. Nicholson has been a director of Ball Corporation, a supplier of metal and plastic packaging products and of aerospace and other technologies, since 1994. She has been a director of Radian since September 2003.

Ms. Nicholson’s experience in the bond insurance industry, banking experience focused on derivatives and securitizations and experience focused on workouts of large commercial real estate loans provide a breadth of knowledge regarding the financial sector. Her specific experience in debt portfolio management and risk assessment are particularly important in supporting the board’s risk oversight responsibilities.

Robert W. Richards

Mr. Richards, 68, was Chairman of the Board of Source One Mortgage Services Corporation, a mortgage banking company, from 1989 until his retirement in 1996. He held a number of managerial positions with Source One from 1971 through 1996, serving as President from 1987 to 1989. He has been a director of Radian since November 1992.

Mr. Richards’ service as a director of Radian for over 18 years gives him significant knowledge of Radian, its history and its businesses. Further, his mortgage banking management experience provides the board with additional industry-specific knowledge and insight. His extensive board leadership experience helps provide additional insight into a board’s oversight role and function.

Anthony W. Schweiger

Mr. Schweiger, 69, is CEO and Managing Principal of The Tomorrow Group, LLC, a governance and management consulting firm, since 1993. From March 2001 to September 2010, he was the Chairman and Managing Principal of e-brilliance, LLC, a technology consulting firm. Prior to forming e-brilliance, LLC and The Tomorrow Group, LLC, he served at different times as the President and Chief Executive Officer, and Executive Vice President/Chief Operating Officer of Meridian Mortgage Corporation, and he holds the Certified Mortgage Banker designation. From 2001 through 2008, Mr. Schweiger was also a director and Chairman of the Audit and Compensation Committees of Paragon Technologies, Inc., a manufacturer of material handling systems, and from 2004 through 2005, as a director and Chairman of the Audit and Governance Committees of United Financial Mortgage Corporation, a provider of residential mortgages. He has been a director of Radian since November 1992.

Mr. Schweiger’s service as a director of Radian for over 18 years gives him significant knowledge of Radian, its history and its businesses. Mr. Schweiger’s extensive management experience within the mortgage industry further enhances his qualifications to serve as a director. His work with e-brilliance, LLC allows him to provide a broad perspective on techniques for effectively running a business, while his role in leading a governance and consulting firm allows him to provide current and thoughtful perspectives regarding governance, a skill that is of significant value in his role as Chairman of the Governance Committee of our board of directors.

Noel J. Spiegel

Mr. Spiegel, 63, was a partner at Deloitte & Touche, LLP, where he practiced from September 1969 until his retirement in May 2010. In his over 40 year career at Deloitte, he has served in numerous management positions, including as Deputy Managing Partner, member of the Executive Committee, Managing Partner of Deloitte’s Transaction Assurance practice, Global Offerings and IFRS practice and Technology, Media and Telecommunications practice (Northeast Region), and as Partner-in-Charge of Audit Operations in Deloitte’s New York Office. He was appointed as a director of Radian in February 2011.

Mr. Spiegel’s significant prior service as a partner at Deloitte provides him with a depth of experience in management, financial reporting, risk management, and public accounting and finance that will be of significant value to the board and its Audit Committee. In addition, his work with many public companies as an independent auditor provides him with a unique perspective and depth of insight with respect to corporate governance, board leadership and corporate strategy.

Additional Information Regarding Directors

For additional information regarding our board of directors, its standing committees, and our standards for corporate governance and director independence, refer to the sections entitled “Corporate Governance and Board Matters” and “Compensation of Executive Officers and Directors—Director Compensation” below.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES. SIGNED PROXIES WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

PROPOSAL 2

APPROVAL OF AMENDMENT TO

THE RADIAN GROUP INC. 2008 EQUITY COMPENSATION PLAN

We are asking our stockholders to approve an amendment to the Radian Group Inc. 2008 Equity Compensation Plan (the “2008 Equity Plan” or the “Plan”) to increase the number of shares available for issuance under the 2008 Equity Plan by 3,150,000 additional shares and to make certain other changes as discussed below. As of the record date, 861,442 shares remained available for grant under the 2008 Equity Plan.

The purpose of the 2008 Equity Plan is to attract, motivate and retain highly qualified officers, directors, employees and other key individuals. We believe that providing these individuals with an opportunity to acquire a direct proprietary interest in the future success of Radian will incentivize these individuals to improve our business and results of operations and more closely align the interests of Plan participants with those of our stockholders. Accordingly, we believe the amendment to the 2008 Equity Plan is critical to our overall compensation strategy and necessary to further our compensation principles and objectives as discussed below under “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis—Compensation Principles and Objectives.”

The 2008 Equity Plan was originally approved by our stockholders in May 2008. In connection with this approval, we agreed not to grant any additional awards under our previous equity plan, the 1995 Equity Compensation Plan (the “1995 Equity Plan”). In May of 2009 and 2010, our stockholders approved increases in the authorized shares under the 2008 Equity Plan in the amounts of 667,000 and 800,000 shares, respectively, among other changes. On February 9, 2011, our board of directors approved an increase in the authorized shares under the 2008 Equity Plan and certain other changes, and adopted the Plan as amended, which is the subject of this Proposal 2.

In addition to increasing the number of shares available for issuance under the 2008 Equity Plan, the proposed amendment to the Plan:

•

Sets forth the terms and conditions that the Compensation and Human Resources Committee may use in making awards that are intended to be “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”);

•

Increases the rate by which shares subject to certain future grants of restricted stock, restricted stock units (“RSUs”), phantom stock or performance shares (collectively, “full value grants”) decrease our flexible share reserve under the Plan. See “Awards Under Our Equity Compensation Plan” below;

•

Permits the Compensation and Human Resources Committee to delegate to the Chief Executive Officer of the Company the authority to make grants under the 2008 Equity Plan to employees, consultants, and advisors who are not executive officers, directors, or principal shareholders, so long as such grants are not intended to be “qualified performance-based compensation” for purposes of Section 162(m) of the Code and certain other conditions are met;

•

Provides that, unless the Compensation and Human Resources Committee determines otherwise, dividends or dividend equivalents on performance-based grants will vest and become payable at the same time and to the same extent as the underlying awards;

•	Sets forth the actions that the Compensation and Human Resources Committee may take with respect to outstanding grants in the event of a change of control;

•	Increases the maximum number of shares that may be granted to any individual grantee in a calendar year to 1,000,000 shares;

•	Establishes, or in some cases revises, the amount of full value grants that can be granted, with no restriction or performance period;

•	Provides additional flexibility to establish the terms of certain awards in the grant letter;

•	Clarifies that all awards under the 2008 Equity Plan will be subject to any applicable clawback or recoupment policies that may be implemented by the Company;

•	Extends the term of the 2008 Equity Plan from December 31, 2018 to May 11, 2021; and

•	Clarifies the consequences of retirement, death or disability on certain awards, as well as making other clarifying changes.

The full text of the 2008 Equity Plan, as amended and restated by our board on February 9, 2011, subject to the approval of our stockholders at the 2011 annual meeting of stockholders, is included as Appendix A to this proxy statement. The description below of the 2008 Equity Plan, as amended and restated, is qualified by reference to the full text of the 2008 Equity Plan attached as Appendix A. If the amendment is not approved by our stockholders, the 2008 Equity Plan will continue as currently in effect.

Awards Under Our Equity Compensation Plan

As of the record date, an aggregate of 3,267,000 shares of common stock are reserved for issuance under the 2008 Equity Plan, of which 2,009,428 shares have been awarded. This 2,009,428 share number corresponds to 2,405,558 shares after taking into account the reserve adjustment under the Plan for previously granted awards and by assuming the maximum issuance of shares for performance-based awards. Each full value grant under the 2008 Equity Plan (other than those settled in cash) reduces the reserve shares available for grant under the Plan by 1.14 shares for every share subject to such grant (1-1/3 shares for grants made prior to May 13, 2009). With the amendment subject to this proposal, each full value grant under the 2008 Equity Plan (other than those settled in cash) will reduce the reserve available for grant under the 2008 Equity Plan by 1.19 shares for every share subject to such grant (1-1/3 shares for grants made prior to May 13, 2009 and 1.14 shares for grants made on and after May 13, 2009 and prior to the date of stockholder approval of this proposal). Awards under the 2008 Equity Plan that provide for settlement solely in cash (and not in shares of common stock) do not count against the share reserve. As of the record date, 861,442 shares of our common stock remain available for grant.

The amendment would increase the number of shares available for grant under the 2008 Equity Plan by 3,150,000 additional shares to an aggregate of 6,417,000 shares of our common stock or 4,011,442 shares available for future awards. This 4,011,442 share number corresponds to 4,407,572 shares of common stock without taking into account the reserve adjustment under the Plan for previously issued shares and our assumptions regarding the issuance of performance-based shares.

In connection with the stockholder approval of the 2008 Equity Plan in May 2009, the Compensation and Human Resources Committee of our board of directors committed to administer the grant of awards under the 2008 Equity Plan such that the average annual burn rate for grants made during fiscal years 2009, 2010 and 2011 would not exceed 2.18% of the number of shares of common stock that we anticipated would be outstanding over such three-year period. The annual burn rate is calculated by dividing (i) the number of shares granted under the Plan in each fiscal year by (ii) the fiscal year-end weighted average of common shares outstanding. For purposes of calculating the number of shares granted in a year with respect to the burn rate, shares subject to full value grants count as 1.5 shares for every one share actually issued in connection with such award. Cash-settled awards will not be taken into account for purposes of calculating the annual burn rate. Our three-year average burn rate was 0.96% as of December 31, 2010.

As of the record date, our non-employee directors and employees held (i) stock options to purchase a total of 3,178,020 shares of our common stock, of which 2,394,448 options are vested, with a weighted average per share exercise price of $27.93 and weighted average remaining term of 2.85 years, (ii) 392,908 shares of restricted stock, (iii) 518,441 shares of common stock issuable upon the conversion of unvested phantom stock, excluding dividend equivalents, and (iv) 287,126 RSUs to be settled in shares of common stock upon vesting (with a potential maximum payout of 304,950 shares for those grants of RSUs that are subject to performance-based conditions). On the record date, the closing price of our common stock on the New York Stock Exchange (“NYSE”) was $6.71.

Plan Benefits

Participation and the types of awards under the 2008 Equity Plan are subject to the discretion of the Compensation and Human Resources Committee of our board of directors, and as a result, the benefits or amounts that will be received by any participant or groups of participants under the 2008 Equity Plan, including from any additional shares authorized under the 2008 Equity Plan, are not currently determinable. On the record date, there were eight executive officers, eleven non-employee directors and approximately 700 employees who were eligible to participate in the 2008 Equity Plan.

During 2010, we granted the following awards under the 2008 Equity Plan:

Named of Individual or Group	Non-Qualified Stock Options (#)	Per Share Exercise Price of Non-Qualified Stock Options ($)	Stock Appreciation Rights (SARs) (#) (1)	Per Share Exercise Price of SARs ($)		Restricted Stock Units (#) (2)	Value of Restricted Stock Units ($) (3)
Sanford A. Ibrahim	87,900	$10.42	*	$	*	72,800	$875,784
C. Robert Quint	22,000	10.42	*		*	18,200	218,946
Teresa Bryce Bazemore	44,000	10.42	*		*	36,400	437,892
Robert H. Griffith	19,300	10.42	*		*	22,500	236,030
H. Scott Theobald	15,400	10.42	*		*	12,800	153,984
All current executive officers, as a group	218,000	10.42	*		*	187,000	2,214,965
All directors who are not executive officers, as a group	0	*	*		*	108,921	1,135,000
All employees who are not executive officers, as a group	27,400	10.42	192,100		10.42	191,800	2,275,829

*	Not applicable.

(1)	Stock appreciation rights granted in 2010 are to be settled in cash.

(2)	Of the RSUs granted in 2010: (i) 271,421 RSUs are to be settled in cash (of which 162,500 RSUs granted to our non-executive employees are subject to performance based vesting, and the remaining 108,921 RSUs granted to our non-employee directors are subject to time based vesting), and (ii) 216,300 RSUs granted to our employees, including our executive officers, are to be settled in shares of our common stock (of which 203,300 RSUs are subject to performance based vesting, while the remaining 13,000 RSUs granted to new hires are subject to time based vesting).

(3)	Represents the grant date fair value of the awards computed in accordance with the accounting standard regarding share-based compensation payments. For a discussion of the assumptions used by us in calculating these amounts, see Note 16, “Share-Based and Other Compensation Programs,” of the Notes to Consolidated Financial Statements included in our 2010 Annual Report on Form 10-K.

Description of the Plan

Shares Subject to the Plan.    The 2008 Equity Plan, as amended, authorizes the issuance of up to 3,267,000 shares of our common stock, and with the amendment subject to this proposal, would authorize the issuance of 6,417,000 shares of our common stock of which 4,011,442 shares would be available for future issuance. This 4,011,442 share number corresponds to 4,407,572 shares of common stock without taking into account the reserve adjustment under the Plan for previously issued shares and our assumptions regarding the issuance of shares for performance-based awards. Of the reserved number of shares, 2,009,428 shares have been awarded as of the record date to be settled in stock. This 2,009,428 share number corresponds to 2,405,558 shares after taking into account the reserve adjustment under the Plan for previously issued shares and our assumptions regarding the issuance of shares for performance-based awards. Any shares subject to options or stock appreciation rights (“SARs”) granted under the 2008 Equity Plan that terminate, expire or are cancelled without being exercised, and any shares of restricted stock, phantom stock, restricted stock units or performance share awards, that are forfeited or otherwise terminate or are cancelled without being vested or settled in full, will become available for reissuance under the 2008 Equity Plan. Other shares, such as those tendered in payment of an option exercise price or withheld for taxes under the 2008 Equity Plan, or subject to awards that expire or are forfeited under our 1995 Equity Plan, will not be added to the number of shares reserved under the 2008 Equity Plan.

Each option or SAR granted under the 2008 Equity Plan, other than cash-settled awards, will reduce the reserve available for grant under the 2008 Equity Plan by one share for every share subject to such grant. Each full value grant under the 2008 Equity Plan, other than cash-settled awards, will reduce the reserve available for grant under the 2008 Equity Plan by 1.19 shares for every share subject to such grant (1-1/3 shares for grants made prior to May 13, 2009 and 1.14 shares for grants made on and after May 13, 2009 and prior to the date of stockholder approval of this proposal). Any shares subject to awards that are settled in cash rather than common stock will become available for reissuance under the 2008 Equity Plan, and awards providing for settlement solely in cash will not reduce the shares available for grant under the 2008 Equity Plan.

Administration of the Plan.    The 2008 Equity Plan is administered by a committee of our board of directors (referred to in this “Description of the Plan” as the “committee”), with grant decisions made by at least two non-employee directors, each of whom is an “outside director” as defined under Section 162(m) of the Code, a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and otherwise an independent director under the rules and regulations of the NYSE. The Compensation and Human Resources Committee of our board of directors has been appointed by the board to administer the 2008 Equity Plan. Subject to the 2008 Equity Plan, the committee has the sole authority to determine:

•	who will receive grants under the Plan;

•	the type, size and terms of each grant;

•	when the awards will be granted and the duration of any exercise or restriction period;

•	any restrictions on resale applicable to the shares to be issued or transferred pursuant to a grant; and

•	any other matters arising under the Plan.

Under the amendment subject to this proposal, the committee is given authority to delegate to the Chief Executive Officer the authority to make grants under the 2008 Equity Plan to employees, consultants, and advisors who are not subject to the restrictions of Section 16(b) of the Exchange Act. However, the Chief Executive Officer will not be permitted to make grants that are intended to meet the requirements of “qualified performance based compensation” pursuant to the requirements of Section 162(m) of the Code and all grants must be made in accordance with appropriate parameters set by the committee. Any delegation of authority will be subject to such conditions and limitations as may be determined by the committee and will be subject to applicable law, including Delaware law and the rules of the NYSE or such other securities exchange on which our common stock is then listed.

Grants.    Awards under the 2008 Equity Plan may consist of incentive stock options within the meaning of Section 422 of the Code (referred to as “ISOs”), non-qualified stock options (referred to as “NQSOs”), restricted stock grants, restricted stock units, stand-alone and tandem SARs, phantom stock and performance shares. Each grant of restricted stock, restricted stock units, phantom stock and performance shares may be designed to meet the requirements of “qualified performance-based compensation” under Section 162(m) of the Code.

Eligibility for Participation.    Our officers and employees are eligible to participate in the 2008 Equity Plan. Non-employee directors and consultants and advisors are eligible to participate in the 2008 Equity Plan, but are not permitted to receive grants of ISOs or performance shares. Under the amendment subject to this proposal, no grantee may receive grants of more than 1,000,000 shares of our common stock in any calendar year, subject to certain adjustments as set forth in the 2008 Equity Plan.

No Repricing.    Under the 2008 Equity Plan, repricing of stock options and SARs (including a reduction in the exercise price of stock options or SARs or replacement of an award with cash or another award type) without stockholder approval is prohibited, except in connection with a corporate transaction such as a merger, spin-off or reorganization.

Stock Options; Exercise Price, Term, Vesting and Method of Exercise.    The 2008 Equity Plan provides that the exercise price of an ISO or NQSO may not be less than the fair market value of our common stock on the date the option is granted. If the grantee of an ISO owns more than 10% of the total combined voting power of all classes of our stock, the exercise price of the ISO may not be less than 110% of the fair market value of a share of our common stock on the date the option is granted. All of the outstanding options under our 1995 Equity Plan and our 2008 Equity Plan are NQSOs.

The Compensation and Human Resources Committee determines the term for each option, up to a 10-year maximum (except the term of an ISO may not exceed five years if the grantee owns more than 10% of the total combined voting power of all classes of our stock). Unless otherwise specified in the applicable grant, each option vests ratably over four years, beginning one year after the date of grant. Unless otherwise specified in the grant letter, as long as the grantee is still employed by, consulting or advising for, or serving as a director of, Radian, if not sooner vested by its terms, each option fully vests upon the earliest of:

•	the grantee’s retirement in the case of an employee or a non-employee director, as defined under the 2008 Equity Plan (see “Certain Other Definitions” below);

•	five years from the date of the grant; or

•	the grantee’s death or, in the case of an employee or a non-employee director, the grantee’s disability (see “Certain Other Definitions” below).

A grantee who is a consultant or advisor will not be subject to accelerated vesting upon retirement or disability.

Options granted before May 13, 2009 fully vest upon a change of control of Radian if the grantee is still employed by or serving as a director of Radian at such time. The treatment of options granted on or after May 13, 2009 upon a change of control will be determined by the Compensation and Human Resources Committee and specified in the grant letter. For awards that were granted to employees on or after May 13, 2009, the grant letters contained a “double-trigger,” providing that options will become immediately vested and exercisable only if (1) there is a change of control of Radian and (2) the grantee’s employment with us is terminated by us without cause or by the grantee for good reason during the period beginning on the date that is 90 days before the change of control and ending on the date that is one year following the change of control. For additional information, see “Adjustment Provisions; Change of Control of Radian” below.

Payment of the option price upon the exercise of an option may be made in cash or, subject to any conditions imposed by the Compensation and Human Resources Committee, by tendering shares of common stock owned by the grantee, by having shares of common stock that are subject to the exercisable option be withheld to pay the exercise price, by authorizing a third party to sell shares of common stock acquired upon exercise of the option and paying to the Company a sufficient portion of the sale proceeds to pay the exercise price and any applicable tax withholding, or any combination of the foregoing payment methods.

In the event that a grantee’s service relationship with us terminates, the reason for termination will dictate the length of the post-termination exercise period available. In the case of a voluntary termination, the grantee will generally have 90 days to exercise the option. In the event of involuntary termination by us without cause, as defined under the 2008 Equity Plan (see “Certain Other Definitions” below), the grantee will generally have one year to exercise the option. Upon the retirement or disability of a grantee who is an employee or non-employee director, or upon the death of any grantee (including a consultant or advisor), the grantee (or his or her legal representative) will be entitled to exercise the option for its full remaining term. In the event of termination for cause, including with respect to a grantee who is a non-employee director, such director’s removal from the board of directors for cause, any options held by such grantee will immediately terminate. The Compensation and Human Resources Committee may vary or extend the post-termination exercise periods noted above, subject to the remaining term of the option. In no event will the option be exercisable after the date of expiration of the option exercise period.

Restricted Stock and Restricted Stock Units.    The Compensation and Human Resources Committee may issue shares of our common stock in the form of a restricted stock grant, or grant the right to receive shares of our common stock (or cash equal to the fair market value of the shares) under a grant of restricted stock units. The shares underlying a grant are issued in consideration for cash or services rendered having a value, as determined by our board of directors, at least equal to the par value of our common stock. Unless otherwise provided in the applicable grant letter, if a grantee’s service relationship with us terminates while the shares or units are subject to restrictions, the restricted stock grant or restricted stock units grant will terminate with respect to all shares that are subject to restrictions, and such shares or units will be immediately forfeited. While shares or units are subject to restrictions, a grantee may not sell, assign, transfer, pledge or otherwise dispose of them, except to a successor grantee in the event of the grantee’s death. Holders of restricted stock will have the right to receive any cash dividends paid during the restriction period; holders of restricted stock units are not entitled to receive dividends. All restrictions imposed under a restricted stock grant or restricted stock unit grant lapse after the applicable restriction period. The restriction period for any restricted stock grant or restricted stock unit grant, the vesting of which is based upon a continuing service relationship with us, shall be a minimum of three years from the grant date, and the restriction period for any restricted stock grant or restricted stock unit grant that is based upon performance criteria will be based upon performance over a minimum period of one year; provided, however, that full value grants of up to 10% of the number of shares subject to the initial Plan reserve, as set forth in the proposed amendment to the Plan (or 641,700 shares) may be issued with shorter or no restriction period or performance period, taking into consideration all full value grants so awarded. Except as specified in the grant letter, the restriction period shall automatically terminate upon the grantee’s retirement, death or disability, and, at such time, all restrictions on the restricted stock grant or restricted stock unit shall immediately lapse. For grants made before May 13, 2009, the restriction period terminates upon the occurrence of a change of control of Radian if the grantee is employed by Radian. The treatment for grants on or after May 13, 2009 upon a change of control will be determined by the Compensation and Human Resources Committee and specified in the grant letter. It is our intention that any future awards of restricted stock or restricted stock units will contain a “double-trigger” vesting requirement with respect to a change of control. For additional information, see “Adjustment Provisions; Change of Control of Radian” below.

Phantom Stock.    The Compensation and Human Resources Committee may grant phantom stock awards under the 2008 Equity Plan, which entitle the grantee to receive shares of our common stock on a date (referred to in the Plan as the “conversion date”) established by the committee. The Compensation and Human Resources Committee also may establish such restrictions on the vesting of phantom stock as it deems appropriate. Unless otherwise provided in the applicable grant letter, if a grantee’s service relationship with us terminates during any period in which vesting restrictions apply, the phantom stock grant terminates as to all shares covered by the grant as to which vesting restrictions have not lapsed and such shares will be forfeited. The requirements for vesting conditions for phantom stock under the 2008 Equity Plan are the same as those for restricted stock and restricted stock units as discussed above, including the 10% limit applicable to full value grants which may be granted with no minimum vesting period. Unless otherwise specified in the grant letter, we credit dividend equivalents to holders of phantom stock when dividends are paid on our common stock. All dividend equivalents granted to holders of phantom stock will become payable only at the same time and to the same extent as the underlying phantom stock award. All phantom stock is paid in whole shares of our common stock, with fractional shares paid in cash.

Stock Appreciation Rights.    The Compensation and Human Resources Committee may grant either stand-alone SARs or may grant SARs in tandem with a stock option for all or a portion of the applicable option, either when the option is granted or, in the case of an NQSO, at any time thereafter while the option remains outstanding. Upon the exercise of an option, any tandem SARs relating to our common stock covered by such option terminate. Upon the exercise of any tandem SARs, the related option terminates to the extent of an equal number of shares of our common stock.

Upon a grantee’s exercise of some or all of his or her SARs, the grantee receives in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, shares of our common stock or a combination thereof, as the committee may require. The stock appreciation for a SAR is the difference between the exercise price as described below and the fair market value of the underlying common stock on the date of exercise of the SAR. The exercise price of a stand-alone SAR will be the fair market value of a share of our common stock on the grant date of the SAR. The exercise price of a tandem SAR is either:

•	the exercise price of the related stock option; or

•

the fair market value of a share of our common stock on the date of grant of the SAR, if the SAR is granted after the date of grant of the stock option and an exercise price equal to the option price would result in the disallowance of our expense deduction upon exercise of the SAR under Section 162(m) of the Code or violate Section 409A of the Code.

Any stand-alone SAR will have a maximum term of ten years, and will be subject to vesting, acceleration and post-termination exercise periods comparable to those provided for NQSOs as discussed above. Any tandem SAR shall be exercisable only for as long as the related stock option is also exercisable.

Performance Share Awards.    The 2008 Equity Plan also provides for the granting of performance share awards to employees of the Company. A performance share award may entitle the grantee to receive shares of common stock or cash at the conclusion of the award term, contingent upon the satisfaction of specified performance goals established by the Compensation and Human Resources Committee for such award term. Holders of performance shares will have no voting rights, no rights to receive dividends or dividend equivalents or other ownership rights and privileges of a stockholder with respect to any performance share, provided, that the committee may provide in the grant letter that the grantee will be entitled to dividend equivalent rights on terms similar to those applicable to dividend equivalent rights provided to holders of phantom shares. As with the other awards discussed above, performance share awards are based on an award term of at least one year; provided, however, that full value grants of up to 10% of the number of shares subject to the initial Plan reserve, as set forth in the proposed amendment to the Plan (or 641,700 shares) may be issued with shorter or no restriction period or performance period, taking into consideration all full value grants so awarded.

Qualified Performance Based Compensation.    The 2008 Equity Plan permits the Compensation and Human Resources Committee to determine that grants of restricted stock, restricted stock units, phantom stock or performance share awards are to be considered “qualified performance based compensation” for purposes of Section 162(m) of the Code (“performance awards”). A performance award may entitle the grantee to receive shares of common stock or cash at the conclusion of the performance period, contingent upon the satisfaction of objective performance goals. When performance awards are granted, the committee shall establish (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum potential award that may be earned if the performance goals are met, and (iv) any other conditions that the committee deems appropriate and consistent with the requirements of Section 162(m) of the Code for “qualified performance-based compensation.” For purposes of establishing the objective performance goals, the goals must be substantially uncertain at the time they are established and such goals must be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The committee shall not have discretion to increase the amount of compensation that is payable pursuant to a performance award. At the end of the designated performance period the committee will determine to what extent the established performance goals have been met and shall certify the performance results for any award made for such period. The committee may provide in the grant letter to what extent a performance award shall be payable upon the grantee’s disability or death, or a change of control, or under other circumstances consistent with the requirements under Section 162(m) of the Code.

Amendment and Termination of the Plan.    Our board of directors may amend or terminate the Plan at any time. However, the Compensation and Human Resources Committee and our stockholders must approve any amendment to the extent required by applicable law, the Securities Exchange Commission (“SEC”) or NYSE regulations.

The 2008 Equity Plan will terminate on May 11, 2021 unless terminated earlier by our board of directors or further extended by the board with the approval of our stockholders. The expiration date was extended from December 31, 2018 by the amendment subject to this proposal.

Amendment and Termination of Outstanding Grants.    A termination or amendment of the 2008 Equity Plan that occurs after a grant is made will not terminate or amend the grant unless the grantee consents or unless the Compensation and Human Resources Committee revokes or modifies a grant that is contrary to applicable law. The grantee’s consent is not required for an amendment that merely accelerates the vesting or extends the post-termination exercise period of a grant or that does not adversely affect the grant.

Transferability of Awards.    Grants under the 2008 Equity Plan are generally not transferable, and all rights with respect to an award granted to a participant generally will be available only to the participant during a participant’s lifetime. The Compensation and Human Resources Committee may not implement any program that would give participants the opportunity to transfer for value any outstanding grants without stockholder approval.

Adjustment Provisions; Change of Control of Radian.    The number or kind of shares of our common stock available for grants or subject to outstanding grants may change as a result of changes made to our common stock by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares or any other change in capital structure made without receipt of consideration.

If any such event occurs, the number of shares of our common stock available for grant, the number of shares of our common stock available for grant to any individual grantee, the number of such shares covered by outstanding grants and the price per share or the applicable market value of such grants will be proportionately adjusted by the Compensation and Human Resources Committee to reflect any increase or decrease in the number or kind of shares of our common stock.

For awards granted prior to May 13, 2009, if a change of control of Radian occurs: (1) all options and SARs outstanding under the 2008 Equity Plan will become immediately vested and exercisable, and (2) all restrictions on outstanding restricted stock, restricted stock units and phantom stock grants will immediately lapse.

The treatment of awards granted on or after May 13, 2009 upon a change of control will be determined by the Compensation and Human Resources Committee and specified in the grant letter. For awards that were granted to employees on or after May 13, 2009, except as noted in this paragraph, the grant letters contain a “double-trigger,” providing that options and SARs outstanding will become immediately vested and exercisable and all restrictions on outstanding restricted stock will immediately lapse if (1) there is a change of control of Radian and (2) the grantee’s employment with us is terminated by us without cause or by the grantee for good reason during the period beginning on the date that is 90 days before the change of control and ending on the date that is one year following the change of control. For awards of performance-based restricted stock units that were granted to employees on or after May 13, 2009, the grant letters provide that the restricted stock units will automatically vest at the target award level upon a change of control. For awards of restricted stock units that were granted to directors on or after May 13, 2009, the grant letters provide that the restricted stock units will automatically vest in full upon the directors’ separation from service, if during the period commencing upon a change of control and within 90 days following the first meeting of stockholders of Radian, or the surviving company, following a change of control, the director is not (i) appointed or nominated for reelection to the board of directors of Radian, or the surviving entity, or (ii) reelected after nomination to the board of directors of Radian, or the surviving entity.

A change of control of Radian occurs when, unless otherwise specified in a grant letter:

•

a person or group (other than an employee or his or her family, Radian, any Radian or affiliate employee benefit plan or any federal or state governments, including any political subdivisions, departments, agencies or instrumentalities) acquires 40% or more of our shares then outstanding and entitled to vote for directors generally;

•	any person or group (other than an employee and his or her family) purchases substantially all of the assets of Radian; or

•

during any 24-month period, individuals who at the beginning of such period constituted our board of directors cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by our stockholders, of at least 75% of the directors who were not directors at the beginning of such period was approved by a vote of at least 75% of the directors in office at the time of such election or nomination who were directors at the beginning of such period.

Unless otherwise specified in a grant letter, upon a change of control the committee may take one or more of the following actions with respect to any or all outstanding grants, without the consent of any grantee: (A) the committee may determine that outstanding options and SARs shall be fully exercisable, restrictions on outstanding restricted stock grants shall lapse, and other grants shall become payable upon specified terminations of employment or at such other time as the committee determines, (B) the committee may require that grantees surrender their outstanding options and SARs for cancellation and the grantees shall receive one or more payments, in cash, common stock or other property, in an amount equal to the amount, if any, by which the then fair market value of the shares of our common stock subject to the unexercised options and SARs exceeds the exercise price, (C) after giving grantees an opportunity to exercise their options and SARs, any or all unexercised Stock Options and SARs shall be terminated, (D) with respect to grantees holding restricted stock units, phantom stock, or performance shares, the committee may determine that such participants shall receive one or more payments in settlement of such grants, in such amount and form and on such terms as may be determined by the committee, or (E) the committee may determine that grants that remain outstanding after the change of control shall be converted to similar grants of the surviving corporation or a parent or subsidiary of the surviving corporation. If the per share fair market value of the common stock does not exceed the per share exercise price of an option or SAR, the Company shall not be required to make any payment to the participant upon surrender of the option or SAR.

Company Policies.    All grants shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the board of directors from time to time.

Certain Other Definitions.    For purposes of the 2008 Equity Plan, unless otherwise specified in a grant letter:

•

A grantee’s “retirement” is defined as separation from service after attaining either age 65 with 5 years of credited service or age 55 with 10 years of credited service (age 55 with 5 years of credited service if so provided in the applicable employment agreement with the grantee that was in effect on February 10, 2010).

•

A grantee’s “disability,” in the case of an employee, is defined by reference to our long-term disability program, unless otherwise determined by the Compensation and Human Resources Committee. A grantee’s “disability,” in the case of a non-employee directors shall be defined in the grantee’s grant letter.

•

“Cause” for termination is generally defined as the grantee’s (1) indictment for, conviction of, or pleading nolo contendere to, a felony or a crime involving fraud, misrepresentation or moral turpitude (excluding minor traffic offenses); (2) fraud, dishonesty, theft or misappropriation of funds in connection with the grantee’s duties; (3) material violation of our Code of Conduct and Ethics or employment policies; or (4) gross negligence or willful misconduct in the performance of the grantee’s duties, in each case as determined in the sole discretion of the Compensation and Human Resources Committee.

The provisions of the 2008 Equity Plan that refer to “retirement” and “disability” shall not apply to a grantee who is a consultant or advisor.

Non-U.S. Grants.    The Compensation and Human Resources Committee may modify the terms and conditions of grants made to persons outside the United States, establish subplans for such persons with modified procedures, or otherwise take action to conform with the provisions of local laws and regulations or local practices and policies in foreign countries.

Federal Income Tax Consequences

The following summarizes the U.S. federal income tax consequences to grantees and to us of grants made under the 2008 Equity Plan. Grantees are urged to consult with their personal tax advisors concerning the application of the principles discussed below to their own situations and the application of state and local tax laws. This discussion is intended for the information of the stockholders considering how to vote at the annual meeting and not as tax guidance to individuals who will participate in the 2008 Equity Plan. The summary does not address the effects of other federal taxes or taxes imposed under state, local, or foreign tax laws.

From a grantee’s standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash, or delivery of actual shares of common stock. Future appreciation on shares of common stock held beyond the ordinary income recognition event will be taxable at capital gains rates (long-term or short-term depending on the holding period) when the shares of common stock are sold. As a general rule, we will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and we will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

Exceptions to these general rules may arise under the following circumstances: (i) if shares of common stock, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture) under section 83(b) of the Code; (ii) if a grantee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of common stock acquired upon exercise of such ISO are held until the greater of one year from the date of exercise or two years from the date of grant; (iii) we will not be entitled to a tax deduction for compensation attributable to awards to one of our top five officers, if and to the extent such compensation does not qualify as “performance-based compensation” under section 162(m) of the Code, and such compensation, along with any other non-performance-based compensation paid in the same year, exceeds $1 million, and (iv) an award may be taxable to the recipient as ordinary income, with an additional 20% tax, at the time it becomes vested (even if the vesting date is prior to settlement of the award), if the award constitutes “deferred compensation” under section 409A of the Code, and the requirements of section 409A of the Code are not satisfied.

Non-Qualified Stock Options.    There are no federal income tax consequences to grantees or to us upon the grant of an NQSO. Upon the exercise of NQSOs, grantees will recognize ordinary income in an amount equal to the excess of the fair market value of the shares when exercised over the exercise price of the NQSO. We generally will be entitled to a corresponding income tax deduction. Grantees who are employees will be subject to income tax and FICA withholding. Upon the sale of shares acquired upon exercise of a NQSO, a grantee will have a long-term or short-term capital gain or loss, depending on the length of time the grantee holds the shares prior to sale, in an amount equal to the difference between the amount realized upon the sale and the exercise price, plus the amount of ordinary income recognized by the grantee when the NQSO was exercised.

Incentive Stock Options.    Grantees will not be subject to income taxation upon the grant or exercise of ISOs, and we will not be entitled to an income tax deduction by reason of such grant or exercise. However, the amount by which the fair market value of the shares when the ISO is exercised exceeds the option price is an item of tax preference subject to the alternative minimum tax applicable to the person exercising the ISO. If the grantee disposes of shares acquired upon exercise of an ISO more than one year after the exercise and two years after the grant of the ISO, the grantee will recognize long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the option price, and we will not be entitled to any tax deduction. For this purpose, a disposition of ISO shares includes not only a sale or exchange, but also a gift or other transfer (with certain exceptions such as transfers upon death).

If such a “disqualifying” disposition occurs within one year from the date of exercise of the ISO or within two years from the date of grant, the grantee generally will recognize ordinary compensation income (not capital gain) equal to the lesser of the excess of the fair market value of the shares on the date of exercise over the option price, or the excess of the amount realized on the sale of the shares over the option price.

Any amount realized on a sale within one year from the date of exercise of the ISO or within two years from the date of grant in excess of the amount treated as ordinary compensation income (or any loss realized) will be a long-term or a short-term capital gain (or loss), depending upon the length of time the shares were held. We generally will be entitled to a tax deduction on such sale corresponding to the ordinary compensation income recognized by the grantee.

Restricted Stock.    A grantee normally will not recognize taxable income upon the grant of restricted stock, and we will not be entitled to a deduction, until such stock is transferable by the grantee or no longer subject to a substantial risk of forfeiture, whichever occurs earlier. However, a grantee will recognize ordinary compensation income on amounts paid to the grantee as dividends on shares of restricted stock while the stock remains subject to restrictions. We generally will be entitled to a deduction in the same amount when such amount is included in the grantee’s income. When restricted stock is either transferable or is no longer subject to a substantial risk of forfeiture, the grantee will recognize ordinary compensation income in an amount equal to the difference between the fair market value of the common stock at that time and the amount paid by the grantee for the shares, if any, or the grantee’s other tax basis in the shares. If we comply with applicable reporting requirements, we will be entitled to a deduction in the same amount and generally at the same time as the grantee includes the recognized amount in ordinary income, subject to the limit on deductible compensation for covered employees under Section 162(m) of the Code. However, a participant, within 30 days of receiving restricted stock, may elect under Section 83(b) of the Code to recognize ordinary compensation income in the year the restricted stock grant is awarded in an amount equal to the difference between the fair market value of our common stock at that time, determined without regard to the restrictions, and the amount paid by the grantee for the shares, if any. In this event, subject to the limit on deductible compensation for covered employees under Section 162(m) of the Code, we generally will be entitled to a deduction in the same year. Any gain or loss recognized by the grantee upon subsequent disposition of our common stock will be a long-term or short-term capital gain or loss, depending on the length of time the grantee holds the shares prior to sale. If, after making the election, any of our common stock subject to a restricted stock grant is forfeited, or if the market value declines during the restriction period, the grantee is not entitled to any tax deduction or tax refund.

Restricted Stock Units/Phantom Stock.    There are no immediate tax consequences of receiving an award of restricted stock units or phantom stock under the 2008 Equity Plan. If the grantee is an employee, the restricted stock units or phantom stock will be taxable for purposes of FICA and FUTA when the grant and any dividend equivalents are no longer subject to a substantial risk of forfeiture, regardless of whether the grantee has received a distribution with respect to such award at that time. A grantee who is awarded restricted stock units or phantom stock will recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee on the payment date. To the extent that the grantee has already paid FICA taxes with respect to the restricted stock units or shares of phantom stock, no additional FICA amounts will be owed on the payment date. If we comply with applicable reporting requirements, we will be entitled to a deduction in the same amount and generally at the same time as the grantee includes the recognized amount in ordinary income, subject to the limit on deductible compensation for covered employees under Section 162(m) of the Code.

Performance Share Awards.    There are no immediate tax consequences of receiving a grant of performance share awards under the 2008 Equity Plan. In the year in which the performance share awards are settled, the grantee will recognize ordinary income equal to the fair market value of the shares of common stock or cash received in settlement of the performance share awards. At that time, the grantee will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to a deduction in the same amount and generally at the same time as the grantee includes the recognized amount in ordinary income, subject to the limit on deductible compensation for covered employees under Section 162(m) of the Code.

Stock Appreciation Rights.    The grantee will not recognize any income upon the grant of a SAR. Upon the exercise of a SAR, the grantee will recognize ordinary compensation income in the amount of the cash and the fair market value of our shares of common stock received upon such exercise. We generally are entitled to a corresponding deduction.

Section 162(m).    Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its Chief Executive Officer or any of its four other most highly compensated officers in excess of $1 million in any year. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deduction cap, and therefore, remains fully deductible by the corporation that pays it. Under the 2008 Equity Plan, grants of ISOs, NQSOs, and SARs with an exercise price not less than fair market value on the date of grant, are intended to meet the requirements of performance-based compensation within the meaning of Section 162(m) of the Code. Other awards granted under the Plan will only meet the requirements of “performance-based compensation” if the Compensation and Human Resources Committee conditions such awards on the achievement of specific objective performance goals in accordance with the requirements of section 162(m) of the Code, as described under the section titled “Qualified Performance Based Compensation,” above.

Section 280G.    To the extent payments that are contingent on a change of control are determined to exceed certain Code limitations, they may be subject to a 20% nondeductible excise tax and our deduction with respect to the associated compensation expense may be disallowed in whole or in part.

Section 409A.    The Compensation and Human Resources Committee may permit a grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be delivered under the 2008 Equity Plan. Certain awards under the 2008 Equity Plan, such as restricted stock units, phantom stock and SARs, may involve elements of deferred compensation, which is governed by Section 409A of the Code. The committee may establish such rules and procedures as it may deem advisable and in our best interests in the event that Section 409A of the Code is implicated by any transaction under the 2008 Equity Plan. If an amount constitutes “deferred compensation” under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied, the grantee may be subject to a 20% excise tax in addition to ordinary income tax inclusion at the time the award becomes vested, plus interest.

Equity Compensation Plan Information

The following table provides information about our current equity compensation plans and arrangements in the aggregate as of December 31, 2010, not including the shares that would be added to the 2008 Equity Plan under this Proposal 2:

Plan Category (1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by stockholders (2)	3,962,152	$23.32	(3)	2,807,332	(4)
Equity compensation plans not approved by stockholders	—	—		—
Total	3,962,152	$23.32	(3)	2,807,332	(4)

(1)	The table does not include information for equity compensation plans assumed by us in mergers, under which we do not grant additional awards.

(2)	These plans consist of our 1995 Equity Plan, 2008 Equity Plan and our 2008 Employee Stock Purchase Plan.

(3)	Represents 3,227,411 non-qualified stock options and 518,441 shares of phantom stock issued under our 1995 Equity Plan and our 2008 Equity Plan and 216,300 RSUs issued under our 2008 Equity Plan. The shares of phantom stock and RSUs were granted at full value, and therefore, have a weighted average exercise price of $0. Excluding shares of phantom stock and RSUs from this calculation, the weighted average exercise price would have been $28.63.

(4)	Includes 1,026,356 shares available for issuance under our 2008 Equity Plan (not including the shares that would be added to the 2008 Equity Plan under this Proposal 2) and 1,780,976 shares available for issuance under our 2008 Employee Stock Purchase Plan, in each case as of December 31, 2010. In February 2011, we issued 70,826 RSUs and 84,172 non-qualified stock options under our 2008 Equity Plan. As a result, 861,442 shares currently remain available for grant under the 2008 Equity Plan. In January 2011, we issued 52,959 shares under our 2008 Employee Stock Purchase Plan. As a result, 1,728,017 shares currently remain available for issuance under this plan. When we obtained stockholder approval for our 2008 Equity Plan, we stated that we would not issue any additional shares under our 1995 Equity Plan. This also includes a reserve adjustment for RSUs and phantom stock awarded under the 2008 Equity Plan, as described elsewhere in this Proxy Statement.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 2008 EQUITY COMPENSATION PLAN. SIGNED PROXIES WILL BE VOTED “FOR” APPROVAL UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” section of this proxy statement and the accompanying tabular and narrative disclosures. This vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation.

As discussed under “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain the highest quality executive officers and to link our pay-for-performance philosophy with sound risk management practices. In particular, we took the following notable actions with respect to executive compensation in 2010:

•

In light of our financial results in 2010, the independent directors awarded Mr. Ibrahim $0 in short-term incentive compensation for 2010. The Compensation and Human Resources Committee awarded each of our other named executive officers significantly reduced short-term incentive compensation awards for 2010 (between 35% and 50% of target).

•

We continued to utilize our STI/MTI program, which enhances our performance and risk-based approach to compensation by reducing cash awards for short-term (one year) performance periods by incorporating a medium-term (two year) performance period. During the medium-term performance period, our executive officers continue to have pay at risk associated with (i) the performance of insurance written during the initial, short-term performance period and (ii) the on-going integrity of our financial results. In 2011, the Compensation and Human Resources Committee awarded to each of our named executive officers a cash payment for the first medium-term incentive award granted under the STI/MTI Plan. This award was based on the credit performance of our 2009 mortgage insurance portfolio. Due to the strong credit performance of this portfolio, the Compensation and Human Resources Committee paid to each of our named executive officers the 2009 medium-term incentive award at 115% of target.

•

We further expanded on our pay-for-performance philosophy by granting performance based RSUs to our named executive officers. These RSUs will only vest if we satisfy certain total shareholder return objectives, based on how our total shareholder return compares to comparable industry peers and companies included in the S&P 400 index over a three-year performance period.

•	We entered into new severance agreements with certain of our named executive officers and eliminated all change of control agreements with these executive officers.

In addition, effective April 5, 2011, we entered into a new employment agreement with Mr. Ibrahim, extending the term of his employment through December 31, 2014. In entering into this agreement, Mr. Ibrahim agreed to eliminate his enhanced severance payment upon a termination of his employment without cause or good reason in connection with a change of control and any tax gross-up to which he would have been entitled as a result of any “excess parachute payment” within the meaning of section 280G of the Internal Revenue Code. See “Potential Payments Upon Termination of Employment or Change of Control—Compensation Related Agreements” below.

While this vote is advisory and non-binding, the Compensation and Human Resources Committee and our board of directors value the opinion of our stockholders and will take into account the outcome of the vote when considering future executive compensation matters. We are asking our stockholders to indicate their support for the compensation of our named executive officers by voting “FOR” this proposal and the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of

Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT. SIGNED PROXIES WILL BE VOTED “FOR” APPROVAL UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders with an opportunity to cast an advisory, non-binding vote on the frequency of the advisory vote set forth in Proposal 3. Stockholders can indicate their preference on whether we should hold an advisory vote on named executive officer compensation annually, every two years or every three years. Stockholders also have the option to abstain from voting on this matter.

Our board of directors currently believes that an ANNUAL advisory vote on executive compensation would be most appropriate. As discussed below under “Compensation Discussion and Analysis—Executive Summary and Compensation Philosophy—Overview of 2010 Performance and Compensation,” we continue to face significant challenges in each of our businesses and the overall business, economic, and regulatory environment remains uncertain. During this period, an ANNUAL advisory vote will permit our stockholders to provide important and frequent input on our executive compensation practices. This is consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

Our board of directors values the opinion of our stockholders and will take into account the outcome of the vote when considering the frequency of the advisory vote set forth in Proposal 3. Because this vote is advisory, however, it is not binding on our board, and our board may decide it is in the best interests of the Company and our stockholders to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstain from voting) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of our board of directors.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS THAT A VOTE “FOR” THE OPTION OF ONCE EVERY YEAR (“1 year”) AS TO THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS. SIGNED PROXIES WILL BE VOTED “FOR” THE OPTION OF ONCE EVERY YEAR UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

PROPOSAL 5

RATIFICATION OF THE APPOINTMENT

OF PRICEWATERHOUSECOOPERS LLP

General

The Audit Committee of our board of directors is responsible for selecting an independent registered public accounting firm to perform the annual audit of our financial statements. The Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2011 is being submitted to our stockholders for ratification. A representative of PwC is expected to attend our annual meeting, will have an opportunity to make a statement if he or she desires, and will be available to respond to questions.

If the stockholders fail to ratify the appointment of PwC, the Audit Committee will reconsider whether or not to retain the firm. You should note that, even if the appointment of PwC is approved at the annual meeting, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time if it determines that such a change would be in our best interests and those of our stockholders.

Independent Registered Public Accounting Firm Fees and Services

The following is a summary of the fees billed for professional services rendered to Radian by PwC for the fiscal years ended December 31, 2010 and December 31, 2009:

Type of Fees	2010	2009
Audit Fees	$5,552,123	$5,762,405
Audit-Related Fees	316,810	509,080
Tax Fees	77,167	287,353
All Other Fees	144,283	1,500

Total	$6,090,383	$6,560,338

For purpose of the above table, in accordance with the SEC’s definitions and rules:

•

“Audit Fees” are fees for professional services for the audit of the financial statements included in our Annual Report on Form 10-K (which includes an audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002), for the review of our financial statements included in our Quarterly Reports on Form 10-Q, and for services that normally are provided in connection with statutory and regulatory filings.

•

“Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not reported under “Audit Fees,” including services related to employee benefit plan audits, the filing of registration statements and consultation on reporting matters.

•	“Tax Fees” are fees for tax compliance, tax advice and tax planning.

•

“All Other Fees” are fees for products and services provided by our independent registered public accounting firm other than those services reported above, including services provided in connection with the implementation of a new claims management system in 2010 and licenses for technical accounting research software.

All services provided by PwC and listed in the table above were pre-approved by the Audit Committee. The Audit Committee considered the nature of the non-audit services provided by the independent registered public accounting firm providing such services and determined that those services were in compliance with the provision of independent audit services by such firm.

Pre-Approval Policy

In addition to retaining PwC to audit our consolidated financial statements for 2010, we retained PwC to provide other auditing and advisory services as discussed above. We understand the need for PwC to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of PwC, our Audit Committee is required to pre-approve all non-audit work performed by PwC in accordance with applicable SEC rules and our pre-approval policy.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS RADIAN’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011. SIGNED PROXIES WILL BE VOTED “FOR” RATIFICATION UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors and its Standing Committees

Our board of directors holds regular quarterly meetings, and holds special meetings as and when necessary. Our board met 14 times during 2010. Our non-management directors meet in executive sessions at the conclusion of each regularly scheduled board meeting and frequently meet in executive session following each special meeting of the board. Each director participated in at least 75% of the meetings of the board and the committees on which he or she served during 2010. Herbert Wender, non-executive Chairman of the Board, presides over all meetings of the board, including meetings of the independent members of the board.

As discussed below, all of our directors, except our Chief Executive Officer, satisfy the requirements for independent directors under the NYSE listing standards and SEC rules. Our policy is that all of our directors are expected to attend our annual meeting, and all of the directors then in office attended last year’s annual meeting.

The board of directors maintains the following standing committees:

Audit Committee.    The current members of the Audit Committee are Mr. Carney (Chairman), Mr. Jennings, Ms. Nicholson, Mr. Richards and Mr. Spiegel, each of whom is independent under the NYSE’s listing standards, and each of whom meets the additional NYSE independence criteria applicable to audit committee members. All current members of the Audit Committee served on the committee in 2010 other than Mr. Spiegel, who was appointed to the committee upon joining the board on February 9, 2011. This committee is responsible for appointing and overseeing the work of our independent registered public accounting firm, reviewing our annual audited and interim financial results, and reviewing our accounting and reporting principles and policies. Our board has determined that Mr. Carney qualifies as an “audit committee financial expert” under the SEC’s rules and that he is independent under all applicable NYSE and SEC rules. The Audit Committee met twelve times during 2010. See “Audit Committee Report” below for additional information regarding the work of this committee.

Compensation and Human Resources Committee.    The current members of the Compensation and Human Resources Committee are Messrs. Hopkins (Chairman), Culang, Moore and Schweiger. This committee oversees compensation and benefit policies and programs for Radian and its subsidiaries, including matters regarding compensation of senior management, and reviews the quality and depth of officers throughout Radian as well as our management development practices and programs. The Compensation and Human Resources Committee met eight times during 2010. See “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis” for additional information regarding the work of this committee.

Credit Committee.    The current members of the Credit Committee are Mr. Culang (Chairman), Mr. Carney, Mr. Hopkins and Ms. Nicholson. This committee oversees our credit and related risk management policies and procedures, including oversight of our systems for identifying and quantifying emerging matters that could pose significant risk implications for Radian. This committee reviews our credit-based risks, credit policies and overall credit management. Specifically, this committee reviews the quality of our mortgage insurance and financial guaranty portfolios, and assesses general compliance with underwriting and diversification guidelines. The Credit Committee met eight times during 2010.

Governance Committee.    The current members of the Governance Committee are Messrs. Schweiger (Chairman), Carney, Hopkins and Jennings. This committee oversees the process of board governance, which includes identifying and recommending candidates to become members of our board of directors, recommending committee membership and chairperson appointments, conducting regular board and individual director assessments, and examining our governance process. The Governance Committee met four times during 2010. For a discussion of the board nomination process, see “Consideration of Director Nominees” below.

Finance and Investment Committee.    The current members of the Finance and Investment Committee are Mr. Moore (Chairman), Ms. Hess and Messrs. Jennings, Richards and Schweiger. All current members of the

Finance and Investment Committee served on the committee in 2010 other than Ms. Hess, who was appointed to the committee upon joining the board on February 9, 2011. This committee establishes investment policy guidelines for Radian and its subsidiaries and monitors progress towards achieving our investment objectives. This committee also regularly reviews the performance of the investment portfolio and of the investment professionals overseeing the portfolio to ensure adherence to our investment policy guidelines. The Finance and Investment Committee met four times during 2010.

For a discussion of our board and its committees’ roles in risk oversight of the Company, see “Board and Board Committee Roles in Risk Oversight” below.

Board Leadership Structure

Since May 2005, we have separated the positions of Chairman of the Board and Chief Executive Officer. We believe that the separation of these positions enhances the independent oversight of the Company and the monitoring and objective evaluation of the Chief Executive Officer’s performance, and ensures that the board is fully engaged with the Company’s strategy and can effectively evaluate its implementation.

Mr. Wender, serving as non-executive Chairman of our board of directors, is independent of management and, as provided in our Guidelines of Corporate Governance, is responsible for the management, development and effective performance of the board and for serving in an advisory capacity to the Chief Executive Officer and to other members of management in all matters concerning the interests of the board. The non-executive Chairman of the Board sets the agenda for board meetings and presides over meetings of the board. Mr. Ibrahim, in his role as the Chief Executive Officer, is responsible for the strategic direction of the Company and the day to day leadership and performance of the Company. As described in our Guidelines of Corporate Governance, the responsibilities of the Chief Executive Officer include determining corporate strategies and policies, ensuring complete and accurate disclosures of financial, operational and management matters to the board, and informing the board so they are current with respect to Company, industry, and corporate governance matters.

Board and Board Committee Roles in Risk Oversight

Our board of directors is actively involved in the oversight of risks that could affect the Company. The full board is responsible for the general oversight of risks. In this regard, the board seeks to understand and oversee the most critical risks relating to our business, allocate responsibilities for the oversight of risks among the full board and its committees, and ensure that management has in place effective systems and processes for managing all current risks facing us as well as those that could arise in the future. On a quarterly basis, the board meets with management to review the Company’s enterprise risk management (“ERM”) process, which is designed to identify, assess, manage and mitigate risks. As part of this process, the board discusses the significant risks and exposures of the Company and assesses the steps management has taken to minimize such risks.

The board conducts certain aspects of its risk oversight function through its committees. Each committee has full access to management, and has the ability to engage advisors as appropriate. Specifically, each committee is charged with the following risk oversight responsibilities:

•

The Audit Committee regularly inquires of management, the Company’s Chief Audit Executive, and the Company’s independent auditors regarding significant risks or exposures facing the Company and the steps taken by management to minimize such risks. In particular, the Audit Committee reviews and discusses our financial risk exposures, including the risk of fraud, and legal and compliance risks. The Audit Committee also is responsible for discussing, reviewing, and suggesting appropriate revisions to, the guidelines and policies that govern the process by which the Company undertakes risk assessment and management.

•

The Credit Committee is primarily responsible for the oversight of our credit and related risk management policies and procedures, including the potential effect of developing risk trends in our insured portfolio. The Credit Committee regularly considers significant credit-based risks and exposures faced by the Company and assesses the steps management has taken to manage those risks, as well as our surveillance activities for identifying problem credits and emerging matters with significant risk implications.

•

The Compensation and Human Resources Committee monitors our executive compensation programs to ensure that they are appropriately aligned with our compensation philosophy, are achieving their intended purposes, and are not encouraging inappropriate risk-taking. See “Compensation of Executive Officers and Directors—Compensation Principles and Objectives—Manages Risk with Incentive Plans that Include Appropriate Protection/Controls.” In addition, the Compensation and Human Resources Committee annually reviews with management a risk assessment of all of the Company’s compensation policies and procedures. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company or to encourage inappropriate risk-taking.

•

The Finance and Investment Committee establishes and regularly reviews compliance with our investment guidelines and monitors risk in our investment portfolio. The Finance and Investment Committee also oversees risks related to our capital management.

•

The Governance Committee oversees our related person transaction policy to ensure that we do not engage in transactions that would create or otherwise give the impression of a conflict of interest that could result in harm to us. See “Certain Relationships and Related Person Transactions” below.

The board conducts its oversight responsibility through reports provided by each committee chair regarding each committee’s considerations and actions, as well as through discussions and reports from management regarding any significant and other known risks.

Director Independence

Our Guidelines of Corporate Governance provide that a substantial majority of our board of directors must consist of independent directors, as independence is determined under the NYSE’s listing standards and applicable SEC rules. Our board of directors has determined that all of the members of the board, except Sanford A. Ibrahim, are “independent” under current NYSE listing standards and SEC rules. In evaluating the independence of each of these directors, the board concluded that no material direct or indirect relationship exists between us and any of these directors other than those compensatory matters that are a direct consequence of serving on our board of directors and which are detailed below in “Compensation of Executive Officers and Directors—Director Compensation.”

Compensation and Human Resources Committee Interlocks and Insider Participation

Messrs. Hopkins (Chairman), Culang, Moore and Schweiger served on the Compensation and Human Resources Committee during 2010. No member of the Compensation and Human Resources Committee during 2010: (i) has ever been an officer or employee of Radian or any of its subsidiaries or (ii) had any relationship with Radian or its subsidiaries during 2010 that would require disclosure under Item 404 of the SEC’s Regulation S-K.

During 2010, none of our executive officers served as a director or member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any other entity, one of whose executive officers is or has been a director of Radian or a member of our Compensation and Human Resources Committee.

Certain Relationships and Related Person Transactions

No relationship or related person transaction existed in 2010 that is required to be reported under Item 404 of the SEC’s Regulation S-K.

Our board of directors has adopted a written policy regarding related person transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction, other than certain excluded transactions such as compensation arrangements with executive officers or directors that have been approved by the Compensation and Human Resources Committee, in which (1) Radian or any of its subsidiaries was or is to be a participant, and (2) any related person had or will have a direct or indirect material interest. For purposes of this policy, a related person is any of our directors or nominees for director, any of our executive officers, any stockholder known to us to own in excess of 5% of Radian, and any immediate family member of one of our directors, nominees for director or executive officers. Under the policy, our Governance Committee (our Audit Committee prior to February 10, 2010) is responsible for reviewing, pre-approving or ratifying any related person transaction. The Governance Committee may delegate its pre-approval (but not ratification) authority under the policy to the chairman of the committee.

The policy provides that the Governance Committee may approve or ratify a related person transaction (including, if applicable, as modified) only upon affirmatively concluding that the transaction: (1) is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, (2) is consistent with the applicable independence rules of the SEC and NYSE, and (3) does not create or otherwise give the impression of a conflict of interest that could result in harm to us. If the Governance Committee determines that an existing related person transaction has failed to meet this standard for ratification, the transaction must be unwound promptly unless the Governance Committee further determines that: (i) the transaction was entered into in good faith (i.e., in the absence of fraud and not with the intention of circumventing the pre-approval requirements of our related person transactions policy), and (ii) the risks to us of unwinding the transaction outweigh the risks associated with not unwinding the transaction.

Information on Our Website

The Corporate Governance section of our website (www.radian.biz) includes the following, each of which is also available in print and free of charge upon request:

Board Committee Charters.    Each of the standing committees of our board of directors operates under a written charter adopted by the full board. Each committee regularly considers the need for amendments or enhancements to its charter.

Guidelines of Corporate Governance.    Upon the Governance Committee’s recommendation, our board of directors adopted our Guidelines of Corporate Governance. Among other things, these guidelines delineate the qualifications for our directors and the relative responsibilities of our board, its committees, our non-executive Chairman, our Chief Executive Officer and our Corporate Responsibility Officer. The Governance Committee and board regularly consider the need for amendments or enhancements to our Guidelines of Corporate Governance.

Code of Conduct and Ethics.    Our Code of Conduct and Ethics is binding on all of our employees and directors, and includes a “code of ethics” applicable to our senior executive officers. Certain provisions of the code also apply to former employees and directors. We intend to post on our website any amendments to, or waivers of, any provision of the Code of Conduct and Ethics that applies to our Chief Executive Officer, principal financial officer or principal accounting officer or that relates to any element of the SEC’s definition of a “code of ethics.”

Stockholder Communications.    We encourage stockholders to freely communicate with management and our board. In that regard, we have established an email address that enables stockholders to convey their concerns, questions and comments to the members of our board. The address is: directors@radian.biz. In addition, interested persons may write to the non-executive Chairman, Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103-2337 or to Edward J. Hoffman, General Counsel and Corporate Secretary, at the same address. This contact information also is available on our website.

Annual Report and Proxy Statement.    Available at www.radian.biz/StockholderReports.

Any updated or amended versions of the items listed above will be posted to our website promptly after adoption. The information contained on our website is not deemed to be incorporated by reference into this proxy statement.

Consideration of Director Nominees

Director Qualifications.    Our Governance Committee recommends candidates for nomination to our board of directors based on a number of factors, including the following minimum criteria: (i) the highest standards of personal character, conduct and integrity and the intention and ability to act in the interests of our stockholders, (ii) the ability to understand and exercise sound judgment on issues related to Radian and its businesses, (iii) the ability and commitment to devote the time and effort required to serve effectively on our board, including preparation for and attendance at board and committee meetings, (iv) the ability to draw upon relevant experience and expertise in contributing to board and committee discussions, and (v) freedom from interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest, actual or perceived.

The board does not have a formal diversity policy. The board and the Governance Committee do consider diversity as a factor in identifying and evaluating director nominees. The Company considers diversity in a broad sense to mean differences of viewpoint, background, professional experience, and skill resulting in naturally varying perspectives, as well as diversity of race, gender, national origin and age. The board believes that diversity helps ensure comprehensive discussion of an issue from multiple perspectives before the board reaches a decision.

Identifying and Evaluating Director Nominees.    In evaluating candidates for the board, the Governance Committee and the board of directors seek to foster a board that, as a unit, possesses the qualifications discussed above and the appropriate mix of skills, experience and diversity to oversee the Company’s business. The Governance Committee does not aim to find directors who represent a single category or trait, but look for nominees that supplement and complement the breadth and depth of board expertise.

When seeking and researching candidates for a new director nominee, the Governance Committee considers all qualified candidates identified by members of the Governance Committee, by other members of the board, by senior management, through national search firms and by stockholders (so long as such stockholders’ recommendations of candidates are submitted in accordance with the procedures described below). In all cases, the Governance Committee will facilitate several interviews of a candidate if it believes the candidate to be suitable after an initial evaluation and will perform a comprehensive background investigation on such candidate. The Governance Committee also may discuss a candidate at multiple meetings and have the candidate meet with members of senior management and the full board.

Stockholder Nominations and Recommendations.    Our By-Laws describe the procedures for stockholders to follow in nominating candidates to our board of directors. For our 2012 annual meeting of stockholders, stockholders may nominate a candidate for election to our board of directors by sending written notice to our Corporate Secretary at our principal office, which must be received on or before February 11, 2012, but no earlier than January 12, 2012 (except that if the date of the 2012 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2011 annual meeting, notice by the stockholder must be received between the close of business on the 120th day before and the close of business on the 90th day before the date of the 2012 annual meeting or, if the first public announcement of the date of the 2012 annual meeting is less than 100 days before the date of the meeting, then the notice by the stockholder must be received by the 10th day after the public announcement).

The notice to our Corporate Secretary must contain or be accompanied by the information required by Section 4.13 of our By-Laws, which includes, among other things: (i) the name, age, principal occupation, and business and residence address of each person nominated; (ii) the class and number of shares of our capital stock which are directly or indirectly beneficially owned by each person nominated; (iii) the name and record address of the stockholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made; (iv) the class and number of shares of our capital stock owned by the stockholder making the nomination or the beneficial owner, if any, on whose behalf the nomination is made; and (v) a description of any direct or indirect compensation or other monetary agreements, arrangements or understandings, or any other material relationships (including any familial relationships) between the stockholder giving notice (or the beneficial owner) and the nominee or any respective affiliates, associates or others with whom they are acting, as well as certain other information. A copy of the full text of the relevant By-Law provisions, which includes the complete list of the information that must be submitted to nominate a director, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Corporate Governance section of our website (www.radian.biz).

In addition to a stockholder’s ability to nominate candidates to serve on our board of directors as described above, stockholders also may recommend candidates to the Governance Committee for its consideration. The Governance Committee is pleased to consider recommendations from stockholders regarding director nominee candidates that are received in writing and accompanied by sufficient information to enable the Governance Committee to assess the candidate’s qualifications, along with confirmation of the candidate’s consent to serve as a director if elected. Such recommendations should be sent to our Corporate Secretary at our principal office. Any recommendation received from a stockholder after January 1 of any year is not assured of being considered for nomination in that year.

Evaluations of Board Performance

The Governance Committee conducts an annual assessment of each director’s board performance and reviews the performance of the board as a whole and each of its committees. The board and each standing committee of the board also perform an annual self-assessment. As part of the most recent annual assessment, the board hired an independent governance expert to provide her unbiased perspective on the effectiveness of the board and its committees as well as director performance and board dynamics. The contributions of individual directors were considered by the Governance Committee as part of its determination of whether to recommend their nomination for re-election to our board of directors.

Audit Committee Report

The functions of the Audit Committee are outlined in its charter posted on the Corporate Governance section of our website (www.radian.biz) and include general responsibilities within the categories of oversight, audit and financial reporting, and compliance. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of a registered independent public accounting firm to audit our financial statements each year. The committee is also assigned other responsibilities, including, without limitation: to monitor the auditor’s independence; to monitor the professional services provided by the independent auditors, including pre-approving all audit and permissible non-audit services provided by the independent auditors in accordance with federal law and the rules and regulations of the SEC; to review audit results with the independent auditors; to review and discuss with management and the independent auditors our financial statements and other financial disclosures in our filings with the SEC; to establish procedures for receiving, retaining and treating complaints regarding our accounting and internal accounting controls or other auditing matters; and to review with management, the independent auditors and our internal audit department our accounting and reporting principles, practices and policies and the adequacy of our internal control over financial reporting.

Before our Annual Report on Form 10-K for the year ended December 31, 2010 was filed with the SEC, the Audit Committee reviewed and discussed with management our audited Consolidated Financial Statements for the year ended December 31, 2010 and the notes thereto and other financial information included in the report, including the section of the report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee also discussed with PwC, our independent registered public accounting firm for 2010, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, including, among other things, matters related to the conduct of the audit of our financial statements. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC their independence from us.

Based on its reviews and discussions described above, the Audit Committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Members of the Audit Committee

David C. Carney (Chairman)

James W. Jennings

Jan Nicholson

Robert W. Richards

Noel J. Spiegel

EXECUTIVE OFFICERS

The following information is provided with respect to each of our current executive officers. Our executive officers are appointed by our board of directors to serve in their respective capacities until their successors are duly appointed and qualified or until their earlier resignation or removal.

Sanford A. Ibrahim	Information about Mr. Ibrahim appears in the section of this proxy statement entitled “Proposal 1—Election of Directors.”

C. Robert Quint	Mr. Quint, 51, Executive Vice President and Chief Financial Officer of Radian, has served in this role since April 1999. Mr. Quint joined Radian Guaranty in August 1990 as Vice President, Administration and Controller. In January 1995, Mr. Quint was named Vice President, Finance and Controller of Radian and Radian Guaranty. He was appointed Senior Vice President, Chief Financial Officer of Radian and Radian Guaranty in January 1996.

Teresa Bryce Bazemore	Ms. Bazemore, 51, President of Radian Guaranty, was appointed President of our mortgage insurance business in July 2008. She joined Radian in October 2006 as Executive Vice President, General Counsel and Corporate Secretary and also served as Radian’s Chief Risk Officer beginning in January 2007 and as head of our international mortgage insurance business beginning December 2007. Before joining Radian, Ms. Bazemore served as General Counsel, Senior Vice President and Secretary of Nexstar Financial Corporation, a provider of mortgage outsourcing solutions to financial institutions. Prior to that, she was General Counsel for Bank of America Mortgage and held other senior legal leadership roles for PNC Mortgage Corporation and Prudential Home Mortgage Company. Ms. Bazemore has served on the board of directors of the Mortgage Bankers Association, on the Consumer Advisory Council of the Federal Reserve and on the Fannie Mae National Advisory Council.

Richard I. Altman	Mr. Altman, 44, Executive Vice President and Chief Administrative Officer of Radian, was appointed to this role in July 2008. Mr. Altman joined Radian in July 2003 as Vice President, Operations Finance and Planning and has held several positions while at Radian, including Vice President of Strategic Initiatives from December 2004 to December 2005, Vice President of Corporate Planning from December 2005 to August 2006, and Senior Vice President of Corporate Planning and Administration from August 2006 to July 2008. Before joining Radian, Mr. Altman served as Vice President of Sales and Operations for the International Group at Pearson Education, a global publisher of educational, financial and technical materials. Prior to that, Mr. Altman held other senior operational and strategy roles at American Express and Citibank, and also served as a Change Management Consultant with Accenture, a global management consulting, technology services and outsourcing company.

Robert H. Griffith	Mr. Griffith, 53, Executive Vice President and Chief Operating Officer of Radian Guaranty, joined Radian in February 2010. Before joining Radian, from October 2006 to August 2008, Mr. Griffith served as Senior Vice President in charge of Bank of America’s nationwide network of loan fulfillment centers that provided underwriting, processing, document preparation and loan funding services for all mortgage and home equity lending. Prior to this, from 1986 through 2006, Mr. Griffith held various positions at Irwin Mortgage Corporation, a full service residential mortgage company, including as its President and CEO from 2001 through 2006.

Edward J. Hoffman	Mr. Hoffman, 37, Executive Vice President, General Counsel and Corporate Secretary of Radian, was appointed General Counsel and Corporate Secretary in July 2008. Mr. Hoffman joined Radian in August 2005 as Vice President, Assistant General Counsel and was promoted to Senior Vice President, Assistant General Counsel in February 2008. Prior to joining Radian, Mr. Hoffman was a senior associate in the Corporate and Securities Group of Drinker Biddle & Reath LLP in Philadelphia. Mr. Hoffman also currently serves as our Corporate Responsibility Officer.

Catherine M. Jackson	Ms. Jackson, 48, Senior Vice President, Controller of Radian, joined Radian in this role in January 2008. Before joining Radian, Ms. Jackson served eight years with Capmark Financial Group Inc., a financial services company, including as Chief Accounting Officer from June 2004 to August 2007. Prior to Capmark, she served eight years with Salomon Smith Barney as manager of accounting policy. She began her career in the audit practice at KPMG in Philadelphia.

H. Scott Theobald	Mr. Theobald, 50, Executive Vice President, Chief Risk Officer, Radian Guaranty, was appointed Senior Vice President, Chief Risk Officer of Radian Guaranty in October 2007 and to Executive Vice President in November 2008. He joined Radian in April 1997 and has served in various pricing and risk-related roles, including Vice President of Structured Transactions of Radian Guaranty, Vice President of Enterprise Risk Management of Radian and Senior Vice President of Risk Management of Radian. Before joining Radian, Mr. Theobald worked in various analytical roles at Freddie Mac. Prior to that, he was an economist at the Bureau of Labor Statistics.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Management

The following table shows all shares of our common stock that were deemed to be beneficially owned, as of March 15, 2011, by each of our directors, each of our executive officers named in the 2010 Summary Compensation Table below, and all of our directors and current executive officers as a group. In general, a person “beneficially owns” shares if he or she has, or shares with others, the right to vote or dispose of them, or if he or she has the right to acquire them within 60 days of March 15, 2011 (such as by exercising options).

Name (1)	Shares Beneficially Owned (2)	Percent of Class
Herbert Wender	200,353	*
David C. Carney	69,010	*
Howard B. Culang	62,982	*
Lisa W. Hess	0	*
Stephen T. Hopkins	72,982	*
Sanford A. Ibrahim	864,371	*
James W. Jennings	82,010	*
Ronald W. Moore	65,810	*
Jan Nicholson	59,390	*
Robert W. Richards	67,960	*
Anthony W. Schweiger	73,610	*
Noel J. Spiegel	0	*
C. Robert Quint	214,477	*
Teresa Bryce Bazemore	106,737	*
Robert H. Griffith	505	*
H. Scott Theobald	102,751	*
All directors and current executive officers as a group (19 persons)	2,153,688	1.62%

*	Less than one percent of class. Percentages are calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(1)	The address of each person listed is c/o Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103-2337.

(2)	Each individual (including each current executive officer) has or is entitled to have within 60 days of March 15, 2011, sole voting or dispositive power with respect to the shares reported as beneficially owned, other than: (i) Mr. Hopkins, who shares voting and dispositive power with his spouse over 10,000 of the shares; (ii) Mr. Schweiger, who shares voting and dispositive power with his spouse over 9,800 of the shares reported as beneficially owned (which shares are held in an account subject to a margin arrangement and may be pledged); and (iii) Mr. Quint, whose spouse owns 1,600 of the shares reported as beneficially owned. In addition to shares owned outright, the amounts reported include:

•

Shares of our common stock allocable to our named executive officers based on their holdings in the Radian Group Inc. Stock Fund under the Radian Group Inc. Savings Incentive Plan as of March 15, 2011.

•

Shares that may be acquired within 60 days of March 15, 2011 through the exercise of non-qualified stock options, as follows: Mr. Wender—15,750 shares; Mr. Carney—4,800 shares; Mr. Culang—4,800 shares; Mr. Hopkins—4,800 shares; Mr. Ibrahim—436,700 shares; Mr. Jennings—4,800 shares; Mr. Moore—4,800 shares; Mr. Richards—4,800 shares; Mr. Schweiger—4,800 shares; Mr. Quint—107,970 shares; Mr. Theobald—50,800 shares; and all directors and current executive officers as a group—680,945 shares.

•

Shares of restricted stock held by our named executive officers as follows: Mr. Ibrahim—191,468 shares; Mr. Quint—36,300 shares; Ms. Bazemore—70,100 shares; Mr. Theobald—20,500 shares; and all directors and current executive officers as a group—355,768 shares. The individuals holding these shares possess voting power with respect to such unvested shares of restricted stock.

•

Shares that may be issued within 60 days of March 15, 2011 upon the conversion of phantom stock awards granted to our non-employee directors under our 1995 Equity Plan and 2008 Equity Plan, as follows: Mr. Wender—56,933 shares; Mr. Carney—59,010 shares; Mr. Culang—58,182 shares; Mr. Hopkins—58,182 shares; Mr. Jennings—59,010 shares; Mr. Moore—59,010 shares; Ms. Nicholson—54,890 shares; Mr. Richards—59,010 shares; Mr. Schweiger—59,010 shares; and all directors and current executive officers as a group—523,236 shares. All vested phantom stock awards granted to a director will be converted into shares of our common stock upon the director’s departure from our board. All phantom stock awards granted under our 1995 Equity Plan were vested at the time of grant. Awards of phantom stock under our 2008 Equity Plan vest three years from the date of grant or earlier upon a director’s retirement, death or disability. All of our directors other than Ms. Hess and Mr. Spiegel are eligible to retire. The amounts set forth in the table also include dividend equivalents to be settled in shares of our common stock upon conversion of a director’s phantom shares.

Security Ownership of Certain Stockholders

The following table provides information concerning beneficial ownership of our common stock as of the dates indicated, and as a percentage of our common stock outstanding as of March 15, 2011, by the only persons shown by our or the SEC’s public records as beneficially owning more than 5% of our common stock:

Name and Business Address	Shares Beneficially Owned	Percent of Class
FMR LLC (1)	13,280,984	9.98%
82 Devonshire Street
Boston, MA 02109

Wellington Management Company, LLP (2)	10,499,601	7.89%
280 Congress Street
Boston, MA 02210

BlackRock, Inc. (3)	10,443,569	7.85%
40 East 52nd Street
New York, NY 10022

Rima Management, LLC (4)	9,325,775	7.01%
110 East 55th Street, Suite 1600
New York, NY 10022

Dimensional Fund Advisors LP (5)	7,194,475	5.41%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

(1)	Based on a Schedule 13G/A filed with the SEC on February 14, 2011. These securities are beneficially owned by various investment management subsidiaries and affiliates of FMR LLC. FMR LLC reports that it has sole voting power over 322,100 shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, may be deemed to control FMR LLC.

(2)	Based on a Schedule 13G filed with the SEC on February 14, 2011. Wellington Management Company, LLP reports that it has shared voting power for 9,094,261 shares and shared dispositive power for 10,449,601 shares.

(3)	Based on a Schedule 13G/A filed with the SEC on February 8, 2011. These securities are beneficially owned by funds and accounts managed by BlackRock, Inc. and its subsidiaries.

(4)	Based on a Schedule 13G/A filed with the SEC on February 9, 2011, by Rima Management, LLC and Richard Mashaal who shares voting and dispositive power for these shares.

(5)	Based on a Schedule 13G filed with the SEC on February 11, 2011. Dimensional Fund Advisors LP reports that it has sole voting power for 7,034,278 shares. These securities are beneficially owned by funds for which Dimensional Fund Advisors LP or its subsidiaries act as an investment advisor, sub-advisor and/or manager.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish copies of these reports to us. Based on our review of the copies of the reports we have received, and written representations received from our executive officers and directors with respect to the filing of reports on Forms 3, 4 and 5, we believe that all filings required to be made during 2010 were made on a timely basis, except for the following: each executive officer’s Form 4 to report his or her May 12, 2010 long-term incentive award of stock options and Performance Based RSUs was filed one day late on May 17, 2010.

COMPENSATION OF EXECUTIVE OFFICERS

AND DIRECTORS

Compensation Discussion and Analysis

I.	Executive Summary and Compensation Philosophy

The following is a review of our senior executive compensation programs and policies, including the material compensation decisions made in 2010 under the programs with respect to the following executive officers, whom we refer to as our “named executive officers”:

•	Sanford A. Ibrahim, Chief Executive Officer (our principal executive officer);

•	C. Robert Quint, Chief Financial Officer (our principal financial officer);

•	Teresa Bryce Bazemore, President, Radian Guaranty;

•	Robert H. Griffith, Chief Operating Officer, Radian Guaranty; and

•	H. Scott Theobald, Chief Risk Officer, Radian Guaranty.

We have designed our executive compensation program under the direction of the Compensation and Human Resources Committee (referenced in this “Compensation Discussion and Analysis” as the “Committee”), to attract, motivate and retain the highest quality executive officers and to link our pay-for-performance philosophy with sound risk management practices. This pay-for-performance philosophy is intended to align our executive officers’ interests with those of our stockholders, while not incentivizing for inappropriate actions, including unnecessary or excessive risk taking.

Overview of 2010 Performance and Compensation

As an insurer of mortgages and structured and public finance credits, our results of operations in 2010 continued to be negatively affected by the slower-than-anticipated macroeconomic recovery, including ongoing weakness in the housing market and high unemployment. While our financial results for 2010 were disappointing, these results were largely due to continued losses in our legacy mortgage insurance portfolio (primarily our 2005 through 2008 vintages) and do not represent the significant progress that we made in 2010 in further positioning Radian for long-term success. During 2010, we continued to strengthen the Company’s capital and liquidity positions by raising $1.0 billion in new capital and selling certain non-core assets. We maintained one of the strongest mortgage insurance risk-to-capital positions (an important barometer of the capital strength of a mortgage insurer) in the industry. We continued to take advantage of the high-credit quality, mortgage origination market, by continuing to insure loans with excellent credit characteristics and maintaining our strong market share of approximately 20–22% of the private mortgage insurance market. As of December 31, 2010, our stock price was $8.07, representing a 10% increase from $7.31 at December 31, 2009 and a 119% increase from $3.68 at December 31, 2008.

We recognize that we continue to face significant challenges in each of our businesses and that the overall business, economic, and regulatory environment remains uncertain. As a result, while we believe it is important to recognize the significant achievements of our management team in 2010, we remain focused on ensuring that our pay-for-performance practice addresses the current business environment, incorporates lessons learned from our recent experiences and remains closely aligned with our long-term objectives for improving stockholder value. Given these circumstances, we took the following actions with respect to 2010 executive compensation:

•

In light of our financial results for 2010, the Company’s independent directors awarded Mr. Ibrahim $0 in short-term incentives for 2010. The Committee awarded each of our other named executive officers significantly reduced short-term incentives (between 35% and 50% of target) for 2010.

•

In 2009, we replaced our short-term, cash incentive plan with a program consisting of short-term and medium-term cash incentive awards. This new plan, the Radian Group Inc. Short-Term and Medium-Term Incentive Plan for Executive Employees (the “STI/MTI Plan”), is intended to enhance our performance and risk-based approach to compensation by reducing cash awards for short-term (one year) performance periods and introducing a medium-term (two year) performance period during which our executive officers will continue to have pay at risk associated with (i) the performance of insurance written during the initial, short-term performance period and (ii) the on-going integrity of our financial results. In 2011, the Committee awarded to each of our named executive officers a cash payment for the first medium-term incentive award granted under the STI/MTI Plan. This medium-term incentive award was based on the credit performance of our 2009 mortgage insurance portfolio through the end of 2010. Due to the strong credit performance of this book of business, the Committee paid to each of our named executive officers the 2009 medium-term incentive award at 115% of target.

•

We continued to utilize a long-term incentive program in 2010 that provides the Committee with significant flexibility in tailoring awards for our named executive officers to meet the current challenges facing us and in establishing objectives that are likely to drive growth in stockholder value. Under the 2008 Executive Long-Term Incentive Cash Plan (the “Executive LTI Plan”), the Committee has the ability to reduce or deny awards to executive officers for performance that it deems inconsistent with our long-term objectives.

•

In 2010, we further expanded upon our pay-for-performance practice by granting performance-based restricted stock units (“Performance Based RSUs”) to our named executive officers. Unlike time vested awards, the Performance Based RSUs only will vest if we satisfy certain total shareholder return (“TSR”) objectives, based on how our TSR compares to our main industry peers and companies included in the S&P 400 index over a three-year performance period.

•

In 2010, we entered into new severance pay agreements with Messrs. Quint, Griffith and Theobald as part of a new termination pay strategy for the Company. This strategy is designed with the primary purposes of: (1) responsibly tailoring termination payments based on executive positions and current market standards, (2) enhancing clarity regarding future potential severance payments to such named executive officers, (3) applying a more consistent approach to severance among the Company’s executive officers, (4) imposing certain restrictive covenants that are important to the Company, and (5) eliminating enhanced payouts based on an executive officer’s termination in connection with a change of control of the Company. As a result of these changes, we eliminated any change of control agreements that we previously had entered into with these executive officers.

•

On average, base salary represented only 25% of the 2010 targeted compensation of each of our named executive officers, with the remaining targeted compensation tied to Company and individual performance.

In addition, effective April 5, 2011, we entered into a new employment agreement with Mr. Ibrahim, extending the term of his employment through December 31, 2014. In approving this agreement, the independent directors acknowledged the critical role of Mr. Ibrahim’s leadership during the current difficult operating environment as well as his tenure with the Company and his significant industry experience. The agreement provides for an increase in Mr. Ibrahim’s total target compensation, including an increase in his base salary and an increase in his long-term incentive target. It has been four years since Mr. Ibrahim’s base salary and long-term incentive target were last increased. The independent directors approved these changes after reviewing current benchmarking as discussed below and after giving consideration to Mr. Ibrahim’s expected future contributions to our long-term success. Importantly, in entering into this agreement, Mr. Ibrahim agreed to eliminate his enhanced severance payment upon his termination of employment in connection with a change of control and any tax gross-up to which he would have been entitled as a result of any “excess parachute payment” within the meaning of section 280G of the Internal Revenue Code. See “Change of Control and Severance Agreements” below.

II.	Compensation Principles and Objectives

We have developed a set of principles and objectives that we use in making decisions to compensate executive officers appropriately for their contributions to the attainment of our strategic, operational and financial objectives, while aligning their interests with those of our stockholders. Accordingly, our compensation program:

A.    Reflects Radian’s Business Strategy and Performance

•

Our executive compensation program is designed to provide reasonable and responsible incentives based on short-term, medium-term and long-term business performance. A significant component of our short-term incentive awards is tied directly to our strategic plan and our short-term strategic priorities, while both our medium-term and long-term incentive awards include strategic performance objectives that are core to our long-term success such as mortgage insurance credit quality and private mortgage insurance market share.

•

We aim to provide median awards for median performance, above-average awards for superior performance and, when appropriate, below-average awards (including no awards) for performance below expectations. In light of our financial results for 2010, the Committee (the independent directors in the case of our CEO) awarded significantly reduced ($0 for our CEO and 35% to 50% of target for other executive officers) short-term incentive awards to our named executive officers. At the same time, recognizing the excellent credit performance of our 2009 mortgage insurance portfolio, the Committee awarded a 15% above target award for the 2009 medium-term incentive award granted under our STI/MTI Plan (covering the 2009 through 2010 performance period). See “Primary Components of Compensation—Short-Term and Medium-Term Incentive Program—Medium-Term Incentive Analysis.”

B.    Maintains an Appropriate Balance between Incentive Compensation and Total Compensation

•

We recognize that each of our executive officers, depending on the nature of his or her position, may have a different degree of impact on our business and financial results. For those executive officers with a greater potential impact on our results, we provide a larger percentage of those executive officers’ annual compensation opportunities through performance-based variable pay, with an emphasis on long-term incentives, versus fixed pay. Together with our stock ownership guidelines (See “Primary Components of Compensation—Long-Term Incentive Program” below), this approach is designed to motivate our executive officers to remain focused on short, medium and long-term business outcomes in a manner that is commensurate with their level of responsibilities.

•

During 2010, we provided a mix of pay through the following primary components: base salary, short-term and medium-term incentives (cash-based) and long-term incentives (cash- and equity-based). On average, base salary represented approximately 25% of the 2010 target compensation of each of our named executive officers, with the remaining compensation tied to Company and individual performance.

C.    Focuses Executives on Long-Term Performance that Aligns with Stockholders’ Interests

•

Accountability for performance is essential in aligning our executive officers’ interests with those of our stockholders. Therefore, we believe that a significant portion of an executive officer’s compensation should be based on his or her achievement of performance against strategic objectives and performance goals. See “Compensation Process and Oversight—Committee Process.”

•

Because our named executive officers have a significant impact on our results and the overall direction of our Company, our approach has been to establish for such executive officers a higher percent of total compensation in performance-based, long-term incentive awards.

D.    Manages Risk with Incentive Plans that Include Appropriate Protection/Controls

•

As a credit enhancement company, our primary business involves evaluating, insuring and managing credit related risk. Accordingly, we seek to balance our executive compensation programs across time periods and differing performance measures to ensure that no one element is dominant in determining compensation awards and that programs do not encourage inappropriate risk taking. For example, we incorporate performance metrics in our incentive awards that require our executive officers to take a reasonable, well-measured approach to achieving our business objectives. We believe the inherent tension among certain performance metrics (e.g., market share and credit quality under our Executive LTI Plan) are important in making sure that our executive officers do not expose us to inappropriate risk by aggressively pursuing one goal at the expense of other important considerations.

•

The Committee reviews our compensation program to ensure that the programs: (1) are appropriate relative to the market; (2) take into account factors affecting our business conditions; (3) provide the ability to reduce or deny awards for inappropriate risk taking or for performance that is below expectations; and (4) provide the ability to increase awards as appropriate (up to certain maximum limits) for superior performance.

•

In 2009, with the implementation of our STI/MTI Plan, we enhanced our performance and risk-based approach to compensation by reducing cash awards for short-term (one year) performance periods and introducing a medium-term (two year) performance period during which our executive officers continue to have a significant portion of pay-at-risk. In the event of a material misstatement of our financial results, the Committee retains the ability not to award any amounts under the medium-term award for the relevant performance period.

•

We expect our named executive officers to have a personal ownership stake in the Company, and, as a result, to be directly impacted by their own decisions. Accordingly, our stock ownership guidelines require our named executive officers to maintain a meaningful ownership in Radian before these executive officers may diversify their holdings. See “Primary Components of Compensation—Long-Term Incentive Program—Stock Ownership Guidelines” below.

E.    Remains Externally Competitive and Reasonable

•

Our compensation program is designed to attract, retain and motivate individuals with the skills and talent necessary to provide a meaningful contribution to Radian. We consider external benchmarking an important analytical tool for helping us establish a market competitive point of reference for evaluating executive compensation. The primary components of our 2010 compensation program (i.e., base salary and short-term, medium-term and long-term incentives) as well as the 2010 total target cash and direct compensation for each named executive officer, were benchmarked (to the extent available) against similarly situated executive positions in our industry, the broader financial services industry and in other industries as well. See “Compensation Process and Oversight” and the “Analysis” discussions included in “Primary Components of Compensation.”

F.    Remains Flexible to Respond to Current Market Developments

•

Within the context of the principles and objectives set forth above, our compensation program is designed to be appropriately tailored to current market conditions. In light of industry and overall market developments during 2010, domestic mortgage insurance continues to be our core focus. Consequently, all of our performance-based compensation programs are aimed at enhancing our mortgage insurance franchise. See “Primary Components of Compensation—Short-Term and Medium-Term Incentive Program” and “Long-Term Incentive Program.”

•

Our incentive compensation programs take into account the expected challenges in the industries in which we participate and are intended to incent performance results that are realistic under current market conditions. See “Primary Components of Compensation—Short-Term and Medium-Term Incentive Program” and “Long-Term Incentive Program.”

•

Given recent challenging business conditions and the high degree of uncertainty facing the industries in which we participate, our compensation programs depend, to a significant degree, on the discretion of the Committee in making determinations regarding the extent that performance measures have been satisfied.

III.	Compensation Process and Oversight

A.    Committee Process

The Committee provides direction and oversight for our compensation and human resources programs, processes and functions. The Committee is supported by our Chief Administrative Officer and our Chief Human Resources Officer, who serve as liaisons between management and the Committee. The Committee has the sole authority to engage and terminate consulting firms and legal counsel as the Committee deems advisable to advise the Committee with respect to executive compensation and human resources matters, including the sole authority to approve the consultant’s fees and other terms related to their engagement. The Committee currently retains Pay Governance as its sole independent compensation consultant. As described below, at the Committee’s direction, Pay Governance annually prepares a summary and analysis of competitive market data for each named executive officer’s position. Other than to provide services relating to non-employee director and executive officer compensation, Pay Governance currently performs no other work for the Company. The Committee chairman pre-approves all work performed by the independent compensation consultant for the Company, and the Committee annually reviews the performance of Pay Governance, including its independence. The Committee also engages, from time to time, external legal counsel to provide legal advice in connection with executive compensation matters. For a complete discussion of the responsibilities delegated by our board of directors to the Committee, please see the Committee charter, which is available on our website at www.radian.biz.

B.    Setting Compensation

In setting compensation for our named executive officers, we utilize a number of different compensation tools, including external benchmarking, internal equity and wealth accumulation analyses. These collectively represent our “primary compensation tools,” which we use to establish an appropriate compensation level for each of our named executive officers. For the compensation of our named executive officers other than our Chief Executive Officer, the main participants in our compensation process are the Committee, its independent compensation consultant and three members of management—the Chief Executive Officer, the Chief Administrative Officer and the Chief Human Resources Officer.

On an annual basis, the independent compensation consultant prepares a summary and analysis of competitive market compensation data for each named executive officer position. Based on this information, as well as other data from the primary compensation tools discussed below, the Chief Human Resources Officer prepares initial compensation proposals for each executive officer, other than the Chief Executive Officer, and reviews these recommendations with the Chief Executive Officer. With the approval and adjustments of the Chief Executive Officer, the compensation proposals are then submitted to the Committee for consideration. The Committee may approve the proposals, make adjustments to the proposals based on its own view of the primary compensation tools or other factors, or may seek additional information from the Chief Human Resources Officer or the independent compensation consultant before making a final determination with respect to compensation. The Committee possesses ultimate authority over compensation decisions for our named executive officers other than our Chief Executive Officer.

We believe that management’s participation in the compensation process is critical in creating an equitably tailored program that is both effective in motivating our executive officers and in ensuring that the process appropriately reflects our pay-for-performance culture, current strategies and risk management. Our executive officers collectively develop an annual set of shared performance goals and associated metrics, which are predominantly based on the annual operating plan that is approved by our board of directors. In addition, each executive officer develops a set of individual performance goals and presents them to the Chief Executive Officer who adjusts and approves such goals and presents them to the Committee. These shared and individual performance goals and metrics serve as the primary basis for determining an executive officer’s short-term, cash-based incentive award. The process for assessing performance against these objectives is discussed in greater detail below under “Primary Components of Compensation—Short-Term and Medium-Term Incentive Program.”

With respect to the Chief Executive Officer, the Committee has the sole responsibility to develop an annual compensation proposal, utilizing the primary compensation tools and data developed by the independent compensation consultant, and to recommend to our independent directors an appropriate compensation level for the Chief Executive Officer. The independent directors may approve the proposal, make adjustments based on their own view of the primary compensation tools or other factors, or seek additional information from the Committee, our independent compensation consultant or legal counsel before making a final determination with respect to compensation for the Chief Executive Officer.

C.    Benchmarking

We consider external benchmarking an important analytical tool for helping us establish a market competitive point of reference for evaluating executive compensation. Benchmarking is not the sole determinative factor used in setting compensation, and the Committee regularly assesses how and the extent to which benchmarking is used.

The primary components of our 2010 compensation program (i.e., base salary and short-term, medium-term and long-term incentives) as well as the 2010 total target cash and direct compensation for each executive officer, were benchmarked against similarly situated executive positions in one or all of the following three groups (collectively referred to herein as the “benchmark groups”), as appropriate:

(1) A primary peer group consisting of the following industry participants: Assured Guaranty Ltd., Genworth Financial, Inc., MBIA Inc., Mortgage Guaranty Insurance Corporation (“MGIC”), Old Republic International Corporation, The PMI Group Inc., Fidelity National Financial, Inc., First American Corporation, Ocwen Financial Corporation, PHH Corporation, Stewart Information Services Corporation and XL Capital Ltd.;

(2) A financial services group consisting of over 150 organizations that participate in Towers Watson’s Financial Services Executive Compensation Database; and

(3) A general industry group consisting of over 800 organizations across a range of industries that participate in Towers Watson’s General Industry Executive Compensation Database.

We benchmark each executive officer position annually and, if necessary, when a search for a new executive officer position is undertaken. In each case, it has been our practice to collaborate with our independent compensation consultant in this process in order to apply a consistent and disciplined approach in our benchmarking methodology and philosophy. In benchmarking an executive officer’s total target cash compensation, we consider base salary, plus cash-based short-term and medium-term incentives. Target total direct compensation consists of target cash compensation, plus the annualized accounting value of long-term incentives.

Management and the Committee review the primary peer group annually to ensure that the companies comprising the primary peer group remain relevant for evaluating current compensation. For 2010, in light of the significantly reduced operations of Ambac Financial Group, we removed Ambac from our primary peer group. We continue to compare ourselves with our primary peers based on measures such as revenue, market capitalization and assets. For 2010, Radian was close to the 25th percentile of the primary peer group in terms of revenue and total assets, but close to the median in market capitalization. The companies that comprise our primary peer group vary in terms of size and relative complexity, and because we compete for talent in markets other than those in which we compete directly, we also use, as necessary, the financial services and general industry groups mentioned above, each of which are compiled annually by Towers Watson.

For the “financial services group” and the “general industry group” we use pre-established subsets of companies contained in the databases of an independent third party so that we compare companies of reasonably similar size to us. The subsets are based on standard revenue ranges that are provided in published compensation surveys, and we do not select or have any influence over the companies that participated in these surveys. The subset of companies we use consists of a broad array of companies in the financial services industry, including property/casualty insurance, life/health insurance, and investment, brokerage, retail and commercial bank organizations. The “financial services group” consists of companies with assets of less than $20 billion or revenues of less than $2 billion, while the “general industry group” is comprised of companies with revenues of $3 billion or less. We do not participate in the selection of the companies for inclusion in these benchmark groups and are not made aware of the companies that constitute these groups until the independent compensation consultant presents its benchmarking results to the Committee.

Our goal in benchmarking is to identify a compensation range for each executive officer position that is market competitive. From a quantitative perspective, we generally consider an executive officer’s compensation to be market competitive if it is within 15% of the median of the applicable benchmarked group. However, because executive officer roles and responsibilities often vary within the industries in which we participate or in the broader financial services segment, our benchmarking process is tailored for each executive officer position, with an emphasis on benchmark data for comparable positions and, in particular, comparable positions in our primary peer group. For each executive officer, we may use one or more of the three benchmark groups or, in some cases, only a limited subset of the primary peer group of companies, depending on the comparability of executive officer roles in these benchmark groups. As a result, our assessment of market competitiveness, in addition to the quantifiable benchmark data, may take into consideration many factors such as the scale and scope of the companies and specific roles against which our named executive officer positions are being compared and the potential market demand for such positions. For each of our named executive officers, our benchmarking process conducted by the independent compensation consultant for 2010 compensation was as follows:

Mr. Ibrahim.    The benchmarking process focused primarily on median data for companies in our primary peer group as well as the broader financial services group and the general industry group. Mr. Ibrahim’s total target direct compensation was between the 50th and 75th percentiles as compared to the primary peer group and financial services group, and at the 75th percentile of the general industry group, primarily due to his comparatively higher long-term incentive compensation target.

Ms. Bazemore.    The benchmarking process focused primarily on median data for companies in our primary peer group. Ms. Bazemore’s total target direct compensation was aligned with the median of comparable positions in our primary peer group, with a comparatively larger portion of her total compensation comprised of long-term incentives.

Mr. Quint.    The benchmarking process focused primarily on median data for companies in our primary peer group. We also compared Mr. Quint’s compensation against comparable positions in the broader financial services and general industry groups. Mr. Quint’s total target direct compensation was market competitive with the median of the CFO’s in our primary peer group and between the 50th and 75th percentiles of the broader financial services and general industry groups, primarily due to his comparatively higher long-term incentive compensation target.

Mr. Griffith.    We determined that there were no relevant or comparable executive positions within any of the benchmark groups. Consequently, we relied primarily on internal equity in establishing Mr. Griffith’s compensation as discussed below.

Mr. Theobald.    The benchmarking process focused on comparable positions in our primary peer group using functional peers and the broader financial services group. Mr. Theobald’s total target direct compensation was below the median of comparable positions of our primary peer group and aligned with the 75th percentile of the broader financial services group.

D.    Internal Equity

In addition to benchmarking, the Chief Executive Officer and the Committee also may consider internal equity among our executive officers in setting the primary components of compensation. While external benchmarking is critical in assessing the overall competitiveness of our compensation program, we believe that our compensation program also must be internally consistent and equitable to reflect an executive’s responsibilities and contributions to value creation and to ensure teamwork and coordination across the organization.

Our review of internal equity involves comparing the compensation of positions within a given level and/or comparing the differences in compensation among various levels. For 2010 compensation, we compared each component of Ms. Bazemore’s compensation with Mr. Ibrahim’s compensation in light of the significant potential impact that both of these positions have on our overall business results. In addition, we felt that using internal equity for assessing Ms. Bazemore’s compensation was particularly important given the relatively small number of external benchmarking points for her position, and given the lack of comparable external benchmarks for Mr. Griffith’s position, we used Ms. Bazemore’s compensation as an internal benchmark for establishing Mr. Griffith’s compensation. Although we monitor the difference in pay between our Chief Executive Officer and our other executive officers, given the uniqueness of this position, we do not perform a formal internal equity analysis of our Chief Executive Officer relative to the executive officer group.

E.    Wealth Accumulation

The Committee annually reviews “total reward” tally sheets for each of our executive officers and considers the current value and potential future value of existing equity awards along with potential future payouts under our cash-based incentive plans as factors when setting each executive’s target equity award.

IV.	Primary Components of Compensation

Our executive compensation program provides a balanced mix of pay through the following primary components: base salary, and short-term, medium-term, and long-term incentives. The incentive-based portions of our program are directly tied to the results of our corporate performance, achievement of strategic performance goals, and our long-term business and financial performance. The short-term incentives have been designed to recognize the achievement of annual objectives, while the medium-term and long-term incentives have been designed to ensure that decisions made in achieving short-term objectives continue to have an appropriate impact on the Company in supporting our longer term goals. In addition, awards of long-term incentives are used to recognize longer-term performance results designed to drive growth in stockholder value.

Compensation for our executive officers is heavily weighted towards performance-based, variable compensation. The following table highlights for each of our named executive officers, the percentage of 2010 total target compensation attributable to each component:

2010 Percentage of Total Target Compensation

*	Because of rounding, percentages do not equal 100%.

(1)	Reflects each named executive officer’s target awards for 2010 and not the amounts actually awarded to each named executive officer in 2010. See “Short-Term and Medium-Term Incentive Program” and “Long-Term Incentive Program” for amounts actually awarded to each of our named executive officers in 2010.

A.    Base Salary

Base salaries are paid to executive officers to provide them with a competitive level of compensation for the day-to-day performance of their job responsibilities. Base salaries for our named executive officers are based on competitive market compensation data for comparable executive positions within the benchmark groups and internal equity. The following table highlights the base salaries for each of our named executive officers as of year-end 2009 and 2010 as well as the most recent change in base salary for each executive:

2010 Base Salary

Named Executive	2010 Year-End Base Salary (1)	2009 Year-End Salary	Most Recent Change in Base Salary
Mr. Ibrahim	$800,000	$800,000	2011	(2)
Ms. Bazemore	$400,000	$400,000	2011	(3)
Mr. Quint	$370,000	$370,000	2006
Mr. Griffith	$350,000	$350,000	2010	(4)
Mr. Theobald	$280,000	$260,000	2010	(5)

(1)	The 2010 base salaries for Messrs. Ibrahim and Quint and Ms. Bazemore were determined to be market competitive and were not adjusted in 2010.

(2)	Under his new employment agreement, Mr. Ibrahim’s base salary was increased to $900,000, effective April 2011. Prior to this change, Mr. Ibrahim’s last increase in base salary was in 2007.

(3)	Effective March 2011, Ms. Bazemore’s salary was increased to $500,000 to improve the market competitiveness of her total target cash compensation. Prior to this change, Ms. Bazemore’s salary was last increased in July 2008 in connection with her promotion to President of Radian Guaranty.

(4)	Mr. Griffith joined Radian on February 3, 2010.

(5)	Effective March 2010, Mr. Theobald’s base salary was increased from $260,000 to $280,000 to improve market competitiveness. Prior to this change, Mr. Theobald’s last increase in base salary was in 2007.

B.    Short-Term and Medium-Term Incentive Program

The following discussion contains statements regarding Company and individual performance objectives for 2010 . These objectives are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of actual results or other guidance. We specifically caution investors not to apply these statements to other contexts.

The targeted dollar value of incentive awards under our STI/MTI Plan for our named executive officers are based on external benchmark data and internal equity and are evaluated annually. These values take into account competitive target cash incentive levels for comparable executive positions as discussed above.

In 2009, we replaced our previous short-term cash incentive program with a new STI/MTI Plan. As discussed above, this short-term and medium-term cash based incentive plan enhances the Company’s performance and risk-based approach to compensation. The STI/MTI Plan provides the Company’s senior officers with the opportunity to earn cash incentive awards during each two-year performance period, with the short-term incentive period covering the first full calendar year in which the award is granted and the medium-term incentive period covering the full two-year performance period (from January 1 of the year of grant through December 31 of the second performance year).

Short-Term Incentive – Funding

At the end of the short-term incentive period, the Committee determines the level of funding or “bonus pool” to be allocated among all short-term incentive awards under the STI/MTI Plan (including for the named executive officers) based on the Company’s achievement of certain business and financial performance goals and metrics. For 2010, the funding for the total bonus pool was determined based on the Committee’s assessment of the Company’s performance against three performance measures: “Profitability,” which generally considers our reported results and operating results; “Strategic Priorities,” which considers whether we achieved certain important strategic initiatives such as improving our mortgage insurance capital position and providing effective loss management; and our “Relative Performance,” which is our performance compared to competitors.

Short-Term Incentive – Award Allocation

The amount of short-term incentive actually awarded to a named executive officer is based on the achievement of specified performance goals for the current year. The 2010 performance goals for each of our named executive officers were as follows:

2010 Short-Term Incentive Performance Measures

(1)	The corporate performance goals shared by our named executive officers for 2010 were to:

•	Drive overall corporate and business unit financial performance and operating results;

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Strengthen our financial position by seeking additional capital and managing our liquidity and capital positions to allow us to continue to write profitable mortgage insurance business while maintaining compliance with regulatory and other obligations (such as the 25 to 1 risk-to-capital requirement imposed by certain states);

•	Promote and enhance our mortgage insurance franchise by maintaining/increasing our market share and by increasing the overall penetration rate of private mortgage insurance in the insured mortgage;

•	Manage our financial guaranty insured portfolio to maximize capital and liquidity support for our mortgage insurance business;

•	Manage our legacy mortgage insurance portfolios in order to keep people in their homes and protect stockholder value through effective loss mitigation;

•	Implement core business processes to improve service and efficiency;

•	Continue to execute a disciplined and balanced risk strategy to achieve an acceptable risk adjusted return;

•	Enhance employee development and engagement to drive overall business results;

•	Enhance the value and improve the experience that we provide to our customers by creating and delivering new products and service alternatives; and

•	Improve information and data management to streamline risk, operations, and loss management capabilities.

(2)	2010 Business Unit/Departmental Performance and Key Initiatives for each our named executive officers were as follows:

Name	2010 Objectives	2010 Key Initiatives
Mr. Ibrahim

(i) managing the corporate financial and business unit performance and our capital and liquidity positions

(ii) leading the ongoing strategic direction of the business by ensuring that key strategies are being achieved, key trends are being monitored, and by maintaining flexibility to respond to ongoing market volatility

(iii) maintaining and enhancing relationships with counterparties, investors, government sponsored enterprises and other key external constituencies

(a) driving the future value, performance and balanced risk strategy of the mortgage insurance business

(b) driving key talent management, succession planning and employee engagement activities

(c) ensuring internal controls and expenses are being effectively managed

Ms. Bazemore

(i) driving business unit financial performance and promoting and enhancing the mortgage insurance franchise

(ii) improving our mortgage insurance risk profile through disciplined risk management and competitive pricing to achieve acceptable risk-adjusted returns

(iii) ensuring that we are effectively mitigating losses through our loss management efforts

(a) managing our mortgage insurance market share and continuing to diversify our customer base

(b) actively managing our risk-to-capital ratio

(c) commuting non-core existing mortgage insurance business, as appropriate

Mr. Quint

(i) driving overall financial performance and maximizing our liquidity and capital positions

(ii) managing our investment portfolio to support our current business initiatives and effectively managing our tax positions

(iii) ensuring the maintenance and improvement of a strong system of internal controls

(a) raising external capital to enhance the company’s financial flexibility

(b) evaluating our investment in Sherman Financial Group LLC and potential opportunities to divest

(c) ensuring our strategy and results are effectively communicated to investors, analysts, and regulators

Mr. Griffith

(i) developing strategies to leverage our information technology (“IT”) systems and operations

(ii) streamlining IT costs and continuing strategic sourcing initiatives

(iii) implementing improvements to our core business processes to improve services and efficiencies

(a) implementing a demand management process

(b) effectively managing losses through loss management services and pre-claim default management

(c) improving data quality to optimize our risk, operations, and financial management capabilities

Name	2010 Objectives	2010 Key Initiatives
Mr. Theobald

(i) continuing to drive improvement in the credit quality of our mortgage insurance business

(ii) managing our credit portfolio analytics capabilities

(iii) improving credit analytics through enhanced reporting and data

(a) implementing new underwriting guidelines, standards, and policies

(b) managing the risk mix of mortgage insurance new business written

(c) managing our legacy insured portfolio and, as appropriate, commuting existing exposures

Corporate and business unit/departmental objectives are established each year in the context of our annual business planning process and are approved by our board of directors. Individual performance goals are established by each named executive officer and adjusted and approved by our Chief Executive Officer and the Committee as discussed in “Compensation Process and Oversight” above.

At the end of each performance year, each named executive officer provides his or her performance self-assessment to our Chief Executive Officer (and the Chief Executive Officer provides a similar self-assessment to the Committee), including his or her level of attainment of the specified performance goals. Our Chief Executive Officer reviews the performance of the named executive officer against his or her respective performance objectives and makes specific recommendations to the Committee regarding the amount of short-term incentive, if any, to be awarded.

The Committee (the independent directors in the case of the Chief Executive Officer) retains ultimate authority with respect to amounts awarded to the named executive officers under the STI/MTI Plan. Although actual performance measured against the performance goals is a consideration for the short-term incentive awards, the Committee or independent directors may, depending on the circumstances, exercise discretion in determining the amount to be awarded to each named executive officer. Maximum achievement can result in a short-term incentive award of up to 200% of the target amount, while performance below expectations can result in a reduced, or no, award. For each named executive officer, the Committee may weigh these performance goals differently, giving appropriate significance to the potential impact that each named executive officer may have on our performance in light of the executive officer’s role.

Once the amount of short-term incentive award is determined for each executive officer, 50% of this amount is then paid to each executive officer as a short-term incentive bonus. For 2010, these amounts are set forth in the “Bonus” column of our 2010 Summary Compensation Table. The remaining 50% of each executive’s short-term incentive award then becomes that executive officer’s target medium-term incentive award for the medium-term incentive period. At the end of the medium-term incentive performance period, the Committee determines what percentage, if any, of the target medium-term incentive awards will be paid to the named executive officers based on the Company’s achievement of certain business and financial performance metrics and goals. Individual officer performance is not evaluated for purposes of determining or paying the medium-term incentive awards. Maximum achievement can result in a medium-term incentive award of up to 150% of the target amount. The 2010 medium-term incentive award (covering the 2010 and 2011 performance period) will be determined based on the Committee’s assessment of the Company’s credit default rate for mortgage insurance written by the Company in 2010. We believe that the credit default rate for the first two years of an insured portfolio is an important indicator of that portfolio’s current and future projected credit performance. In addition, the Committee also may limit or decide not to pay the 2010 medium-term incentive award in the event there is a material restatement of our earnings.

As discussed below under “Medium-Term Incentive Analysis,” the amount awarded under the 2009 medium-term incentive award (covering the 2009 through 2010 performance period) was determined based on the Committee’s assessment of the Company’s credit default rate for mortgage insurance written by the Company in 2009. These amounts are set forth in the “Non-Equity Incentive Plan Compensation” column of our 2010 Summary Compensation table.

Consistent with our reporting in prior years, we report amounts awarded under our STI/MTI Plan in the Summary Compensation Table for the year in which they are earned. We report the short-term incentive portion of these awards as a “Bonus” given the nature of the performance objectives and the high-degree of discretion exercised by our Committee in assessing whether objectives were achieved, including the Committee’s ability to exercise positive or negative discretion for each individual executive. We have determined that the medium-term incentive award constitutes non-equity incentive plan compensation based on the following: (1) the award is based on a single metric (the credit default rate for a particular insurance year), and although we do not establish a particular quantifiable “target” for measuring performance, the current and historical credit default rates for our mortgage insurance portfolios and our competitors are well known and tracked both internally and externally; and therefore, it can be easily determined whether the credit default rate for a particular insured portfolio is above or below historical averages and expectations; (2) the award metric is communicated to the named executive officers; and (3) unlike the payout for the short-term incentive award, the percentage payout (relative to target) for the medium-term award is applied consistently to all executive officers, without Committee discretion to increase or decrease an award for individual executive officers.

Short-Term Incentive Analysis

Our financial results for 2010 were disappointing. For the full year, we reported a consolidated net loss of approximately $1.8 billion, which translates into a net loss per share of $15.74. A detailed analysis of our financial and operating performance is contained in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our 2010 Annual Report on Form 10-K. As discussed in our 2010 10-K, our results of operations were negatively and materially impacted by certain non-operating items, including the fair value accounting for our derivatives and the creation of a valuation allowance against our tax assets. Further, our operating results continue to reflect the impact of macroeconomic conditions on our legacy mortgage insurance portfolios (in particular our 2005 through 2008 insured portfolios). These conditions have had a significant negative impact on all participants in our industry.

Due to our financial results for 2010, all of our named executive officers received short-term incentive awards significantly below target (Mr. Ibrahim was awarded $0 and our other named executive officers received between 35% and 50% of target). However, despite these results, we believe we made significant progress in executing against our strategic objectives in 2010, including the critical objectives of improving our liquidity and capital positions, managing Radian Guaranty’s risk to capital ratio and maintaining our market share of high credit quality mortgage insurance business. We believe these efforts, along with managing losses in our legacy insured portfolios, are essential to our future success. In recognition of management’s efforts in carrying out these objectives, the Committee awarded short-term incentives to each of our named executive officers other than Mr. Ibrahim, as discussed below. Importantly, only 50% of these short-term incentive awards were paid to our executive officers as the 2010 short-term incentive bonus, with the remaining 50% forming their target medium-term incentive awards (covering the 2010 through 2011 performance period), which will remain at risk through the end of the medium-term incentive period on December 31, 2011.

The following table sets forth, for each named executive officer: the 2010 total incentive target, the total amount awarded for 2010 based on short-term performance, the total amount paid for 2010 short-term incentive (50% of amount awarded) and each executive’s medium-term incentive target (the remaining 50% of amount awarded):

2010 Short-Term/Medium-Term Incentives

Named Executive	2010 Incentive Target ($ and % of Base Salary)	2010 Total Amount Awarded ($ and % of Target) (1)		2010 Short- Term Amount Paid	2010 Medium- Term Incentive Target
Mr. Ibrahim	$1,400,000	$0		$0	$0
	175%	0%	(1)

Ms. Bazemore	$600,000	$300,000		$150,000	$150,000
	150%	50%	(2)

Mr. Quint	$462,500	$185,000		$92,500	$92,500
	125%	40%	(3)

Mr. Griffith	$175,000	$61,250		$30,625	$30,625
	50%	35%	(4)

Mr. Theobald	$210,000	$73,500		$36,750	$36,750
	75%	35%	(5)

(1)	Mr. Ibrahim achieved a significant portion of his performance objectives and the implementation of his key initiatives in 2010, including strengthening the company’s capital and liquidity position, protecting the mortgage insurance franchise by increasing our market share, expanding and diversifying our customer base, leveraging our financial guaranty business for capital support and reducing operating expenses. Despite these achievements, in light of our disappointing financial results for 2010, the independent directors approved a $0 short-term incentive award for 2010.

(2)	Ms. Bazemore successfully achieved, and in certain cases exceeded, her key business unit/departmental objectives and key initiatives in 2010. Ms. Bazemore successfully maintained our strong mortgage insurance market share, led efforts to diversify our customer base, enhanced our mortgage insurance risk profile (including through commutation of non-core mortgage insurance risk) and continued to successfully manage our loss management efforts. Overall, these efforts contributed to promoting and enhancing our mortgage insurance franchise.

(3)	Mr. Quint achieved a number of his key business unit/departmental objectives in 2010, including the completion of two public offerings, completing the sale of the Company’s remaining interest in Sherman Financial Group LLC, and ensuring the maintenance and improvement of a strong system of internal controls.

(4)	Mr. Griffith achieved a number of his key business unit/departmental objectives and implemented a number of his key initiatives in 2010, including the ongoing alignment of IT initiatives with our strategic goals, developing a demand management process focused on the implementation of certain key initiatives, and launching operations improvement efforts to improve service delivery and efficiency.

(5)	Mr. Theobald achieved a number of his key business unit/departmental objectives and implemented a number of his key initiatives in 2010, including maintaining the strong credit quality of new mortgage insurance written, completing a number of mortgage insurance commutations that reduced legacy exposures, and improving our mortgage insurance credit analytics capabilities and underwriting standards and policies.

Medium-Term Incentive Analysis

Beginning in 2008, as a result of the significant downturn in the housing market, we implemented a number of changes to our underwriting guidelines aimed at significantly improving the risk characteristics of the loans we were insuring. As a result of these more restrictive underwriting guidelines, the default rates for new insurance written beginning in the second half of 2008 have significantly improved, in particular as compared to prior years’ books of business. The credit default rate for our 2009 insured portfolio was 0.93% as of December 31, 2010, which compares favorably to the credit default rate of 11.53% for the first two performance years (i.e., as of December 31, 2009) of our 2008 insured portfolio and an average credit default rate of 11.25% for the first two performance years of each of our 2005 through 2007 insured portfolios. Based on the credit performance of our 2009 insured portfolio and the expected strong profitability of this portfolio, we believe this portfolio represents one of the strongest performing portfolios that we have ever written. Accordingly, the Committee awarded a payout at 115% of target for the 2009 medium-term incentive awards.

C.    Long-Term Incentive Program

The contributions of our named executive officers to the creation of stockholder value are primarily recognized through our long-term incentive program. This program consists of a series of annual awards, including equity instruments and cash performance awards, with overlapping performance periods and varying performance metrics. As a result, in any given period, our named executive officers may be incented to perform based on their outstanding restricted stock, stock options and SARs (which collectively are designed to motivate our executive officers to drive stock price growth and wealth creation), Performance Based RSUs, which focus our executive officers on outperforming our primary industry competitors as well as other companies of similar size in other industries, and cash based long-term incentive awards, which require our executive officers to focus on certain business fundamentals (e.g., mortgage insurance credit performance, mortgage insurance market share and expense management) that are critical to our long-term success. Because the program comprises a series of multiple awards, established at different times and with different performance periods, the amounts paid to our named executive officers for any given award may not be consistent with our short-term financial performance during the period in which those amounts are earned. This is particularly true of the cash based awards under our Executive LTI Plan, which focus on fundamental business metrics rather than changes in our stock price. Each of our long-term incentive awards are intended to support our ultimate goal of enhancing future long-term stockholder value. While certain of these awards are designed to reward executive officers for satisfying significant objectives necessary in pursuit of that objective, other awards are designed to reward executive officers only when that objective has been achieved.

Each year, in designing the annual long-term incentive awards for our named executive officers, the Committee reviews our long-term incentive program and assesses which types of awards would best complement our existing program in enhancing long-term stockholder value. In addition, the Committee also considers, among other things: (1) an appropriate balance between retention and performance based objectives, (2) the potential financial, accounting and tax impact of awards, (3) whether the award objectives are clear to executive officers and stockholders, and (4) the potential impact of the awards on risk behavior.

In 2010, the Committee again determined to pursue a portfolio approach in awarding a mix of equity (Performance Based RSUs and stock options) and grants of three- and four-year cash performance award opportunities under our Executive LTI Plan. Beginning in 2008, in light of the limited amount of shares then available for issuance under our 2008 Equity Plan and the low trading price of our common stock at the time of grant, we elected to grant a portion of each executive officer’s long-term incentive awards in cash under the Executive LTI Plan. Compared to traditional equity plans, the Executive LTI Plan provides the Committee with flexibility in tailoring awards for our named executive officers to meet the current challenges facing us and those objectives that are likely to drive stockholder growth in the future. In addition, under the Executive LTI Plan, the Committee has the ability to reduce or deny awards to executive officers for behavior the Committee deems outside of our risk parameters or otherwise not in our best interest.

The Committee administers the Executive LTI Plan and is responsible for, among other items, establishing the target values of awards to participants and selecting the specific performance factors for such awards. At the end of each performance period, the Committee determines the specific payout to each participant based on the Committee’s view of our overall corporate performance, the participant’s performance and the degree to which each of the performance measures has been satisfied. All cash-based award payouts are paid in cash in a lump sum, net of applicable withholdings.

Performance for 50% of the 2010 award under the Executive LTI Plan will be measured over a three-year performance period, beginning May 30, 2010 and ending May 30, 2013. Performance for the remaining 50% of each award will be measured over a four-year performance period, beginning May 30, 2010 and ending May 30, 2014. At the end of each performance period, the Committee will determine in its sole discretion the specific cash payout to each participant, which may range from 0% to 300% of the amount of the target award then under consideration, based on the Committee’s view of our overall corporate performance, the participant’s individual performance and the degree to which each of the following performance measures have been satisfied: (1) mortgage insurance market share, (2) capital management, (3) mortgage insurance credit quality, (4) expense management, and (5) operating profitability. The target award opportunities for the 2010 awards range from approximately 50% to 100% of the named executive officers’ base salaries.

In 2010, we further expanded upon our pay-for-performance practice by granting Performance Based RSUs to our named executive officers. Unlike time vested awards, the Performance Based RSUs only will vest if we satisfy certain total shareholder return (“TSR”) objectives, based on how our TSR compares to certain comparable industry peers (publicly traded companies with a primary focus on mortgage insurance) and companies included in the S&P 400 index over a three-year performance period. At the end of the three-year performance period, each named executive officer will be entitled to receive shares of our common stock based on the achievement of the following: (i) 50% of the executive’s target award (the “peer target”) will be based on the performance of our TSR compared to the TSR’s of PMI Group, Inc. and MGIC Investment Corporation (with a potential payout between 0% to 100% of the peer target), and (ii) the remaining 50% of the target award (the “index target”) based on the performance of our TSR compared to the relative TSRs of companies included in the S&P 400 index (with a potential payout between 0% to 150% of the index target). Upon the occurrence of certain corporate events impacting one or more of the companies included in our peer group, the Committee may determine that performance will be measured solely based on our TSR compared to the relative TSRs of the companies included in the S&P 400 index, with the percentage of RSUs vesting ranging from 0% to 150% of each executive officer’s total target RSU award.

In addition to the Performance Based RSUs, the Committee granted stock options to each of our named executive officers in 2010. While the Performance Based RSUs are intended to measure relative performance, the stock options are intended to reward the named executive officers for increases in our stock price over the three and four year vesting periods, regardless of how this increase compares to our peers. Our board of directors reviewed and approved the equity awards for 2010 as set forth below. Equity awards are not coordinated with the release of material nonpublic information. The Committee does not take the release of such information into account as an element of when to make grants.

2010 Long-Term Incentive Compensation

			Components of 2010 Long-Term Incentive Award
	2010 Long-Term Incentive Target ($ and % of Base Salary) (1)		2010 Long-Term Incentive Award ($ and % of Target) (2)	2010 Target Cash Award ($)	2010 Stock Options Grant (Number of Options)	2010 Restricted Stock Units Grant (Number of Shares)
Mr. Ibrahim	$2,400,000		$2,474,494	$800,000	87,900	72,800
	300%	(3)	103%

Ms. Bazemore	$1,000,000		$1,237,768	$400,000	44,000	36,400
	250%	(4)	124%

Mr. Quint	$647,500		$618,884	$200,000	22,000	18,200
	175%	(5)	96%

Mr. Griffith	$525,000		$542,826	$175,000	19,300	16,000
	150%	(6)	103%

Mr. Theobald	$420,000		$433,844	$140,000	15,400	12,800
	150%	(7)	103%

(1)	The projected long-term incentive targets for our named executive officers are reviewed annually and established based on market data that takes into account competitive long-term incentive targets for comparable executive positions within each of the benchmark groups, as appropriate, internal equity and the role of long-term incentives in providing a total compensation package.

(2)	For each named executive officer, represents (i) the 2010 target cash award under our Executive LTI Plan and (ii) the grant date fair value of stock options and Performance Based RSUs granted to each named executive officer. For 2010, we granted a long-term incentive award to Ms. Bazemore at 124% of target in light of the importance of her 2010 business objectives to our long-term future success.

(3)	Under his new employment agreement, Mr. Ibrahim’s long-term incentive target was increased (effective for the 2011 long-term incentive awards) from 300% of base salary to 350% of base salary.

(4)	Ms. Bazemore’s long-term incentive target was increased from 200% to 250% for 2010 to improve market competitiveness.

(5)	Mr. Quint’s 2010 long-term incentive target was increased from 155% to 175% to improve market competitiveness and his mix of compensation and to encourage greater focus on the long-term success of the Company.

(6)	Mr. Griffith’s long-term incentive target was set at 150% at time of hire as part of his total compensation package, primarily based on internal equity.

(7)	Mr. Theobald’s long-term incentive target was increased from 125% to 150% of base salary in 2010 to improve market competitiveness and his mix of compensation and to encourage greater focus on the long-term success of the Company.

Stock Ownership Guidelines

Consistent with our compensation philosophy, we believe that senior management, including the named executive officers, should have a significant equity investment in Radian to further align their interests and actions with the interests of our stockholders.

Under our Stock Ownership Guidelines, our named executive officers and other officers designated by our Chief Executive Officer are expected to hold shares with a market value equal to at least the values provided below. Unless the officer holds more than this threshold market value of shares, the officer is not permitted to sell shares of our common stock that he or she owns, subject to certain exceptions. The levels of stock ownership are outlined below:

Officer Level	Ownership Guideline
CEO	5 times salary
CFO and President of Radian Guaranty	2.5 times salary
All other designated officers	1.5 times salary

Based on the market value of our common stock as of March 15, 2011, only Messrs. Ibrahim, Quint and Theobald met the ownership threshold necessary to sell stock in compliance with our ownership guidelines.

V.	Other Compensation

In addition to the primary components of their compensation, our named executive officers receive additional compensation through their participation in our benefit plans as well as, to a lesser extent, through their receipt of perquisites.

A.    Retirement Compensation

We are committed to providing all of our employees with competitive benefits, including retirement benefits, that make sense for their financial security, while positioning us for future growth and improved profitability.

Savings Incentive Plan

The Radian Group Inc. Savings Incentive Plan (the “Savings Plan”) currently serves as a retirement vehicle for our named executive officers and other employees. The Savings Plan, among other things:

•	Allows for the immediate eligibility of new hire participation and provide for the automatic enrollment of eligible employees;

•	Provides for quarterly matching contributions by Radian equal to 100% of employee contributions (up to 6% of eligible pay);

•	Provides for the immediate vesting of our matching contributions and the ability to immediately diversify such holdings, subject to our securities trading policy;

•

Permits our board of directors to make discretionary, pro rata (based on eligible pay) cash allocations to each eligible participant’s account, with vesting upon completion of three years of service with us; and

•

Provides participants who had attained at least five years of service and were active participants on December 31, 2006 in Radian’s Pension Plan, which was terminated effective, June 1, 2007, with yearly cash “transition credits” (initially for up to five years, if employed by us during this time) under the Savings Plan equal to a fixed percentage of their eligible pay, calculated based on a formula that takes into account their age and years of completed vesting service as of January 1, 2007.

Each of our named executive officers participated in the Savings Plan in 2010.

Benefit Restoration Plan

Effective January 1, 2007, we replaced our Supplemental Executive Retirement Plan (“SERP”) with the Benefit Restoration Plan (“BRP”). For additional information regarding the BRP, see “Nonqualified Deferred Compensation—Benefit Restoration Plan” below. The BRP, as amended, is intended to provide additional retirement benefits to our employees that are eligible to participate in the Savings Plan and whose benefits under the Savings Plan are limited by applicable IRS limits on eligible compensation. As compared to the SERP, we believe the BRP better represents our compensation philosophy and objectives, including our goal of enhancing the equitable distribution of benefits among our employees. In particular, we believe the BRP is a more appropriate plan for employees and stockholders for the following reasons:

•

Participation is predominately based on compensation earned rather than an employee’s title or position. All employees whose eligible pay exceeds the IRS compensation limit ($245,000 for 2009 and 2010) are eligible to participate in the BRP in the same year in which they exceed the IRS limit. The Company makes annual contributions to each participant’s account based on eligible compensation;

•	Based on plan design, the BRP is dependent on company contributions each year, which makes it more flexible and fiscally responsible for Radian;

•

In determining benefits under the BRP, bonus and commissions will affect a participant’s contribution only for the year in which they occur. As a result, extraordinarily high compensation in one year is not locked into the benefit formula as it was under the SERP; and

•	Unlike the SERP, the BRP permits the investment of contributions in the Radian common stock fund, thus permitting participants to invest in Radian.

B.    Deferred Compensation Plan

We maintain a voluntary deferred compensation plan for our executive officers. The deferred compensation plan allows executive officers to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) all or a portion of their short-term and medium-term incentive awards. Deferring compensation allows executive officers to earn on the deferred amounts a rate of return calculated under different options available to participating executive officers. The deferred compensation program otherwise complies with the requirements of applicable IRS regulations. None of our named executive officers made contributions to the deferred compensation plan in 2010. See “Nonqualified Deferred Compensation” below.

C.    Perquisites

In the ordinary course, perquisites generally represent an immaterial component of our executive officer compensation. See the 2010 Summary Compensation Table below for perquisites paid to our named executive officers in 2010. In addition to providing parking benefits for certain named executive officers, we provide to our named executive officers an annual flexible spending allowance (equal to $15,000 for the Chief Executive Officer, and $12,500 for each of the other named executive officers) that provides for reimbursement for predefined services and fees not covered under our compensation and benefits programs, including auto leasing, estate planning, financial planning, tax preparation, executive health assessments and health/fitness club memberships. We do not provide benefit adjustments or gross-ups on any tax the executive officer incurs under this plan. This program eliminated individual or separate executive perquisites, and it provides executive officers access to a wide range of market competitive perquisites.

In addition, we provide reasonable relocation packages to executive officers in order to encourage them to accept employment with Radian that requires relocation.

VI.	Change of Control and Severance Agreements

The Committee regularly evaluates the on-going need for change of control and severance agreements for our named executive officers. In 2010, we adopted a new termination pay strategy for the Company to be applied generally to executive agreements going forward. This strategy is designed with the primary purposes of:

•	Responsibly tailoring termination payments based on executive positions and current market standards;

•	Enhancing clarity regarding future potential severance payments to such named executive officers;

•	Applying a more consistent approach to severance among the Company’s executive officers;

•	Imposing certain restrictive covenants that are important to the Company; and

•	Eliminating enhanced payouts on an executive officer’s termination in connection with a change of control of the Company.

As part of this new strategy, on December 30, 2010, we replaced various existing severance and change of control agreements for Messrs. Quint, Griffith and Theobald (each with differing terms) with a consistent and reasonable severance-based approach. In general, these agreements provide the covered executive with between one and one and a half times the sum of his base salary and target incentive award under our STI/MTI Plan as well as a pro-rated target incentive award for the year of termination. Under these agreements, there is no accelerated or enhanced payment in the event of a change of control, no accelerated vesting of equity awards and no gross-up for taxes.

In addition, effective April 5, 2011, we entered into a new employment agreement with Mr. Ibrahim. This agreement replaces Mr. Ibrahim’s previous employment agreement, and includes the following notable changes:

•

Consistent with our termination pay strategy, the agreement eliminates any accelerated or enhanced severance payment in the event of a change of control, and includes a reasonable severance provision at two times the sum of Mr. Ibrahim’s base salary and target incentive award under our STI/MTI Plan as well as a pro-rated target incentive award for the year of termination; and

•	The agreement eliminates any tax gross-up as a result of any “excess parachute payment” within the meaning of section 280G of the Internal Revenue Code.

Following these changes, only Ms. Bazemore continues to be subject to a change of control agreement. This agreement, which expires on November 14, 2011, is a “double-trigger” agreement, meaning that we will only make payments to Ms. Bazemore upon her termination (including for good reason) in connection with a change of control. If triggered, the Agreement provides for a payment equal to two times the sum of Ms. Bazemore’s base salary and target incentive award under our STI/MTI Plan.

The Committee believes that the limited use of severance arrangements is a necessary means for recruiting, motivating and retaining executive officers in the competitive and consolidating industries in which we participate. Having experienced the dislocation caused by a proposed merger in the recent past, and given the current volatile operating and regulatory environment, we want our executive officers’ sole focus to be on our business and the interests of our stockholders. Further, we believe it is important to be transparent with respect to amounts that our named executive officers could receive in the event of their termination. We believe our existing termination pay agreements, including the amounts provided for, are consistent with, and in some cases more conservative, than current market practice.

See “Potential Payments upon Termination of Employment or Change of Control” below for a detailed discussion, including a quantification of, potential payments to the named executive officers in connection with a termination event.

VII.	Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Code limits the deductibility of compensation over $1 million paid to a company’s chief executive officer and the four next most highly compensated executive officers. To qualify for deductibility under Section 162(m), compensation in excess of $1 million per year paid to each of these executive officers generally must be “performance-based” compensation as determined under Section 162(m). To be performance-based compensation, the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by our stockholders before the compensation is paid. To the extent determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to us and to the executive officers of various payments and benefits. The Committee retains the right to provide non-deductible compensation if it determines that such action is in our best interests and those of our stockholders. For example, the Executive LTI Plan is designed to motivate, retain, and reward our executive officers through an unprecedented volatile housing and related credit market cycle. The Committee decided to retain significant discretion in determining whether objectives were achieved for awards under the plan, and therefore, the awards under the plan will be non-deductible compensation under Section 162(m).

In proposal 2 above, we are asking our stockholders to approve an amendment to the 2008 Equity Plan, in part to allow us to issue equity awards that will qualify for deductibility under Section 162(m).

Compensation and Human Resources Committee Report

The Compensation and Human Resources Committee of our board of directors has reviewed the “Compensation Discussion and Analysis” section included above and discussed that analysis with our management. Based on its review and discussions with management, the Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2010. This report is provided by the following independent directors, who comprise the committee:

Members of the Compensation and Human Resources Committee

Stephen T. Hopkins (Chairman)

Howard B. Culang

Ronald W. Moore

Anthony W. Schweiger

Director Compensation

The form and amount of director compensation are determined and reviewed annually by the Compensation and Human Resources Committee of our board of directors. The guiding principles for our director compensation program are: (i) compensation should be made in proportion to the amount of work required of directors in companies of a comparable size and/or complexity to that of Radian and in light of the current business environment and current market and operating conditions; (ii) directors’ interests should be aligned with the long-term interests of our stockholders; (iii) the structure of the compensation should be transparent so that it can be easily understood by our stockholders; and (iv) compensation should be consistent with director independence.

Directors that are employed by us do not receive additional compensation for serving as a director.

Cash Compensation

All of our non-employee directors other than Mr. Wender receive an annual fee for their services of $32,500. Mr. Wender receives an annual fee of $150,000 for serving as non-executive Chairman, and the chairmen of the following committees are paid the following additional annual fees:

Audit Committee (Mr. Carney) – $25,000

Compensation and Human Resources Committee (Mr. Hopkins) – $15,000

Credit Committee (Mr. Culang) – $25,000

Governance Committee (Mr. Schweiger) – $10,000

Finance and Investment Committee (Mr. Moore) – $10,000

Each non-employee director, including Mr. Wender, also receives a $2,000 fee for each board meeting or committee meeting attended. All annual fees are paid quarterly in advance, and all meeting fees are paid quarterly in arrears. The fees set forth in the 2010 Director Compensation table below represent amounts paid to our directors in 2010, including for meetings held in the fourth quarter of 2009.

As described below in “Nonqualified Deferred Compensation,” we maintain a deferred compensation plan for our non-employee directors. The deferred compensation plan allows non-employee directors to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) receipt of all or a portion of their cash compensation and earn a selected rate of return on such amounts. Our non-employee directors are not entitled to participate in our retirement plans.

Equity Compensation

Each of our non-employee directors is entitled to an annual equity award with a grant date fair market value of $115,000. In addition, Mr. Wender also is entitled to an additional annual equity award with a grant date fair market value of $100,000 for serving as Chairman. We provide annual equity awards to our non-employee directors to compensate them for services rendered as well as to further align their long-term interests with those of our stockholders.

Each year, the Compensation and Human Resources Committee considers and recommends to our non-employee directors the form of annual equity awards to be granted to our non-employee directors. Beginning in 2009, in light of the limited number of shares available for issuance under our 2008 Equity Plan, we began granting annual equity awards to our non-employee directors in the form of RSUs (cash-settled). These awards, because they are cash settled, do not reduce the number of shares available for grant under our 2008 Equity Plan. The cash-settled RSUs vest in their entirety three years from the date of grant or earlier upon the director’s retirement, death or disability. In addition, vesting also may be accelerated under certain circumstances if the non-employee director has a separation from service following a change of control. Upon the conversion date of the RSUs (generally defined as a director’s termination of service with us), our non-employee directors will be entitled to a cash amount equal to the then fair market value of the vested RSUs. The RSUs do not entitle our non-employee directors to voting or dividend rights. Between 1999 and 2008, we awarded annual equity grants to our non-employee directors in the form of phantom stock to be settled in shares of our common stock. These awards were fully vested at the time of grant, with the exception of the 2008 award, which vests three years from the date of grant or earlier upon a director’s retirement, death or disability. In the past, we also have granted non-qualified stock options to our non-employee directors.

Each director may defer the conversion of his or her phantom shares into common shares or RSUs into cash pursuant to the deferred compensation plan for our non-employee directors.

Our board of directors views equity ownership in Radian as an important means of accomplishing the alignment of directors’ and stockholders’ interests. Each non-employee director is therefore expected to hold a minimum direct investment in Radian equal to a market value of at least $350,000. Unless a director holds more than this threshold market value, that director is not permitted to sell shares or other holdings that he or she owns, subject to certain exceptions.

In addition to the amounts reported above, we also pay for or reimburse directors for travel expenses related to attending board, committee or other company business meetings and approved educational seminars.

The following table provides information about compensation paid to each of our non-employee directors in 2010.

2010 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Herbert Wender	$266,000	$215,000	$481,000
David C. Carney	147,500	115,000	262,500
Howard B. Culang	129,500	115,000	244,500
Lisa W. Hess*	—	—	—
Stephen T. Hopkins	119,500	115,000	234,500
James W. Jennings	106,500	115,000	221,500
Ronald W. Moore	100,500	115,000	215,500
Jan Nicholson	106,500	115,000	221,500
Robert W. Richards	98,500	115,000	213,500
Noel J. Spiegel*	—	—	—
Anthony W. Schweiger	106,500	115,000	221,500

*	Ms. Hess and Mr. Spiegel joined our board of directors on February 9, 2011.

(1)	Represents the grant date fair value of awards computed in accordance with the accounting standard regarding share-based compensation payments. Each of our non-employee directors was awarded 11,036 RSUs (cash settled) on May 12, 2010, with a grant date fair market value of approximately $115,000. In addition, Mr. Wender received an additional award of 9,597 RSUs (cash settled) with a grant date fair market value of approximately $100,000. The grant date fair market value of RSUs is calculated by using the closing price of our common stock on the NYSE as of the grant date ($10.42 on May 12, 2010). For a discussion of the assumptions used by us in calculating these amounts, see Note 16, “Share-Based and Other Compensation Programs,” of Notes to Consolidated Financial Statements in our 2010 Annual Report on Form 10-K.

As of December 31, 2010, each of our non-employee directors held the following number of non-qualified stock options, shares of phantom stock and RSUs:

Name	Non-Qualified Stock Options (#) (*)	Shares of Phantom Stock (#) (**)	Restricted Stock Units (#)
Mr. Wender	15,750	56,913	100,856
Mr. Carney	7,200	58,988	53,946
Mr. Culang	7,200	58,161	53,946
Ms. Hess	0	0	0
Mr. Hopkins	7,200	58,161	53,946
Mr. Jennings	7,200	58,988	53,946
Mr. Moore	7,200	58,988	53,946
Ms. Nicholson	0	54,870	53,946
Mr. Richards	7,200	58,988	53,946
Mr. Spiegel	0	0	0
Mr. Schweiger	4,800	58,988	53,946

*	The exercise price of these options ranges from $27.19 to $35.81. On January 22, 2011, 12,000 options for Mr. Wender and 2,400 options for each of Messrs. Carney, Culang, Hopkins, Jennings, Moore and Richards expired.

**	Includes dividend equivalents to be issued upon conversion of the phantom stock. All directors other than Ms. Hess and Mr. Spiegel are currently eligible to retire.

Executive Compensation

The 2010 Summary Compensation Table below describes our compensatory and other arrangements with (1) Mr. Ibrahim, our principal executive officer, (2) Mr. Quint, our principal financial officer, and (3) Ms. Bazemore and Messrs. Griffith and Theobald, our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) serving as executive officers at December 31, 2010.

2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non- Equity Incentive Plan Compen- sation ($) (3)	All Other Compen- sation ($) (4)	Total ($)
Sanford A. Ibrahim	2010	$800,000	$0	$875,784	$764,730	$724,500	$97,390	$3,262,404
Chief Executive Officer	2009	800,000	630,000	634,590	589,110	0	175,260	2,828,960
(Principal Executive Officer)	2008	800,000	0	213,280	323,005	0	122,495	1,458,780

C. Robert Quint	2010	370,000	92,500	218,946	191,400	230,000	73,573	1,176,419
Executive V.P., Chief	2009	370,000	200,000	69,680	169,725	0	59,904	869,309
Financial Officer (Principal	2008	370,000	0	25,544	38,556	0	61,973	496,073
Financial Officer)

Teresa Bryce Bazemore	2010	400,000	150,000	437,892	382,800	258,750	51,393	1,680,835
President, Radian Guaranty	2009	400,000	225,000	120,600	294,555	0	49,289	1,089,444
	2008	383,846	0	62,248	94,220	0	67,477	607,791

Robert H. Griffith	2010	320,385	80,625	236,030	167,910	0	263,967	1,086,417
Executive V.P., Chief
Operating Officer,
Radian Guaranty

H. Scott Theobald	2010	276,923	36,750	153,984	133,980	115,000	52,221	768,858
Executive V.P., Chief	2009	260,000	100,000	36,180	88,695	0	49,933	534,808
Risk Officer, Radian Guaranty	2008	260,000	88,400	17,360	26,300	0	38,451	430,511

(1)	Represents the short-term incentive award paid to each of our named executive officers for performance in the year indicated. Beginning in 2009, each named executive officer is paid 50% of his or her short-term incentive award for the year earned, with the remaining 50% forming the executive officer’s medium-term incentive award. For additional information, see “Compensation Discussion and Analysis—Primary Components of Compensation—Short-Term and Medium-Term Incentive Program.” For 2010, Mr. Griffith’s 2010 bonus includes: (i) his short-term incentive award of $30,625; and (ii) the portion of his sign-on bonus paid to him in 2010. See “Potential Payments Upon Termination of Employment or Change of Control—Compensation Related Agreements—Employment Agreement with Robert H. Griffith.”

(2)	Represents the grant date fair value of the awards computed in accordance with the accounting standard regarding share-based compensation payments. For 2010 awards, grant date fair value is calculated as follows: (i) for performance based RSUs (stock settled), by using the Monte Carlo model ($12.03 on May 12, 2010); (ii) for nonqualified stock options, by using the Black Scholes model ($8.70 on May 12, 2010); and (iii) for the time-vested RSUs (stock settled) granted to Mr. Griffith in connection with his hiring, by using the last price of our common stock on the NYSE as of the date of grant ($6.70 on February 9, 2010). For a discussion of the assumptions used by us in calculating these amounts, see Note 16, “Share-Based and Other Compensation Programs,” of Notes to Consolidated Financial Statements in our 2010 Annual Report on Form 10-K.

(3)	Represents the medium-term incentive award paid to each of our named executive officers for the year in which it is earned. For 2010, the amounts represent payments made to each executive for their 2009 medium-term incentive awards (covering the 2009 through 2010 performance period). For additional information, see “Compensation Discussion and Analysis—Primary Components of Compensation—Short-Term and Medium-Term Incentive Program—Medium-Term Incentive Analysis.”

(4)	For 2010, “All Other Compensation” includes the following amounts:

•

Matching contributions and other amounts credited under our Savings Plan for the benefit of the named executive officers in the following amounts: Mr. Ibrahim—$14,700; Mr. Quint—$24,500; Ms. Bazemore—$14,700; Mr. Griffith—$14,700; and Mr. Theobald—$22,050.

•

Contributions made by us under our Benefit Restoration Plan for the benefit of the named executive officers in the following amounts: Mr. Ibrahim—$45,300; Mr. Quint—$21,750; Ms. Bazemore—$15,300; Mr. Griffith—$4,523; and Mr. Theobald—$9,104.

•

The dollar value of imputed income from premiums and any related tax gross-up paid by us for long-term disability insurance for the benefit of the named executive officers in the following amounts: Mr. Ibrahim—(imputed income of $8,558, plus a tax gross-up of $6,596); Mr. Quint—(imputed income of $5,032, plus a tax gross-up of $3,811); Ms. Bazemore—(imputed income of $3,127, plus a tax gross-up of $2,368); Mr. Griffith—(imputed income of $2,018, plus a tax gross-up of $1,529); and Mr. Theobald—(imputed income of $3,380, plus a tax gross-up of $2,560).

•

The dollar value of imputed income from premiums and any related tax gross-up paid by us under life insurance policies on the lives of the named executive officers in the following amounts: Mr. Ibrahim—(imputed income of $11,228, plus a tax gross-up of $8,654; Mr. Quint—(imputed income of $2,685, plus a tax gross-up of $2,034); Ms. Bazemore—(imputed income of $3,126, plus a tax gross-up of $2,368); Mr. Griffith—(imputed income of $0, plus a tax gross-up of $0); and Mr. Theobald—(imputed income of $1,378, plus a tax gross-up of $1,044).

•	The dollar value of dividends paid on restricted stock in the following amounts: Mr. Ibrahim—$2,354; Mr. Quint—$388; Ms. Bazemore—$478; Mr. Griffith—$0; and Mr. Theobald—$205.

•

In connection with Mr. Griffith’s hiring and relocation to the Philadelphia, Pennsylvania area, we paid him an aggregate of $228,697 in 2010 for certain relocation expenses, including temporary housing expenses, brokerage fee (up to 6%) of the sale of his former primary residence and certain closing costs related to his purchase of his new primary residence in Philadelphia.

•	The cost to us of providing the following additional perquisites to the named executive officers in 2010:

2010 Other Perquisites	Mr. Ibrahim	Mr. Quint	Ms. Bazemore	Mr. Griffith	Mr. Theobald
Parking Benefits	$0	$1,560	$650	$0	$0
Executive Flexible Spending Account Plan *	0	11,812	9,276	12,500	12,500

Total	$0	$13,372	$9,926	$12,500	$12,500

*	Represents fees reimbursed by us under our Executive Flexible Spending Account Plan for auto leasing, estate planning, tax preparation and health/fitness club memberships. See “Compensation Discussion and Analysis—Other Compensation—Perquisites.”

2010 Grants of Plan Based Awards

Name	Grant Date		Estimated Future Payouts Under Non- Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)		Grant Date Fair Value of Stock and Option Awards ($) (7)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
Mr. Ibrahim	2/9/2010	(1)	$630,000	$945,000					$		$
	5/12/2010	(2)(3)	800,000	2,400,000
	5/12/2010	(2)(4)			72,800	109,200						875,784
	5/12/2010	(2)(5)						87,900		10.42		764,730

Mr. Quint	1/19/2010	(1)	200,000	300,000
	5/12/2010	(2)(3)	200,000	600,000
	5/12/2010	(2)(4)			18,200	27,300						218,946
	5/12/2010	(2)(5)						22,000		10.42		191,400

Ms. Bazemore	1/19/2010	(1)	225,000	337,500
	5/12/2010	(2)(3)	400,000	1,200,000
	5/12/2010	(2)(4)			36,400	54,600						437,892
	5/12/2010	(2)(5)						44,000		10.42		382,800

Mr. Griffith	2/9/2010	(6)					6,500					43,550
	5/12/2010	(2)(3)	175,000	525,000
	5/12/2010	(2)(4)			22,500	33,750						192,480
	5/12/2010	(2)(5)						19,300		10.42		167,910

Mr. Theobald	1/19/2010	(1)	100,000	150,000
	5/12/2010	(2)(3)	140,000	420,000
	5/12/2010	(2)(4)			12,800	19,200						153,984
	5/12/2010	(2)(5)						15,400		10.42		133,980

(1)	Represents the 2009 medium-term incentive award (covering the 2009 and 2010 performance years) granted under our STI/MTI Plan. As discussed above under “Compensation Discussion and Analysis—Primary Components of Compensation—Short-Term and Medium-Term Incentive Program,” each executive officer’s target 2009 medium-term incentive award was established in 2010, in connection with the payment of the 2009 short-term incentive awards. Each named executive officer was entitled to a cash payment ranging from 0% to 150% of his or her target 2009 medium-term incentive award. See “2010 Summary Compensation Table” for the amounts paid to each named executive officer under this award and “Compensation Discussion and Analysis—Primary Components of Compensation—Short-Term and Medium-Term Incentive Program—Medium-Term Incentive Analysis” for a discussion regarding the payment of the 2009 medium-term incentive award.

(2)	On May 12, 2010, we granted annual long-term incentive awards to each named executive officer. The awards consisted of: (i) cash performance awards under the Executive LTI Plan; (ii) performance based RSUs under the 2008 Equity Plan; and (iii) non-qualified stock options under the 2008 Equity Plan. For more information, see “Compensation Discussion and Analysis—Primary Components of Compensation—Long-Term Incentive Program.”

(3)	Represents cash award opportunities granted under our Executive LTI Plan to each named executive officer. Named executive officers will be entitled to a cash payment ranging from 0% to 300% of the target award based on the Compensation and Human Resources Committee’s view of our overall corporate performance, such named executive officer’s performance and the degree to which certain other performance measures are satisfied. Performance for 50% of the award will be measured over a three-year period (May 30, 2010 through May 30, 2013), and performance for the remaining 50% of the award will be measured over a four-year period (May 30, 2010 through May 30, 2014).

(4)

Represents the target and maximum number of shares that may be issued pursuant to performance based RSUs (stock settled) granted to each of the named executive officers under our 2008 Equity Plan. At the end of the three-year performance period, each named executive officer will be entitled to receive shares of our common stock based on the achievement of the following performance goals: (i) 50% of the executive’s target award (the “peer target”) will be based on the performance of our TSR compared to the TSR’s of a group of our peers (with a potential payout between 0% to 100% of the peer target), and (ii) the remaining 50% of the target award (the “index target”) based on the performance of our TSR compared to the relative TSRs of companies included in the S&P 400 index (with a potential payout between 0% to 150% of the index target). Upon the occurrence of certain corporate events impacting one or more of the companies included in our peer group, the Compensation and Human Resources Committee may determine that performance will be measured solely based on our TSR compared to the relative TSRs of the companies included in the S&P 400 index, with the percentage of RSUs vesting ranging from 0% to 150% of each executive officer’s total target RSU award.

(5)	Represents non-qualified stock options granted under our 2008 Equity Plan to each of the named executive officers. The non-qualified stock options will vest as follows: 50% on the third anniversary of the grant date and the remaining 50% on the fourth anniversary of the grant date.

(6)	Represents RSUs (stock settled), which vest on the third anniversary of the grant date, granted to Mr. Griffith in connection with his hiring.

(7)	Represents the grant date fair value of the awards computed in accordance with the accounting standard regarding share-based compensation payments. Grant date fair value is calculated as follows: (i) for performance based RSUs (stock settled), by using the Monte Carlo model ($12.03 on May 12, 2010); (ii) for nonqualified stock options, by using the Black Scholes model ($8.70 on May 12, 2010); and (iii) for the time-vested RSUs (stock settled) granted to Mr. Griffith in connection with his hiring, by using the last price of our common stock on the NYSE as of the date of grant ($6.70 on February 9, 2010). For a discussion of the assumptions used by us in calculating these amounts, see Note 16, “Share-Based and Other Compensation Programs,” of Notes to Consolidated Financial Statements in our 2010 Annual Report on Form 10-K.

The following table provides information regarding all equity awards outstanding at December 31, 2010 for each of the named executive officers.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Ibrahim	60,000	0		$46.39	05/05/12			$
	35,800	0		56.03	02/07/13
	0	253,000	(1)	2.48	08/07/15
						51,944	(2)		419,188
						54,360	(3)		438,685
						85,164	(4)		687,274
						72,800	(5)		587,496
	0	269,000	(6)	2.68	05/13/14
	0	87,900	(7)	10.42	05/12/14

Mr. Quint	29,970	0		35.81	11/06/11
	30,000	0		35.79	01/30/13
	20,000	0		45.95	02/10/14
	12,700	0		48.39	02/08/12
	15,300	0		56.03	02/07/13
	0	30,200	(8)	2.48	08/07/15
						10,300	(9)		83,121
						26,000	(10)		209,820
						18,200	(11)		146,874
	0	77,500	(12)	2.68	05/13/14
	0	22,000	(13)	10.42	05/12/17

Ms. Bazemore	0	73,800	(14)	2.48	08/07/15
						25,100	(15)		202,557
						45,000	(16)		363,150
						36,400	(17)		293,748
	0	134,500	(18)	2.68	05/13/14
	0	44,000	(19)	10.42	05/12/17

Mr. Griffith						6,500	(20)		52,455
	0	19,300	(21)	10.42	05/12/17
						16,000	(22)		129,120

Mr. Theobald	1,250	0		35.79	01/30/13
	4,350	0		45.95	02/10/14
	6,000	0		48.39	02/08/12
	6,500	0		56.03	02/07/13
	32,700	0		20.34	09/14/14
	0	20,600	(23)	2.48	08/07/15
						7,000	(24)		56,490
						13,500	(25)		108,945
	0	40,500	(26)	2.68	05/13/14
	0	15,400	(27)	10.42	05/12/17
						12,800	(28)		103,296

(1)	126,500 of the 253,000 unvested options granted to Mr. Ibrahim will vest on each of the following dates: August 7, 2011 and 2012.

(2)	25,972 of the 51,944 restricted shares granted to Mr. Ibrahim will vest on each of the following dates: August 7, 2011 and 2012.

(3)	27,180 of the 54,360 restricted shares granted to Mr. Ibrahim will vest on each of the following dates: May 13, 2012 and 2013.

(4)	42,582 of the 85,164 restricted shares granted to Mr. Ibrahim will vest on each of the following dates: May 16, 2012 and 2013.

(5)	36,400 of the 72,800 RSUs awarded to Mr. Ibrahim will vest on each of the following dates: May 12, 2013 and 2014. These are performance based RSUs to be settled in common shares, with a potential payout ranging from 0% to 150% of the RSUs scheduled to vest.

(6)	134,500 of the 269,000 cash-settled stock appreciation rights granted to Mr. Ibrahim will vest on each of the following dates: May 13, 2012 and 2013.

(7)	43,950 of the 87,900 unvested options granted to Mr. Ibrahim will vest on each of the following dates: May 12, 2013 and 2014.

(8)	15,100 of the 30,200 unvested options granted to Mr. Quint will vest on each of the following dates: August 7, 2011 and 2012.

(9)	5,150 of the 10,300 restricted shares granted to Mr. Quint will vest on each of the following dates: August 7, 2011 and 2012.

(10)	13,000 of the 26,000 restricted shares granted to Mr. Quint will vest on each of the following dates: May 13, 2012 and 2013.

(11)	9,100 of the 18,200 RSUs granted to Mr. Quint will vest on each of the following dates: May 12, 2013 and 2014. These are performance based RSUs to be settled in common shares, with a potential payout ranging from 0% to 150% of the RSUs scheduled to vest.

(12)	38,750 of the 77,500 cash-settled stock appreciation rights granted to Mr. Quint will vest on each of the following dates: May 13, 2012 and 2013.

(13)	11,000 of the 22,000 unvested options granted to Mr. Quint will vest on each of the following dates: May 12, 2013 and 2014.

(14)	36,900 of the 73,800 unvested options granted to Ms. Bazemore will vest on each of the following dates: August 7, 2011 and 2012.

(15)	12,550 of the 25,100 restricted shares granted to Ms. Bazemore will vest on each of the following dates: August 7, 2011 and 2012.

(16)	22,500 of the 45,000 restricted shares granted to Ms. Bazemore will vest on each of the following dates: May 13, 2012 and 2013.

(17)	17,300 of the 36,400 RSUs granted to Ms. Bazemore will vest on each of the following dates: May 12, 2013 and 2014. These are performance based RSUs to be settled in common shares, with a potential payout ranging from 0% to 150% of the RSUs scheduled to vest.

(18)	67,250 of the 134,500 cash-settled stock appreciation rights granted to Ms. Bazemore will vest on each of the following dates: May 13, 2012 and 2013.

(19)	22,000 of the 44,000 unvested options granted to Ms. Bazemore will vest on each of the following dates: May 12, 2013 and 2014.

(20)	All 6,500 RSUs granted to Mr. Griffith will vest on February 9, 2013.

(21)	9,650 of the 19,300 unvested options granted to Mr. Griffith will vest on each of the following dates: May 12, 2013 and 2014.

(22)	8,000 of the 16,000 RSUs granted to Mr. Griffith will vest on each of the following dates: May 12, 2013 and 2014. These shares are performance based RSUs to be settled in common shares, with a potential payout ranging from 0% to 150% of the RSUs scheduled to vest.

(23)	10,300 of the 20,600 unvested options granted to Mr. Theobald will vest on each of the following dates: August 7, 2011 and 2012.

(24)	3,500 of the 7,000 restricted shares granted to Mr. Theobald will vest on each of the following dates: August 7, 2011 and 2012.

(25)	6,750 of the 13,500 restricted shares granted to Mr. Theobald will vest on each of the following dates: May 13, 2012 and 2013.

(26)	20,250 of the 40,500 cash-settled stock appreciation rights granted to Mr. Theobald will vest on each of the following dates: May 13, 2012 and 2013.

(27)	7,700 of the 15,400 unvested options granted to Mr. Theobald will vest on each of the following dates: May 12, 2013 and 2014.

(28)	6,400 of the 12,800 RSUs granted to Mr. Theobald will vest on each of the following dates: May 12, 2013 and 2014. These shares are performance based RSUs to be settled in common shares, with a potential payout ranging from 0% to 150% of the RSUs scheduled to vest.

Option Exercises and Stock Vested During 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Mr. Ibrahim	0	$0	175,532	$1,985,267
Mr. Quint	0	0	10,000	94,000
Ms. Bazemore	0	0	13,000	116,220
Mr. Griffith	0	0	0	0
Mr. Theobald	0	0	3,960	25,384

(1)	Represents the aggregate market value of the shares on the vesting date.

Nonqualified Deferred Compensation

Directors and Officers Deferred Compensation Plans

We maintain a voluntary deferred compensation plan for senior officers and a voluntary deferred compensation plan for our non-employee directors. The voluntary deferred compensation plans allow (1) senior officers to defer receipt of all or a portion of their short-term and medium-term incentive awards, and (2) non-employee directors to defer receipt of all or a portion of their cash compensation and/or the conversion date of their equity compensation. Under the plans, a participant must make a binding written election before the year in which compensation is earned to defer payment of such compensation for at least two full calendar years beyond the year in which such compensation would have been paid absent this election.

Participants may also elect to further defer, or re-defer, amounts previously deferred under the plans. With respect to the officer plan, for amounts deferred in 2004 or earlier, participants may elect to roll over or re-defer such amounts for an additional period of not less than two years by making a binding election before the year in which such amounts are payable. Except as provided below, for amounts deferred after 2004 under the officer plan and for all amounts deferred under the director plan, the minimum roll over period is five years and the binding election to re-defer must be made at least one year before the year in which the benefit is payable. The difference in treatment for amounts deferred in 2004 and earlier under the officer plan is designed to comply with the grandfather rules under Section 409A of the Code.

For amounts deferred and invested in the plans on or prior to January 1, 2008, participants could elect as a rate of return one of the following: (1) 200 basis points above the U.S. 30-year Treasury rate (the “Treasury Return”), (2) Radian’s return on equity (positive or negative) (the “ROE Return”) or (3) the return on Radian’s common stock (positive or negative) (the “Common Stock Return”). The ROE Return (which could be positive or negative) was calculated using: (i) Radian’s net income or loss divided by (ii) the average of the common stockholders’ equity calculated as of the first day of the year and the last day of the year. The Common Stock Return is calculated as the change in the value of our common stock (positive or negative) for the year. Subject to certain limitations, we made a matching contribution for those participants electing the Common Stock Return equal to 20% of the amount deferred.

Effective January 1, 2008, we amended the voluntary deferred compensation plans to change the rate of return options available to participants under the plans by: (1) eliminating the ROE Return as an investment alternative for both new, previously deferred and re-deferred amounts; (2) eliminating, for investment elections effective on or after January 1, 2008, the Common Stock Return and the Treasury Return (although participants could continue these investment alternatives for investment elections in effect before January 1, 2008), and (3) providing that all amounts deferred or re-deferred effective on or after January 1, 2008, all deferred amounts previously subject to the ROE Return and, at the participant’s direction, all other previously deferred amounts would be credited with an investment return based on one or more investment funds designated by the Compensation and Human Resources Committee and selected by the participant (the “Fund Return”). As a result, participants who had invested in the Treasury Return or the Common Stock Return could elect to remain in these investments with respect to amounts previously deferred or could move their investments to the Fund Return. In addition, amounts invested in the ROE Return were re-invested in the Fund Return, in conjunction with the elimination of the ROE Return as an investment alternative. The Compensation and Human Resources Committee has designated each of the investment alternatives currently available under our Savings Plan, except for the Radian Common Stock Fund, as notional investments that may be selected by a participant for purposes of the Fund Return.

Also effective January 1, 2008, participants were permitted to change their investment elections among the available investment alternatives with such changes generally to be effective on the first day of the month following the date of such election. Participants who become inactive (generally because their term of employment or service on the board ends) after January 1, 2008 will be credited with earnings based on the return of a hypothetical bond fund designated by the Compensation and Human Resources Committee, while participants who became inactive before January 1, 2008 are credited with a return as follows: (1) for former directors, the average yield on 5-year U.S. Treasury Notes plus 100 basis points and (2) for former officers, (a) the average yield on 5-year U.S. Treasury Notes plus 100 basis points if their relationship with Radian terminated due to their death, disability or retirement or (b) the average yield on 30-year U.S. Treasury Notes if their relationship with Radian terminated for any other reason.

Participants’ accounts are distributed at the dates specified in their deferral election forms or, in certain cases, upon an earlier termination of employment or service. In addition, under the officer plan, amounts deferred in 2004 or earlier may be withdrawn by the participant at any time, but only in an amount equal to the entire amount of such deferral, plus earnings and losses, and less a 10% early withdrawal penalty. A participant may not defer or re-defer any amounts under the plans following the participant’s early withdrawal of any amounts. Payouts with respect to early withdrawals for amounts deferred prior to 2004 and for which participants opted for the ROE Return were calculated based on an annualization of the year-to-date return on equity as of the end of the last completed quarter prior to the early termination election.

The voluntary deferred compensation plans were amended in 2008 to permit participants to make a one-time election to change the timing, and/or form, of the distribution elections that were in place with respect to non-grandfathered amounts. As discussed above, “non-grandfathered amounts” include all amounts deferred under the director plan and any amounts deferred after 2004 under the officer plan. As permitted under Section 409A of the Code, the elections made pursuant to this one-time opportunity did not have to comply with the timing requirements discussed above. However, participants were not permitted to change distribution elections to the extent that such change would (i) postpone any distribution that was scheduled to be paid to the participant in 2008, or (ii) cause distributions that were scheduled to be paid in a later year to be accelerated into 2008. Each director and former director participating in the director plan elected to accelerate the distribution of all amounts deferred under the director plan into 2009. Likewise, many of the senior officers participating in the officer plan elected to accelerate the distribution of all non-grandfathered amounts deferred under the officer plan into 2009. In January 2009, we distributed all amounts that were accelerated by participants other than amounts invested in the Common Stock Return. Amounts accelerated that were invested in the Common Stock Return were distributed in February 2009. The election described above was designed to comply with the transition rules of Section 409A of the Code.

Deferring compensation defers income tax liability on that compensation until it is paid to the participant. The plans are not funded and the amounts deferred are not segregated from our general assets. Accordingly, participants in each plan are general unsecured creditors of Radian with respect to the amounts due under the plans.

Benefit Restoration Plan

In 1997, we adopted a nonqualified supplemental executive retirement plan for selected senior officers of Radian and our participating subsidiaries. As part of the restructuring of our retirement program, we terminated the SERP, effective December 31, 2006, and adopted a new nonqualified BRP, effective January 1, 2007. The value of participants’ bookkeeping accounts under the SERP was transferred to the BRP, effective January 1, 2007.

Participants in the BRP are entitled, among other things, to the following:

•	Each participant in the SERP at December 31, 2006 received an initial balance in the BRP equal to the then-present value of the participant’s SERP benefit as of such date.

•

For each plan year, we contribute to each participant’s account (regardless of whether the participant contributed any amount to the Savings Plan during the plan year) an amount equal to 6% (12% for Mr. Ibrahim in accordance with his employment agreement) of the participant’s “eligible compensation,” defined generally as base salary (including commission income, if applicable) in excess of applicable IRS limits with regard to contributions to the Savings Plan, plus limited bonus and commissions.

•

For each participant eligible to receive a transition credit under the Savings Plan, we have provided an additional transition credit under the BRP based on each participant’s eligible compensation under the BRP.

•	Our board of directors also may make discretionary, pro rata (based on eligible compensation) contributions to participants under the BRP.

Participants are immediately vested in all amounts contributed by us (along with any income and gains attributable to the contributions) as part of the 6% company contribution and transition credits. Discretionary contributions, if any, generally vest upon completion of three years of service with us, and amounts carried over from the SERP generally vest upon ten years of service with us, in each case, with credit for those years of service completed prior to receipt of such contributions. Under Mr. Ibrahim’s employment agreement (See “Potential Payments Upon Termination of Employment or Change of Control—Compensation Related Agreements—2008 Employment Agreement with Mr. Ibrahim” below), Mr. Ibrahim became fully vested in the amount of his accrued benefit under the BRP upon his completion in May 2010 of five full years of service with Radian.

A participant’s interest in the BRP is an unfunded bookkeeping account that the participant may elect to invest in any of several notional investment alternatives, which are based on those investment alternatives currently available under our Savings Plan. Participants are not permitted to make voluntary contributions under the BRP. Payouts under the plan begin following the participant’s separation from service. The table below shows the payments made in 2010 to each named executive officer in 2010.

2010 Nonqualified Deferred Compensation

Name	Plan Name (1)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mr. Ibrahim	DCP	$0	$0	$57,789	$0	$453,132
	BRP	*	66,600	88,115	0	757,863

Mr. Quint	DCP	0	0	0	0	0
	BRP	*	12,500	31,113	0	558,862

Ms. Bazemore	DCP	0	0	0	0	0
	BRP	*	9,300	5,067	0	60,939

Mr. Griffith	DCP	0	0	0	0	0

	BRP	*	0	0	0	4,523

Mr. Theobald	DCP	0	0	0	0	0
	BRP	*	7,200	1,807	0	36,249

*	Not applicable. Participants are not permitted to make voluntary contributions under the BRP.

(1)	The Radian Voluntary Deferred Compensation Plan for Officers (the “DCP”) and the Radian Group Inc. Benefit Restoration Plan (“BRP”).

(2)	Because we report awards in the Summary Compensation Table for the year in which they are earned, the BRP contributions referenced above (paid in 2010 for 2009) are included in both the “All Other Compensation” and “Total” columns of the 2010 Summary Compensation Table for 2009 compensation.

Potential Payments Upon Termination of Employment or Change of Control

This section describes the various employment and change of control agreements that we have entered into with each of our named executive officers as well as our other plans and arrangements.

Compensation Related Agreements

2011 Employment Agreement with Mr. Ibrahim.    On April 5, 2011, we entered into a new employment agreement with Mr. Ibrahim that replaces his 2008 employment agreement, which is discussed below.

The 2011 employment agreement differs from the 2008 employment agreement in several respects, including, among other items, that it: (1) eliminates the payment of enhanced severance benefits if Mr. Ibrahim’s employment is terminated in connection with a change of control; (2) eliminates the excise tax gross-up upon a change of control; (3) increases Mr. Ibrahim’s base salary from $800,000 to $900,000; (4) increases Mr. Ibrahim’s target long-term incentive compensation from 3.0 times base salary to 3.5 times base salary; (5) provides for the Company and Mr. Ibrahim to enter into a consulting agreement on or after the end of the term of the 2011 employment agreement; (6) revises the restrictive covenants; and (7) contains other appropriate updating changes.

The 2011 employment agreement provides that Mr. Ibrahim will continue as Chief Executive Officer of the Company through December 31, 2014 and that we will nominate him as a member of the board of directors of the Company during this term. The 2011 employment agreement entitles Mr. Ibrahim to the following compensation during the term of his employment: (1) an annual base salary of $900,000, which may be increased, but not decreased; (2) eligibility to earn an incentive award under the STI/MTI Plan, subject to achievement of certain performance goals that may be established by the Compensation and Human Resources Committee of the Board, with his target level for the STI/MTI Plan to be at least 1.75 times his annual base salary; and (3) eligibility to participate in any long-term equity incentive programs established by the Company for its senior level executives, including the 2008 Equity Plan and the Executive LTI Plan, with his target level for long-term incentive compensation for any fiscal year to be at least 3.5 times his annual base salary. Mr. Ibrahim is also provided with perquisites, and vacation, holiday, and sick leave, at levels commensurate with those provided to other senior executives of the Company, and he may participate in the Company’s employee benefit plans, in accordance with their terms.

The 2011 employment agreement provides that for equity awards and other long-term incentive awards (including cash-based awards under the Executive LTI Plan):

•

For equity awards and other long-term incentive awards granted on or after April 5, 2011: (1) if Mr. Ibrahim’s employment terminates for any reason (other than for cause or upon his death or disability), including retirement, any service-based vesting provisions will immediately lapse, but in all other respects, these awards will continue to vest (including based on the achievement of any applicable performance conditions) or become exercisable or payable according to their terms; (2) if Mr. Ibrahim dies or becomes disabled while employed, his equity awards and any non-equity-based long-term incentive awards that are not subject to performance conditions will become fully vested, exercisable and payable, and any non-equity-based long-term incentive awards that are subject to performance-based vesting will continue to vest according to their terms; and (3) if Mr. Ibrahim dies or becomes disabled following his termination of employment (other than for cause), his equity awards and any non-equity-based long-term incentive awards that are not subject to performance conditions will become fully vested, exercisable and payable, while any non-equity-based long-term incentive awards that are subject to performance-based vesting will continue to vest according to their terms;

•	For equity awards granted in 2010, such awards will be subject to the terms of the applicable grant agreements; and

•

For equity awards granted before 2010, if Mr. Ibrahim’s employment is terminated for any reason (other than for cause), such equity awards will become immediately and fully vested (and in the case of stock options, exercisable and remain exercisable for the balance of the original full option term) and all restrictions and conditions on such awards will lapse.

For cash-based long-term incentive awards granted to Mr. Ibrahim before April 5, 2011, the definition of “retirement” will mean Mr. Ibrahim’s attainment of age fifty-five and his completion of five years of service with the Company.

Pursuant to the 2011 employment agreement, Mr. Ibrahim will receive the following severance benefits if his employment is terminated without “cause” or if he terminates employment for “good reason” and he executes and does not revoke a written release of any claims against the Company: (1) two times his base salary (payable as follows: the maximum amount that can be paid under the “separation pay” exception of section 409A of the Code ($490,000 for 2011) to be paid in 12 equal monthly installments following Mr. Ibrahim’s termination of employment, with the first payment to be made on the 60th day following his termination and the remainder to be paid in a lump sum payment between March 1 and March 15 of the calendar year following his termination of employment); (2) two times his target incentive award under the STI/MTI Plan for the year in which the termination occurs (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year) (which amount will be paid in a lump sum payment between March 1 and March 15 of the calendar year following his termination of employment); and (3) a pro-rated target incentive award under the STI/MTI Plan for the year of termination (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year) (which amount will be paid in a lump sum on the 60th day following his termination of employment.

Under the 2011 employment agreement, if Mr. Ibrahim’s employment terminates for any reason other than cause, Mr. Ibrahim is entitled to continued medical coverage for himself and his spouse under the Company’s health plans until the earlier of (including similar coverage conditions for his spouse): (1) the date on which Mr. Ibrahim attains age 65, (2) the date he is eligible for medical coverage under a plan maintained by a successor employer, (3) the date he is eligible for coverage under Social Security Medicare, or (4) the date of Mr. Ibrahim’s death. During any period of continued medical coverage, Mr. Ibrahim shall pay the full monthly premium cost of such coverage which shall be equal to the COBRA premium during the COBRA health care continuation coverage period and shall be the Company’s deemed premium cost of such medical coverage after that period. If, upon his termination of employment, Mr. Ibrahim executes and does not revoke a written release of any claims against the Company, he will be entitled to receive monthly reimbursements equal to the premium rate paid by Mr. Ibrahim for continued participation in the Company’s health plans, less the co-payment rate paid by Company employees. If the Company is not able to continue coverage to Mr. Ibrahim under the Company’s health plans without adverse tax consequences, the Company will provide an economically equivalent benefit in another mutually agreeable form.

The 2011 employment agreement also provides that: (1) if Mr. Ibrahim’s employment terminates by reason of death or disability, Mr. Ibrahim (or in the event of his death, his estate) will be entitled to receive his target incentive award under the STI/MTI Plan for the year in which his death or disability occurs (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year); and (2) if Mr. Ibrahim’s employment continues through the end of any calendar year and he is not terminated for cause, he will be eligible to receive (subject to certain conditions, but without regard to continued service) any short-term incentive award to be paid shortly following such calendar year and any medium-term incentive award to be paid shortly following the conclusion of the subsequent calendar year.

The 2011 employment agreement does not include any tax gross up. If an excise tax under section 4999 of the Code will be triggered by any payments upon a change of control, the aggregate present value of the payments to be made under the 2011 employment agreement will be reduced to an amount which does not cause any amounts to be subject to an excise tax under section 4999 of the Code if the net amount of the reduced payments, on an after-tax basis, is greater than or equal to the net amount of the payments without such reduction, but taking into consideration any excise tax under section 4999 of the Code.

If Mr. Ibrahim continues in employment through December 31, 2014, and his employment is terminated (other than for cause) on or after December 31, 2014, the Company and Mr. Ibrahim will enter into a consulting agreement (the “Consulting Agreement”). During the twelve month period immediately following Mr. Ibrahim’s termination date, he will be retained to provide consulting services with respect to the transition of management and other matters as determined by the Company and, in this capacity, will be paid a monthly consulting fee equal to his monthly base salary at the rate in effect on December 31, 2014. At the end of the initial twelve month consulting period, the Company may offer to extend the Consulting Agreement for one or more periods that, in the aggregate, do not exceed two additional years. During any extension period, Mr. Ibrahim will be paid a monthly consulting fee equal to fifty percent of his monthly base salary at the rate in effect on December 31, 2014. Mr. Ibrahim and the Company will enter into the Consulting Agreement only if, upon his termination of employment, Mr. Ibrahim executes and does not revoke a written release of any claims against the Company.

Under the 2011 employment agreement, Mr. Ibrahim has agreed not to compete with the Company in any business in which the Company is then materially and actively engaged (subject to certain exceptions) and not to solicit its customers during his employment and for a period ending on the later of: (i) 12 months after his termination of employment for any reason; or (ii) the end of the term of the Consulting Agreement. Mr. Ibrahim has also agreed not to solicit the Company’s employees during his employment, during any period during which he is providing services to the Company under the Consulting Agreement, and for a period of twelve months following the later of (i) his termination of employment for any reason; or (ii) the end of the term of the Consulting Agreement.

2008 Employment Agreement with Mr. Ibrahim.    On May 5, 2008, we entered into an employment agreement with Mr. Ibrahim, providing for an employment term commencing on May 5, 2008 and ending on May 3, 2011. The 2008 employment agreement has been superseded by the 2011 employment agreement discussed above.

Under the 2008 agreement, Mr. Ibrahim received an annual base salary of $800,000. His annual target short-term cash incentive award was 1.75 times his annual base salary, and his target long-term equity incentive compensation for each year was at least three times his annual base salary. Under the agreement, we agreed to nominate Mr. Ibrahim as a member of our board of directors. If a change of control had occurred, the term of Mr. Ibrahim’s agreement would have been automatically extended to the later of (i) two years from the date of the change of control or (2) the end of the then current term. Either party could have terminated the employment agreement with appropriate notice, subject to the terms of the agreement.

Under the 2008 agreement, Mr. Ibrahim was entitled to severance benefits if his employment was terminated by the Company without cause or if he resigned for good reason. If Mr. Ibrahim’s employment was terminated without cause or he resigned for good reason before a change of control, he would have received the following severance benefits: (1) two times the sum of his base salary (payable as follows: the maximum amount that may be paid under the “separation pay” exception of section 409A of the Code ($490,000 for 2010) to be paid in 12 equal monthly installments following Mr. Ibrahim’s termination, with the remainder to be paid in a lump sum between March 1st and 15th of the calendar year following his termination) and target annual bonus for the year of termination (payable in a lump sum between March 1st and 15th of the calendar year following Mr. Ibrahim’s termination), (2) a pro-rated target bonus for the year of termination (payable in a lump sum within 60 days of his termination date or, if Mr. Ibrahim previously made a deferral election with respect to his short-term incentive award, in accordance with the terms of his deferral election), and (3) continued medical coverage as described below. In addition, if Mr. Ibrahim’s employment was terminated by him or by the Company for any reason (other than by cause by the Company) after Mr. Ibrahim completed five full years of service with the Company, or due to his death or disability, the agreement provided that his outstanding equity awards would have become fully vested. If Mr. Ibrahim’s employment was terminated without cause or if he resigned for good reason on or after a change of control, the multiplier for (1) above would have increased to three times his base salary and target annual bonus and the full cash severance would have been paid within 60 days of Mr. Ibrahim’s termination date. The severance benefits were conditioned on Mr. Ibrahim executing a release of claims against Radian and its affiliates.

Under the 2008 agreement, Mr. Ibrahim was entitled to a tax gross-up if an excise tax under section 4999 of the Code would have been triggered by any payments upon a change of control, and if the payments would have been at least 110% of the threshold amount that triggers the excise tax under section 4999 of the Code. In this event, we would have been required to pay to Mr. Ibrahim an amount so that the amount he retained after tax would have been equal to the after-tax amount he would have retained had no excise tax applied.

If Mr. Ibrahim’s employment terminated on account of his retirement after five years of service with Radian, his death or disability, if we terminated his employment without cause, or if he terminated his employment for good reason, Mr. Ibrahim and his wife were entitled to continue medical coverage under our group medical plan for a period of time (and subject to certain conditions) as set forth in the employment agreement. As an alternative to continuing coverage under our group medical plan, we also had the option of providing coverage under a fully insured medical policy at our expense.

Under his employment agreement, Mr. Ibrahim had agreed not to compete with us and not to solicit our employees or customers for a period of 12 months following termination of employment for any reason.

Change of Control Agreement with Ms. Bazemore.    On November 14, 2006, we entered into a change of control agreement with Ms. Bazemore. The change of control agreement provides that if, within two years after a change of control of Radian, Ms. Bazemore’s employment is terminated (a “qualifying termination”): (1) by us for any reason, other than (a) her continued illness, injury or incapacity for a period of twelve consecutive months or (b) for cause; or (2) by Ms. Bazemore for good reason, Ms. Bazemore would be entitled to a lump-sum cash payment (payable within 15 days of her termination) equal to two times the sum of her then-current base salary and her target bonus for the year in which her termination occurs. The agreement automatically extends for successive one-year terms (the current term ends on November 14, 2011) unless terminated by either party. Under her agreement, for a period of one year following her qualifying termination, Ms. Bazemore may not, directly or indirectly, solicit our employees and is required to perform consulting services as may be requested by our Chief Executive Officer or our board of directors.

Employment Agreement with Mr. Griffith.    On February 11, 2010, we entered into an employment agreement with Mr. Griffith. Under his employment agreement, Mr. Griffith is paid an annual base salary of $350,000 and is entitled to a target incentive award under our STI/MTI Plan of 100% of his base salary (50% of base salary for 2010) and a long-term incentive target of $525,000. In connection with his hiring as Executive Vice President and Chief Operating Officer of Radian Guaranty: (i) we granted to him 6,500 RSUs (stock settled), (ii) we paid to him a sign on bonus of $325,000, of which $50,000 was paid in 2010 and the remaining $275,000 was paid in March 2011, and (iii) we paid him certain relocation expenses, including temporary housing expenses, a brokerage fee (up to 6%) of the sale of his former primary residence and certain closing costs related to his purchase of his new primary residence in the Philadelphia area. For additional information, see “2010 Summary Compensation Table” and “2010 Grants of Plan Based Awards.” Mr. Griffith’s employment agreement contained certain provisions relating to severance, non-competition and non-solicitation, which provisions were superseded by the severance agreement (described below) entered into between the Company and Mr. Griffith on December 30, 2010.

Severance Agreements.    On December 30, 2010, we entered into severance agreements with certain of our executive officers, including with each of Messrs. Quint, Griffith and Theobald. As discussed below, the severance agreements replace various existing agreements between the Company and these named executive officers as part of a new termination pay strategy for the Company.

Under the severance agreement, if the executive officer’s employment is terminated by the Company for any reason other than cause or disability or by the executive officer for good reason, the executive officer will be entitled to the following:

(i)	A percentage of the executive officer’s annual base salary (either 100% or 150%) at the time of termination, to be paid in accordance with the Company’s normal payroll practices (the “Base Salary Severance Payment”);

(ii)

A percentage (either 100% or 150%) of the executive officer’s Target Incentive Award (the “Target Incentive Award”) under the STI/MTI Plan, or any successor plan, for the year in which the termination occurs, to be paid in one lump sum payment on the thirtieth (30th) day following the termination date (the “STI/MTI Severance Payment”); and

(iii)

A prorated Target Incentive Award amount equal to the executive officer’s Target Incentive Award for the year in which the termination occurs multiplied by a fraction, the numerator of which is the number of days that the executive officer was employed by the Company during the year of termination and the denominator of which is 365, to be paid in one lump sum payment on the thirtieth (30th) day following the termination date.

In order to receive any severance amounts under the severance agreement, the executive officer must execute a general release of claims against the Company and its affiliates. The severance agreement does not provide for accelerated vesting of equity awards granted to the executive officer or a tax gross up. In addition, under the severance agreement, the executive officer has agreed not to compete with the Company and not to solicit the Company’s employees or customers for a period of time (either twelve (12) or eighteen (18) months, the “Restricted Period”) following termination of the executive officer’s employment for any reason.

The following table highlights (i) the severance payments (excluding the prorated target incentive award payment) and Restricted Period for each named executive officer who is a party to the severance agreements and (ii) the various prior agreements that were terminated in conjunction with each executive officer entering into the new severance agreements.

	Base Salary Severance Payment Amount	STI/MTI Severance Payment Amount	Restricted Period
Mr. Quint (1)	150% of Base Salary	150% of Target Incentive Award	18 months

Mr. Griffith (2)	100% of Base Salary	100% of Target Incentive Award	12 months

Mr. Theobald (3)	100% of Base Salary	100% of Target Incentive Award	12 months

(1)	The Change of Control Agreement between the Company and Mr. Quint, dated January 25, 1995 and as amended on December 8, 2008, was terminated as of the effective date of his new severance agreement.

(2)	The severance, non-competition and non-solicitation provisions contained in the Employment Agreement between the Company and Mr. Griffith, dated February 11, 2010 has been superseded by his new severance agreement.

(3)	The Severance Agreement between the Company and Mr. Theobald, dated January 16, 2009 and as amended on April 1, 2009, was terminated as of the effective date of his new severance agreement.

The severance agreement also provides, consistent with the Company’s standard severance policy for senior executive officers, that: (i) the Company will reimburse the executive officers for the monthly cost of continued health coverage for the executive officer and his or her spouse and dependents under the Company’s health plan for the Restricted Period, and (ii) the Company will provide executive outplacement services for up to twelve (12) months after termination. The severance agreements have an initial term ending on December 31, 2011 and will automatically renew for additional one year periods unless the Company provides notice of nonrenewal at least 45 days prior written notice that the severance agreements will not be extended.

Payments and Benefits Upon Termination or Change of Control

The following tables describe, for each of our named executive officers, the potential payments and benefits to which the officer would be entitled under his or her employment, change of control or severance agreement, as the case may be, and our other plans and arrangements, in the event of the triggering events listed in each column.

The amounts in each column are not mutually exclusive, and amounts in one column may be repeated or included within the amounts in another. Unless otherwise specified, the information set forth in the tables below is estimated as of December 31, 2010, and assumes that a change of control of Radian or termination of the named executive officer’s employment with us, as the case may be, took place as of such date. The abbreviation “COC” in the tables refers to a “change of control” of Radian as defined for purposes of the applicable plan or agreement. For Mr. Ibrahim, the table below shows both the amounts payable to Mr. Ibrahim under his new employment agreement entered into on April 5, 2011 (as if this agreement had been in place as of December 31, 2010) and his 2008 employment agreement, which was in place as of December 31, 2010, but is no longer in effect.

Sanford A. Ibrahim

Payments and Benefits	Termination Without Cause / Resignation For Good Reason (No COC) ($)		COC Without Termination ($)		Termination Without Cause / Resignation For Good Reason (In Connection with COC) ($)		Retirement ($) (1)		Death or Disability ($) (5)
	2011 Employment Agreement	2008 Employment Agreement	2011 Employment Agreement	2008 Employment Agreement	2011 Employment Agreement	2008 Employment Agreement	2011 Employment Agreement	2008 Employment Agreement	2011 Employment Agreement	2008 Employment Agreement
Cash Severance:
Base Salary	$1,800,000	$1,600,000	$0	$0	$1,800,000	$2,400,000	$0	$0	$0	$0
Bonus	4,550,000	4,200,000	0	0	4,550,000	5,600,000	0	0	0	0
STI/MTI (2):	724,500	724,500	0	0	724,500	724,500	724,500	724,500	2,299,500	724,500
Acceleration under Equity & Cash Based Performance Plans:
Stock Options
(Unvested and Accelerated) (3)	1,414,270	1,414,270	1,414,270	1,414,270	1,414,270	1,414,270	1,414,270	1,414,270	1,414,270	1,414,270
RSUs
(Unvested and Accelerated) (3)	0	0	0	0	587,496	587,496	0	0	587,496	587,496
Restricted Stock
(Unvested and Accelerated) (3)	1,545,147	1,545,147	419,188	419,188	1,545,147	1,545,147	1,545,147	1,545,147	1,545,147	1,545,147
Stock Appreciation Rights
(Unvested and Accelerated) (3)	1,449,910	1,449,910	0	0	1,449,910	1,449,910	1,449,910	1,449,910	1,449,910	1,449,910
Cash-Based Performance Awards: (4)
(2008-2011 Performance)	0	0	2,400,000	2,400,000	2,400,000	2,400,000	0	0	0	0
(2009-2012/2013 Performance)	0	0	0	0	1,440,000	1,440,000	0	0	0	0
(2010-2013/2014 Performance)	0	0	0	0	800,000	800,000	0	0	0	0
Plan Benefits (5) and Perquisites:
Continued Health and Welfare Benefits (6)	124,469	124,469	0	0	124,469	124,469	124,469	124,469	124,469	124,469
Income and Excise Tax Gross-Up (7)	0	0	0	0	0	5,498,673	0	0	0	0

Total (8)	$11,608,296	$11,058,296	$4,233,458	$4,233,458	$16,835,792	$23,984,465	$5,258,296	$5,258,296	$7,420,792	$5,845,792

(1)	Mr. Ibrahim currently is eligible to retire under the 2008 Equity Plan and the Executive LTI Plan.

(2)	Mr. Ibrahim will be entitled to payments under the STI/MTI Plan as described in footnote (2) to the non-CEO named executive officers tables below. In addition, under Mr. Ibrahim’s 2011 employment agreement, Mr. Ibrahim is entitled to the following:

•	In the event of Mr. Ibrahim’s death or disability, Mr. Ibrahim will be entitled to his target short-term and medium-term incentive award for the year of his death or disability.

•

In the event Mr. Ibrahim retires or voluntarily resigns on or after the end of any calendar year, Mr. Ibrahim will remain eligible to receive his short-term incentive award (and corresponding medium-term incentive award) for such performance year, which amounts (if any) will be paid at the same time as amounts are paid to other participants.

(3)

Equity awards granted to Mr. Ibrahim in 2008 vest in their entirety (and for stock options, become exercisable as of such date) in the event of the following: (i) a change of control, (ii) Mr. Ibrahim’s employment is terminated without cause or he terminates for good reason, (iii) Mr. Ibrahim’s retirement, or (iv) Mr. Ibrahim’s death or disability. Equity awards granted to Mr. Ibrahim in 2009 vest in their entirety (and for SARs, become exercisable as of such date) in the event of the following: (i) Mr. Ibrahim’s employment is terminated in connection with a change of control other than for cause, (ii) Mr. Ibrahim’s employment is terminated without cause or he terminates for good reason, (iii) Mr. Ibrahim’s retirement, or (iv) Mr. Ibrahim’s death or disability. For equity awards granted to Mr. Ibrahim in 2010:

•

In the event of a change of control, Mr. Ibrahim’s performance based RSUs would vest and become payable at target at the end of the performance period; provided, however, that if Mr. Ibrahim’s employment is terminated without cause or he terminates for good reason in connection with a change of control, (i) such RSUs would vest and become payable at target upon such termination, and (ii) his stock options would vest and become exercisable as of such termination of employment.

•	In the event of Mr. Ibrahim’s death or disability, his stock options would vest and become immediately exercisable and his performance based RSUs would vest and become payable at target.

•

In the event of Mr. Ibrahim’s termination of employment other than for cause, death or disability (including upon his retirement), his stock options would vest, but would not become exercisable until the original vesting dates (and would remain exercisable for the balance of the full option term) and his performance based RSUs would continue to remain outstanding and will vest only upon the attainment of performance goals set forth in such RSU agreement following the conclusion of the performance period.

The value of the options and SARs presented in the table above represents the aggregate of the excess of the closing price of our common stock on the NYSE at December 31, 2010 ($8.07), over the exercise price of such options and SARs that would be accelerated. See the Outstanding Equity Awards at 2010 Fiscal Year-End table above for the exercise prices of outstanding unvested options at December 31, 2010. The value of the RSUs included in the table above represents the aggregate value of the RSUs that would be accelerated as of the date of termination based on the closing price of our common stock on the NYSE at December 31, 2010 ($8.07).

(4)	Under our Executive LTI Plan:

•

In the event of a change of control occurring prior to the end of any award term: (1) for the 2008-2011 Performance Award, Mr. Ibrahim will be entitled to 100% of his target award as of the date of such change of control, and (2) for the 2009-2012/2013 and the 2010-2013/2014 Performance Awards, Mr. Ibrahim will be entitled to 100% of his target award only if his employment is terminated without cause or he terminates for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of such change of control.

•

In the event of Mr. Ibrahim’s death or disability, any outstanding performance awards under the Executive LTI Plan will remain in force, and he (or his estate, representatives, heirs or beneficiaries, as applicable, in the case of death) will be entitled to payment, if any, that becomes due under such awards, at the same time, and to the same extent, as though Mr. Ibrahim had remained employed by us through the conclusion of the performance period.

•

In the event of Mr. Ibrahim’s retirement prior to the end of an award term, but after the conclusion of at least 33% of such award term, any such performance awards outstanding under the Executive LTI Plan will remain in force, and he will be entitled to the payout, if any, that becomes due under such awards, at the same time, and to the same extent, as though he had remained employed by us through the conclusion of the performance period.

The amounts presented in the tables above only include those amounts that would be paid to Mr. Ibrahim as of each specified termination event, and do not include amounts that he (or his estate, representatives, heirs or beneficiaries, as applicable, in the case of death) may be entitled to receive at the end of the applicable performance period following a termination event.

(5)	Upon termination of Mr. Ibrahim’s employment with us, he may be entitled to other amounts under our benefit plans, as discussed above. The payment deferral date under our Voluntary Deferred Compensation Plan for Officers is accelerated upon his death, disability or retirement. This plan is discussed above under “Nonqualified Deferred Compensation.” Accrued amounts under this plan are not subject to enhancement upon a termination or change of control. Discretionary contributions, if any, made by our board of directors to Mr. Ibrahim’s BRP account will become fully vested upon his death or disability or upon a change of control.

(6)	Under Mr. Ibrahim’s 2008 and 2011 employment agreements, if his employment is terminated other than for cause (including in the event of his retirement), Mr. Ibrahim and his wife each shall be entitled to reimbursement for the cost of medical coverage under our medical plan until he or she turns 65 (which coverage may be terminated earlier upon events specified in the agreement).

(7)	Mr. Ibrahim’s 2011 employment agreement does not provide for a tax gross up. Under Mr. Ibrahim’s 2008 employment agreement, we agreed that in the event Mr. Ibrahim is determined to be subject to any excise tax imposed under Section 4999 of the Code as a result of an “excess parachute payment” as defined in Section 280G(b) of the Code, we will reimburse him for such excise tax, plus any income or excise taxes imposed on account of such tax reimbursements. See below under “Excise and Income Tax Gross-up” for the assumptions used in making the 280G(b) calculations.

(8)	Under Mr. Ibrahim’s 2008 employment agreement (in certain circumstances) and 2011 employment agreement, if amounts payable constitute an “excess parachute payment” within the meaning of Section 280G of the Code, we are required to reduce (but not below zero) the amount of such payments if reducing such payments would, because of the impact of such reduction on the excise taxes payable in such situations, provide to Mr. Ibrahim a greater net after-tax amount than would be the case if no reduction was made. The amounts presented in the tables do not reflect any such reduction in payment.

C. Robert Quint

Payments and Benefits	Voluntary Termination ($)	Termination Without Cause / Resignation For Good Reason (No COC) ($)	COC Without Termination ($)	Termination Without Cause / Resignation For Good Reason (In Connection with COC) ($)	Retirement ($) (1)	Death or Disability ($)
Cash Severance:
Base Salary	$0	$555,000	$0	$555,000	N/A	$0
Bonus	0	1,156,250	0	1,156,250	N/A	0
STI/MTI (2):	230,000	322,500	0	322,500	N/A	322,500
Acceleration under Equity & Cash Based Performance Plans:
Stock Options
(Unvested and Accelerated) (3)	0	0	168,818	168,818	N/A	168,818
RSUs
(Unvested and Accelerated) (4)	0	0	0	146,874	N/A	146,874
Restricted Stock
(Unvested and Accelerated) (5)	0	0	83,121	292,941	N/A	292,941
Stock Appreciation Rights
(Unvested and Accelerated) (6)	0	0	0	417,725	N/A	417,725
Cash-Based Performance Awards: (7)
(2008-2011 Performance)	0	0	573,500	573,500	N/A	0
(2009-2012/2013 Performance)	0	0	0	412,500	N/A	0
(2010-2013/2014 Performance)	0	0	0	200,000	N/A	0
Plan Benefits (8) and Perquisites:
Continued Health and Welfare Benefits (9)	0	24,453	0	24,453	N/A	0
Outplacement Services (9)	0	20,000	0	20,000	N/A	0
Income and Excise Tax Gross-Up (10)	N/A	N/A	N/A	N/A	N/A	N/A

Total (11)	$230,000	$2,078,203	$825,439	$4,290,561	N/A	$1,348,858

Teresa Bryce Bazemore

Payments and Benefits	Voluntary Termination ($)	Termination Without Cause / Resignation For Good Reason (No COC) ($)	COC Without Termination ($)	Termination Without Cause / Resignation For Good Reason (In Connection with COC) ($)	Retirement ($) (1)	Death or Disability ($)
Cash Severance:
Base Salary	$0	$0	$0	$800,000	N/A	$0
Bonus	0	0	0	817,500	N/A	0
STI/MTI (2):	258,750	408,750	0	408,750	N/A	408,750
Acceleration under Equity & Cash Based Performance Plans:
Stock Options
(Unvested and Accelerated) (3)	0	0	412,542	412,542	N/A	412,542
RSUs
(Unvested and Accelerated) (4)	0	0	0	293,748	N/A	293,748
Restricted Stock
(Unvested and Accelerated) (5)	0	0	565,707	565,707	N/A	565,707
Stock Appreciation Rights
(Unvested and Accelerated) (6)	0	0	0	724,955	N/A	724,955
Cash-Based Performance Awards: (7)
(2008-2011 Performance)	0	0	700,000	700,000	N/A	0
(2009-2012/2013 Performance)	0	0	0	720,000	N/A	0
(2010-2013/2014 Performance)	0	0	0	400,000	N/A	0
Plan Benefits (8) and Perquisites:
Continued Health and Welfare Benefits (9)	0	0	0	67,149	N/A	0
Outplacement Services (9)	0	0	0	0	N/A	0
Income and Excise Tax Gross-Up (10)	0	0	0	1,653,271	N/A	0

Total (11)	$258,750	$408,750	$1,678,249	$7,563,622	N/A	$2,405,702

Robert H. Griffith

Payments and Benefits	Voluntary Termination ($)	Termination Without Cause / Resignation For Good Reason (No COC) ($)	COC Without Termination ($)	Termination Without Cause / Resignation For Good Reason (In Connection with COC) ($)	Retirement ($) (1)	Death or Disability ($)
Cash Severance:
Base Salary	$0	$350,000	$0	$350,000	N/A	$0
Bonus	0	350,000	0	350,000	N/A	0
STI/MTI (2):	0	30,625	0	30,625	N/A	30,625
Acceleration under Equity & Cash Based Performance Plans:
Stock Options
(Unvested and Accelerated) (3)	0	0	0	0	N/A	0
RSUs
(Unvested and Accelerated) (4)	0	0	0	181,575	N/A	181,575
Restricted Stock
(Unvested and Accelerated) (5)	0	0	0	0	N/A	0
Stock Appreciation Rights
(Unvested and Accelerated) (6)	0	0	0	0	N/A	0
Cash-Based Performance Award: (7)
(2010-2013/2014 Performance)	0	0	0	175,000	N/A	0
Plan Benefits (8) and Perquisites:
Continued Health and Welfare Benefits (9)	0	15,621	0	15,621	N/A	0
Outplacement Services (9)	0	20,000	0	20,000	N/A	0
Income and Excise Tax Gross-Up (10)	N/A	N/A	N/A	N/A	N/A	N/A

Total (11)	$0	$766,246	$0	$1,122,821	N/A	$212,200

H. Scott Theobald

Payments and Benefits	Voluntary Termination ($)	Termination Without Cause / Resignation For Good Reason (No COC) ($)	COC Without Termination ($)	Termination Without Cause / Resignation For Good Reason (In Connection with COC) ($)	Retirement ($) (1)	Death or Disability ($)
Cash Severance:
Base Salary	$0	$280,000	$0	$280,000	N/A	$0
Bonus	0	420,000	0	420,000	N/A	0
STI/MTI (2):	115,000	151,750	0	151,750	N/A	151,750
Acceleration under Equity & Cash Based Performance Plans:
Stock Options
(Unvested and Accelerated) (3)	0	0	115,154	115,154	N/A	115,154
RSUs
(Unvested and Accelerated) (4)	0	0	0	103,296	N/A	103,296
Restricted Stock
(Unvested and Accelerated) (5)	0	0	56,490	165,435	N/A	165,435
Stock Appreciation Rights
(Unvested and Accelerated) (6)	0	0	0	218,295	N/A	218,295
Cash-Based Performance Awards: (7)
(2008-2011 Performance)	0	0	260,000	260,000	N/A	0
(2009-2012/2013 Performance)	0	0	0	214,500	N/A	0
(2010-2013/2014 Performance)	0	0	0	140,000	N/A	0
Plan Benefits (8) and Perquisites:
Continued Health and Welfare Benefits (9)	0	15,621	0	15,621	N/A	0
Outplacement Services (9)	0	20,000	0	20,000	N/A	0
Income and Excise Tax Gross-Up (10)	N/A	N/A	N/A	N/A	N/A	N/A

Total (11)	$115,000	$887,371	$431,644	$2,104,051	N/A	$753,930

The following footnotes are applicable for the preceding tables for Ms. Bazemore and Messrs. Quint, Griffith and Theobald (the “non-CEO named executives”):

(1)	For purposes of our various plans and programs, retirement generally means either “normal retirement” after attaining age 65 with five years of credited service or “early retirement” after attaining age 55 with 10 years of credited service. No non-CEO named executive was eligible to retire as of December 31, 2010.

(2)	Under our STI/MTI Plan, if a non-CEO named executive’s employment is terminated:

•

by us without cause on or after December 31st of the short-term incentive period, but prior to the payment date of the short-term incentive award, the named executive officer will remain eligible to receive a short-term incentive award (and corresponding medium-term incentive award), in each case with amounts to be paid at the same time as amounts are paid to other participants. In addition, if a named executive officer’s employment terminates on account of death at any point during the performance period, the Compensation and Human Resources Committee, in its discretion, may allow the named executive officer’s estate, representatives, heirs or beneficiaries, as applicable, to remain eligible to receive all or a pro rata portion of the named executive’s short-term incentive award and medium-term incentive award, following the end of the applicable performance periods. As set forth in the tables, the amounts deemed to be paid to each named executive officer for termination without cause or death as of December 31, 2010 represent: (1) the short-term incentive award that was paid to such named executive officer for 2010 performance, plus (2) the 2009 medium-term incentive award that was paid to such named executive officer (covering the 2009 through 2010 performance years). In addition, the named executive officer (or his or her estate, representatives, heirs or beneficiaries, as applicable) would remain eligible to receive the named executive officer’s 2010 medium-term incentive award (covering the 2010 through 2011 performance years) following the end of the 2011 performance period.

•

by the named executive officer voluntarily after the establishment of his or her target medium-term incentive award (established in connection with payment of the named executive officer’s short-term incentive award) for a particular performance period, such named executive officer remains eligible to receive such medium-term incentive award, with amounts to be paid at the same time as amounts are paid to other participants. As set forth in the table, the amounts deemed to have been paid to each named executive officer for voluntary termination as of December 31, 2010, represent the 2009 medium-term incentive award that was paid to such named executive officer (covering the 2009 through 2010 performance years). In addition, the named executive officer would remain eligible to receive the 2010 medium-term incentive award (covering the 2010 through 2011 performance years) following the end of the 2011 performance period.

A non-CEO named executive is not entitled to receive a short-term incentive award (and the corresponding medium-term incentive award) if: (1) his or her employment is terminated for any reason other than death before December 31st of the short-term performance year, (2) the named executive is terminated for cause, or (3) the named executive voluntarily terminates employment after December 31st of a performance year but before the short-term incentive award is paid. The STI/MTI Plan does not provide for payment in the event of a named executive’s disability and does not provide for termination by the executive for “good reason.” For additional information, see “Compensation Discussion and Analysis—Primary Components of Compensation—Short-Term and Medium-Term Incentive Program.”

(3)	All options granted to a non-CEO named executive (other than Ms. Bazemore) on or after May 13, 2009 under our 2008 Equity Plan vest in full in connection with a change of control only if such named executive officer’s employment is terminated without cause or such named executive officer terminates employment for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of such change of control. In accordance with her change of control agreement, all options held by Ms. Bazemore will vest upon a change of control regardless of whether Ms. Bazemore’s employment is terminated in connection with the change of control. All options granted to the non-CEO named executives under the 1995 Equity Plan and before May 13, 2009 under the 2008 Equity Plan vest upon a change of control. In addition, all options granted to the non-CEO named executives vest upon the non-CEO named executive’s death, disability or retirement. The value of the options presented above represents the aggregate of the excess of the closing price of our common stock on the NYSE at December 31, 2010 ($8.07), over the exercise price of the options that would be accelerated. See the Outstanding Equity Awards at 2010 Fiscal Year-End table above for the exercise prices of outstanding unvested options at December 31, 2010.

(4)	All RSUs granted to a non-CEO named executive vest in full in connection with a change of control only if such non-CEO named executive’s employment is terminated without cause or such non-CEO named executive terminates for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of such change of control. In addition, all RSUs granted to the non-CEO named executives will vest (at target for Performance Based RSUs) upon a non-CEO named executive’s retirement, death or disability. The value of the RSUs included in the tables above represent the aggregate value of the RSUs that would be accelerated based on the closing price of our common stock on the NYSE at December 31, 2010 ($8.07).

(5)	All shares of restricted stock granted to a non-CEO named executive (other than Ms. Bazemore) on or after May 13, 2009 under our 2008 Equity Plan vest in full in connection with a change of control only if such named executive’s employment is terminated without cause or such named executive terminates employment for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of such change of control. In accordance with her change of control agreement, all restricted shares held by Ms. Bazemore will vest upon a change of control regardless of whether Ms. Bazemore’s employment is terminated in connection with the change of control. All shares of restricted stock granted to the non-CEO named executives under the 1995 Equity Plan and before May 13, 2009 under the 2008 Equity Plan vest in full upon the occurrence of a change of control of the Company. In addition, all grants of restricted stock to the non-CEO named executives vest in full upon the named executive’s retirement, death or disability. The value of the restricted shares included in the tables above represent the aggregate value of the restricted shares that would be accelerated based on the closing price of our common stock on the NYSE at December 31, 2010 ($8.07).

(6)	Stock appreciation rights granted to a non-CEO named executive under our 2008 Equity Plan vest in full in connection with a change of control only if such named executive’s employment is terminated without cause or such named executive terminates employment for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of the change of control. In addition, under our 2008 Equity Plan, all grants of stock appreciation rights to a non-CEO named executive vest in full upon the named executive’s retirement, death or disability. The value of the stock appreciation rights presented above represents the aggregate of the excess of the closing price of our common stock on the NYSE at December 31, 2010 ($8.07), over the exercise price of the stock appreciation rights that would be accelerated. See the Outstanding Equity Awards at 2010 Fiscal Year-End table above for the exercise prices of outstanding unvested stock appreciation rights at December 31, 2010.

(7)	Under our Executive LTI Plan, in the event of:

•

a change of control occurring prior to the end of any award term: (1) for the 2008-2011 Performance Award, each non-CEO named executive will be entitled to 100% of his or her target award as of the date of such change of control, and (2) for the 2009-2012/2013 and the 2010-2013/2014 Performance Awards, each non-CEO named executive will be entitled to 100% of his or her target award only if such named executive officer’s employment was terminated without cause or such named executive officer terminates employment for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of such change of control;

•

a non-CEO named executive’s death or disability, any outstanding performance awards under the Executive LTI Plan will remain in force, and the named executive officer (or his or her estate, representatives, heirs or beneficiaries, as applicable, in the case of death) will be entitled to the payment, if any, that becomes due under such awards, at the same time, and to the same extent, as though the named executive officer had remained employed by us through the conclusion of the performance period; and

•

a non-CEO named executive’s retirement prior to the end of an award term, but after the conclusion of at least 33% of such award term, any such performance awards outstanding under the Executive LTI Plan will remain in force, and the named executive officer will be entitled to the payment, if any, that becomes due under such awards, at the same time, and to the same extent, as though the named executive officer had remained employed by us through the conclusion of the performance period.

The amounts presented in the tables above include those amounts that would be paid to the non-CEO named executive as of each specified termination event, and do not include amounts that the non-CEO named executive (or his or her estate, representatives, heirs or beneficiaries, as applicable, in the case of death) may be entitled to receive at the end of the applicable performance period following a termination event.

(8)	Upon termination of the non-CEO named executive’s employment with us, he or she may be entitled to other amounts under our benefit plans, as discussed above. The payment deferral date under our Voluntary Deferred Compensation Plan for Officers is accelerated upon a named executive officer’s death, disability or retirement. This plan is discussed above under “Nonqualified Deferred Compensation.” Accrued amounts under this plan are not subject to enhancement upon a termination or change of control. Discretionary contributions, if any, made by our board of directors to each non-CEO named executive’s BRP account, will become fully vested upon the non-CEO named executive’s death or disability and upon a change of control.

(9)	Under the severance agreements for Messrs. Quint, Griffith and Theobald, each non-CEO named executive is entitled to: (1) reimbursement for the monthly cost of continued health coverage under the Company’s health plan for twelve months (eighteen months for Mr. Quint), and (2) outplacement services for up to twelve (12) months after termination (up to $20,000) in the event such non-CEO named executive is terminated other than for cause or such non-CEO named executive terminates employment for good reason. Under Ms. Bazemore’s change of control agreement, in the event of Ms. Bazemore’s qualifying termination in connection with a change of control, Ms. Bazemore is entitled to: (i) reimbursement for the monthly cost of continued health, medical and dental benefits for the three-year period following her termination, and (ii) an amount equal to the cost to us of providing life, disability and accident insurance coverage for the three-year period following her termination.

(10)	Under Ms. Bazemore’s change of control agreement, we have agreed that in the event Ms. Bazemore is determined to be subject to any excise tax imposed under Section 4999 of the Code as a result of an “excess parachute payment” as defined in Section 280G(b) of the Code, we shall reimburse her for such excise tax, plus any income or excise taxes imposed on account of such tax reimbursements. See below for the assumptions used in making the 280G(b) calculations. No other non-CEO named executive would be entitled to a tax gross-up under their applicable agreements.

(11)	Under the applicable agreements with each non-CEO executive other than Ms. Bazemore, if amounts payable constitute an “excess parachute payment” within the meaning of Section 280G of the Code, we are required to reduce (but not below zero) the amount of such payments if reducing such payments would, because of the impact of such reduction on the excise taxes payable in such situations, provide such non-CEO executive with a greater net after-tax amount than would be the case if no reduction was made. Under Ms. Bazemore’s change of control agreement, we may reduce up to five percent of the aggregate amount of payments and benefits provided to her but only to the extent such reduction would eliminate all excise tax liability imposed by Section 4999 (or any successor provision) of the Code. The amounts presented in the tables do not reflect any such reduction in payment.

Assumptions, Definitions and Other Terms of Agreements

Set forth below is a description of the assumptions that were used in creating the tables above, and certain definitions and other material terms contained in the plans and agreements described above. Unless otherwise noted, the descriptions below are applicable to all of the above tables relating to potential payments upon termination or change of control:

1995 and 2008 Equity Plans.    In addition to the definitions under our 2008 Equity Plan described in Proposal 2, our 1995 and 2008 Equity Plans include the following definitions:

•

“Change of Control” is generally defined as (1) an acquisition by any third party of 20% (40% under our 2008 Equity Plan) or more of our outstanding voting shares; (2) a sale of all or substantially all of our assets; or (3) the replacement of a majority of the members of our board of directors over a two-year period (unless the election of at least 75% of the new directors was approved by a vote of 75% of the directors who were in office at the beginning of such period); and

•

“Disability” is defined as a physical or mental impairment of sufficient severity that the named executive officer would be both eligible for and receiving benefits under our long-term disability plan.

2009 and 2010 Equity Award Agreements.    2009 awards of restricted stock and stock appreciation rights under our 2008 Equity Plan and the 2010 awards of stock options and RSUs include the following definitions:

•	“Cause” is generally defined as it is defined in our 2008 Equity Plan; and

•

“Good Reason” is generally defined as a material diminution of the executive’s authority, duties or responsibilities or a reduction in the named executive officer’s base salary, which means a reduction in base salary of 10% or more that does not apply generally to all similarly situated employees of the Company.

Benefit Restoration Plan.    “Change of Control” is generally defined as it is defined above under our 1995 Equity Plan.

Ibrahim Employment Agreements.    Mr. Ibrahim’s employment agreements referred to above include the following definitions:

•

“Cause” is defined as: (1) indictment, conviction or a plea of nolo contendere to a felony or crime involving fraud, misrepresentation or moral turpitude (excluding traffic offenses other than those involving alcohol or illegal substances); (2) fraud, dishonesty, theft or misappropriation of funds in connection with Mr. Ibrahim’s duties; (3) breach of the agreement’s restrictive covenants, or a material violation of our code of conduct or employment policies; or (4) gross negligence or willful misconduct in the performance of Mr. Ibrahim’s duties, in each case after a 20-day cure period, to the extent curable;

•	“Good Reason” is defined as: (1) a material reduction in the scope of Mr. Ibrahim’s duties and responsibilities; (2) a relocation of Mr. Ibrahim’s principal work location to an area other than (i) the

San Francisco, CA metropolitan area or (ii) the area on the eastern coast of the United States between Fairfield County, CT and the Washington D.C. metropolitan area; or (3) a material breach of the agreement by us, including our failure to require any successor to us to expressly assume and agree to perform the agreement, in each case if not corrected within 30 days of our receiving written notice of such good reason termination;

•

Under his 2008 employment agreement only, “Change of Control” is defined as: (1) an acquisition by any third party of 20% (25% if the third party is a Current Significant Stockholder (as defined in the agreement), unless the Current Significant Stockholder acquires or holds such shares to change or influence control of Radian) or more of our outstanding voting shares; (2) a sale of all or substantially all of our assets; or (3) the replacement of a majority of the members of our board of directors over a two-year period (unless the election of at least 75% of the new directors was approved by a vote of 75% of the directors who were in office at the beginning of such period); and

•	“Disability” is defined by reference to our long-term disability plan.

Change of Control Agreement.    The change of control agreement for Ms. Bazemore includes the following definitions:

•

“Cause” is defined as the executive officer’s misappropriation of funds, habitual insobriety, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of the executive’s duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of Radian and its subsidiaries taken as a whole;

•

“Good Reason” includes: (1) any material breach of the agreement by us; (2) a material diminution in the authority, duty or responsibilities of the executive, including without limitation, a removal of the executive from his/her employment grade or officer position; (3) a reduction in the executive’s base salary by 10% or more, which reduction does not apply generally to all similarly situated executive officers; or (4) a material change in the location (more than 50 miles) where the executive must perform her services or a requirement to undertake substantially greater business travel than is reasonable and customary for the position held by the executive, in each case if not corrected within 30 days of our receiving written notice of such good reason termination; and

•

“Change of Control” is generally defined under the agreements as it is defined above under our 1995 Equity Plan. In addition, a change of control also includes a merger, consolidation or share exchange consummated by Radian in which the stockholders of Radian immediately before the transaction fail to hold a majority of the voting shares of the surviving corporation following the transaction.

Severance Agreements.    The severance agreements for Messrs. Quint, Griffith and Theobald include the following definitions:

•

“Cause” is defined as (i) misappropriation of funds with respect to the Company or its affiliates, (ii) habitual insobriety, (iii) substance abuse, (iv) a material violation of the Code of Conduct of Ethics or employment policies of the Company or an affiliate, as in effect from time to time; (v) a breach of any written confidentiality, nonsolicitation or noncompetition covenant with the Company or an affiliate, (vi) conviction of a crime involving moral turpitude, or (vii) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its affiliates taken as a whole or, where the executive officer’s professional efforts are principally on behalf of a single affiliate of the Company, a material adverse effect on the business, operations, assets, properties or financial condition of such affiliate.

•

“Good Reason” is defined as: (i) any material diminution by the Company of the authority, duties or responsibilities of the executive officer; (ii) any material reduction in the executive officer’s base salary, which means a reduction in base salary of ten (10) percent or more that does not apply generally to all similarly situated officers of the Company; (iii) any material change in the geographic location at which the executive officer must perform his or her duties to the Company, which means the permanent relocation of the executive officer’s principal place of employment to any office or location which is located more than one hundred (100) miles from the location where the executive officer is based immediately prior to the change in location; or (iv) any action or inaction that constitutes a material breach by the Company of the severance agreement.

•	“Disability” is defined by reference to our long-term disability plan.

2008 Executive Long-Term Incentive Cash Plan.    Our Executive LTI Plan includes the following definitions:

•

“Change of Control” is defined as (1) an acquisition by any third party of 40% or more of our outstanding voting shares; (2) a sale of all or substantially all of our assets; (3) the replacement of a majority of the members of our board of directors over a two-year period (unless the election of at least 75% of the new directors was approved by a vote of 75% of the directors who were in office at the beginning of such period); or (4) the merger or consolidation of Radian with another person where our stockholders immediately prior to the merger or consolidation will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 40% of all votes to which all stockholders of the surviving corporation or other entity would be entitled in the election of directors; and

•	“Disability” is defined under the Executive LTI Plan as it is defined above under our equity plans.

2009 and 2010 Executive LTI Award Agreements.    2009 and 2010 awards under our Executive LTI Plan include the following definitions:

•

“Cause” is defined as the executive’s: (1) indictment for, conviction of, or pleading nolo contendere to, a felony or a crime involving fraud, misrepresentation or moral turpitude (excluding minor traffic offenses other than traffic offenses involving use of alcohol or illegal substances); (2) fraud, dishonesty, theft or misappropriation of funds in connection with the executive’s duties with the Company or any of its subsidiaries; (3) material violation of our Code of Conduct and Ethics or employment policies, as in effect from time to time; or (4) gross negligence or willful misconduct in the performance of the executive’s duties with the Company or any of its subsidiaries, in each case as determined in the sole discretion of the Compensation and Human Resources Committee; and

•

“Good Reason” is defined as (i) a material diminution of the executive’s authority, duties or responsibilities; or (ii) a reduction in the named executive officer’s base salary of 10% or more that does not apply generally to all similarly situated employees of the Company.

General.    Unless otherwise specified, (1) all of the payments described in this section would be made from the funds of, and the benefits described would be provided by, us, or by the surviving company in the event of a change of control of Radian, and (2) all payments would be made in the form of a single lump sum.

Excise and Income Tax Gross-up.    The amounts reflected in the tables are based on a Section 4999 excise tax rate of 20%, a top individual marginal tax rate of 35%, a Medicare tax rate of 1.45%, and an applicable state and/or local tax rate based on the named executive officer’s tax domicile.

OTHER INFORMATION

Expenses of Solicitation

We will bear the entire cost of preparing and soliciting proxies. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of our common stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with Alliance Advisors, LLC to assist us in soliciting proxies and have agreed to pay them a fee not expected to exceed $12,500 plus reasonable and approved expenses for these services. If necessary, we may use several of our regular employees or directors, who will not be specially compensated, but who will be entitled to reimbursement for actual expenses incurred in connection with the solicitation, to solicit proxies from our stockholders, either personally or by telephone, email, facsimile or letter.

Incorporation by Reference

The information contained in this proxy statement under the headings “Compensation of Executive Officers and Directors—Compensation and Human Resources Committee Report” and “Corporate Governance and Board Matters—Audit Committee Report” is not “soliciting material,” nor shall it be deemed “filed” with the SEC nor incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

Stockholder Proposals for the 2012 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting must do so in compliance with applicable SEC rules and regulations. Under Rule 14a-8 adopted by the SEC, to be considered for inclusion in our proxy materials for our 2012 annual meeting, a stockholder proposal must be received in writing by our Corporate Secretary at our principal office set forth on the cover page of this proxy statement no later than December 9, 2011. If the date of our 2012 annual meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Any such proposals will also need to comply with the various provisions of Rule 14a-8, which governs the basis on which such stockholder proposals can be included or excluded from company-sponsored proxy materials.

If a stockholder desires to submit a proposal for consideration at the 2012 annual meeting, but not have the proposal included with our proxy solicitation materials relating to the 2012 annual meeting, the stockholder must comply with the procedures set forth in our By-Laws. This means that the written proposal must be received by our Corporate Secretary at our principal office set forth on the cover page of this proxy statement on or before February 11, 2012 but no earlier than January 12, 2012 (except that if the date of the 2012 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2011 annual meeting, notice by the stockholder must be received between the close of business on the 120th day before and the close of business on the 90th day before the date of the 2012 annual meeting or, if the first public announcement of the date of the 2012 annual meeting is less than 100 days before the date of the meeting, then the notice by the stockholder must be received by the 10th day after the public announcement). The notice to our Corporate Secretary must contain or be accompanied by the information required by Sections 3.05 and 3.06 of our By-Laws including, among other things: (i) the name and record address of the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made; (ii) the class and number of shares of our capital stock owned by the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made; (iii) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made, in such business; and (iv) a description of any agreements, arrangements and understandings between such stockholder and beneficial owner and any other person or persons (including their names) related to the proposal, as well as certain other information. A copy of the full text of the relevant By-Law provisions, which includes the complete list of the information that must be submitted to us before a stockholder may submit a proposal at the 2012 annual meeting, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Corporate Governance section of our website (www.radian.biz).

The full text of the relevant By-Law provisions may be obtained upon written request directed to our Corporate Secretary at our principal office set forth on the cover page of this proxy statement. A copy of our By-Laws is also posted on the Corporate Governance section of our website (www.radian.biz). The procedures for stockholders to follow to nominate candidates for election to our board of directors are described in the section of this proxy statement entitled “Corporate Governance and Board Matters—Consideration of Director Nominees.”

Annual Report on Form 10-K

We filed our Annual Report on Form 10-K for the year ended December 31, 2010 with the SEC on March 1, 2011. We will mail without charge, upon written request, a copy of our 2010 Form 10-K, excluding exhibits. Please send a written request to Investor Relations, Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania, or complete the request form on the Investor Relations page of our website at www.ir.radian.biz. Our 2010 Form 10-K may also be accessed and printed directly from this web page. Our 2010 Annual Report to Stockholders, which includes our 2010 Form 10-K, is not incorporated into this proxy statement and is not considered proxy soliciting material.

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting

Pursuant to rules issued by the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy statement on the Internet. This proxy statement and our 2010 Annual Report to Stockholders are available on the Investor Relations page of our website at www.radian.biz/StockholderReports.

Householding Proxy Materials

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding.” This saves us money in printing and distribution costs. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Other Matters

Management knows of no matters to be presented for action at the annual meeting other than those discussed in this proxy statement. However, if any other matters properly come before the annual meeting, it is intended that the persons named as proxies will vote on such other matters in accordance with their judgment of the best interests of Radian.

APPENDIX A

RADIAN GROUP INC.

AMENDED AND RESTATED

2008 EQUITY COMPENSATION PLAN

The purpose of the Radian Group Inc. 2008 Equity Compensation Plan (the “Plan”) is to promote the interests of Radian Group Inc., a Delaware corporation (together with its Subsidiaries as a group, the “Company”), by providing employees, officers, non-employee directors, consultants and advisors of the Company with appropriate incentives and rewards to encourage them to enter into and continue in the service of the Company, and by aligning their long-term interests with those of the Company’s stockholders. The Plan is the successor to the Radian Group Inc. Equity Compensation Plan, as amended, adopted by the Board in 1995, under which no further incentive awards will be granted. The Plan has been amended and restated as of May 11, 2011.

1.	Definitions

Capitalized terms used in the Plan shall have the definitions specified or otherwise referenced in Section 24 below, unless the context otherwise requires.

2.	Grants Under the Plan

The following incentives may be granted under the Plan: Incentive Stock Options (as defined in Section 6(b) below), Nonqualified Stock Options (as defined in Section 6(b) below), Restricted Stock Grants (as defined in Section 7 below), Restricted Stock Units (as defined in Section 7 below), SARs (as defined in Section 8 below), Phantom Stock (as defined in Section 9 below) and Performance Share Awards (as defined in Section 10 below). Each award of an incentive under the Plan may be referred to herein as a “Grant.” All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions of any nature as the Committee deems appropriate and specifies in writing to the Grantee in order to evidence the Grant (the “Grant Letter”), as long as they are not inconsistent with the Plan. Grants under any section of the Plan need not be uniform as among the Grantees receiving the same type of Grant, and Grants under two or more Sections of the Plan may be combined in one Grant Letter.

3.	Shares Subject to the Plan

(a) Maximum Number of Shares. The aggregate number of shares of the Common Stock, par value $0.001 (“Common Stock”), of the Company that may be issued under the Plan is 6,417,000 shares, subject to adjustment as provided in this Section 3 (the “Plan Reserve”). The maximum number of shares of Common Stock subject to Grants made to any individual Grantee in any calendar year shall be 1,000,000 shares, subject to adjustment pursuant to Section 3(c) below. The shares issued under the Plan may be authorized but unissued shares or reacquired shares. If and to the extent that (i) Stock Options or SARs granted under the Plan terminate, expire or are canceled without having been exercised, (ii) any shares of Restricted Stock or Phantom Stock or any Restricted Stock Units or Performance Share Awards are forfeited or otherwise terminate or are cancelled without being vested or settled in full, or (iii) awards are settled in cash rather than Common Stock, the shares subject to such Grant shall be restored to the Plan Reserve and shall again be available for subsequent Grants under the Plan, computed as provided in Section 3(b) below. With respect to awards that provide for settlement solely in cash (and not Common Stock), the Common Stock on which the awards are based shall not count against the Plan Reserve. For the avoidance of doubt, the following shares shall not again be made available for subsequent Grants under the Plan: (1) shares not issued as a result of the net settlement of a stock-settled SAR, (2) shares tendered or withheld to pay the exercise price or withholding taxes related to a Grant, or (3) shares repurchased on the open market with the proceeds of the exercise price of any Grant.

(b) Flexible Plan Reserve. Each Stock Option or SAR (other than an SAR providing for settlement solely in cash, which shall not count against the Plan Reserve) granted under this Plan shall reduce the Plan Reserve available for grant under the Plan by one (1) share for every share subject to such Grant. Each Grant of Restricted Stock, Restricted Stock Units (other than a Grant providing for settlement solely in cash, which shall not count against the Plan Reserve), Phantom Stock or Performance Share Awards under this Plan (collectively, “Full Value Grants”) shall reduce the Plan Reserve available for grant under the Plan by 1.19 shares (1-1/3 shares for Grants made prior to the 2009 Restatement Effective Date and 1.14 for Grants made on or after the 2009 Restatement Effective Date but prior to the 2011 Restatement Effective Date) for every share subject to such Full Value Grant. To the extent that shares subject to Stock Options or SARs are restored to the Plan Reserve through the operation of clause (i) or (iii) of Section 3(a) above, such shares shall increase the Plan Reserve available for grant under the Plan by one (1) share for each share so restored. To the extent that shares subject to Full Value Grants are restored to the Plan Reserve through the operation of clause (ii) of Section 3(a) above, such shares shall increase the Plan Reserve available for grant under the Plan by 1.19 shares (1-1/3 shares with respect to shares restored from Grants made prior to the 2009 Restatement Effective Date and 1.14 for Grants made on or after the 2009 Restatement Effective Date but prior to the 2011 Restatement Effective Date) for each share so restored.

(c) Adjustment Upon Changes in Capitalization. If any change is made to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all outstanding Grants under the Plan, the Committee shall preserve the value of the outstanding Grants by adjusting the maximum number and class of shares issuable under the Plan to reflect the effect of such event or change in the Company’s capital structure, and by making appropriate adjustments to the number and class of shares, the exercise price of each outstanding Grant and otherwise. Any fractional shares resulting from such adjustments shall be eliminated by rounding any portion of a share equal to .500 or greater up, and any portion of a share equal to less than .500 down, in each case to the nearest whole number.

4.	Administration

(a) Composition of Committee. The Plan shall be administered and interpreted by the Compensation and Human Resources Committee of the Board or such other committee of the Board as may be appointed from time to time by the Board (the “Committee”); provided, however, that grant decisions made hereunder shall be made by at least two members of the Committee, each of whom shall be (i) “outside directors” as defined under Section 162(m) of the Code, (ii) “non-employee directors” as defined in Rule 16b-3 under the Exchange Act, and (iii) “independent directors” under the rules and regulations of the New York Stock Exchange or such other securities exchange on which the Common Stock is then listed. A majority of the independent directors of the Company, in their sole discretion, may exercise any or all authority of the Committee under the Plan in lieu of the Committee, and in such instances references herein to the Committee shall be deemed to refer to such directors.

(b) Powers of the Committee. Subject to the express provisions and limitations set forth in this Plan, the Committee shall have the sole authority to determine: (i) who from among the Eligible Participants will receive Grants under the Plan, (ii) the type, size and terms of each Grant under the Plan, (iii) the time when each Grant will be made and the duration of any exercise or restriction periods, including following termination of the Grantee’s employment or service relationship (which periods may be extended, subject to the original term, at the Committee’s discretion), (iv) any restrictions on resale applicable to the shares to be issued or transferred pursuant to the Grant, and (v) any other matters arising under the Plan. A majority of the Committee shall constitute a quorum thereof, and the actions of a majority of the members of the Committee at a meeting at which a quorum is present, or actions unanimously approved in writing by all members of the Committee, shall constitute actions of the Committee; provided, however, that the Committee may also act by delegated authority pursuant to Section 4(c) below. The Committee shall have full power and discretionary authority to administer and interpret the Plan and to adopt or amend such rules, procedures, agreements and instruments as it may deem appropriate for the proper administration of the Plan. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any Grants under the Plan. No person acting under this Section 4 shall be held liable for any action or determination made with respect to the Plan or any Grant under the Plan, except for the willful misconduct or gross negligence of such person. All Grants shall be made conditional upon the Participant’s acknowledgment, by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant.

(c) Delegation and Administrative Action. The Committee may delegate to one or more separate committees (any such committee, a “Subcommittee”) composed of at least two members of the Committee, one of whom shall be the member then serving as the chairman of the Committee, the ability to make Grants, as provided in Section 4(b) above, and to exercise all powers of the Committee described herein. Any such actions of a Subcommittee shall be treated for all purposes as if taken by the Committee. The Committee may also delegate to the Chief Executive Officer of the Company the authority to make Grants under the Plan to employees, consultants, and advisors who are not subject to the restrictions of Section 16(b) of the Exchange Act, provided the Grants are not intended to meet the requirements of “qualified performance based compensation” pursuant to the requirements of Section 162(m) of the Code and provided the Grants are made in accordance with appropriate parameters set by the Committee in accordance with applicable law. Furthermore, the Committee may delegate certain administrative matters under the Plan to such other officer or officers of the Company as determined in the Committee’s discretion, and such administrator(s) may have the authority to execute and distribute Grant Letters in accordance with the Committee’s determinations, to maintain records relating to the granting, vesting, exercise, forfeiture or expiration of Grants, to process or oversee the issuance of shares or cash upon the exercise, vesting and/or settlement of a Grant, and to take such other administrative actions as the Committee may specify. Any delegation by the Committee pursuant to this Section 4(c) shall be subject to such conditions and limitations as may be determined by the Committee and shall be subject to and limited by applicable law or regulation, including without limitation the General Corporation Law of the State of Delaware and the rules and regulations of the New York Stock Exchange or such other securities exchange on which the Common Stock is then listed.

5.	Eligibility for Participation

Officers and other employees of the Company, non-employee members of the Board, and consultants and advisors to the Company, shall be eligible to participate in the Plan (referred to individually as an “Eligible Participant” and collectively as “Eligible Participants”). Only Eligible Participants who are officers or other employees of the Company or a Parent Corporation or Subsidiary Corporation shall be eligible to receive Incentive Stock Options and Performance Share Awards. All Eligible Participants shall be eligible to receive Nonqualified Stock Options, Restricted Stock Grants, Restricted Stock Units, SARs and Phantom Stock. Those Eligible Participants who are selected by the Committee to receive Grants under the Plan are referred to individually as a “Grantee” and collectively as the “Grantees.” With respect to a Grantee who is an employee of the Company, a leave of absence by the Grantee, if in accordance with Company policy or otherwise approved by the Company, shall not be deemed a termination or interruption of the continuous employment of the Grantee for purposes of the Plan.

6.	Stock Options

(a) Grant and Number of Shares. The Committee may grant stock options as provided in this Section 6. The Committee, in its sole discretion, shall determine the number of shares of Common Stock that will be subject to each option.

(b) Type of Option and Exercise Price.

(1) The Committee may grant options qualifying as incentive stock options within the meaning of Section 422 of the Code (“Incentive Stock Options”) and other stock options (“Nonqualified Stock Options”), in accordance with the terms and conditions set forth herein, or may grant any combination of

Incentive Stock Options and Nonqualified Stock Options (hereinafter referred to collectively as “Stock Options”). The option exercise price per share of each Stock Option shall not be less than the fair market value of a share of Common Stock on the date of grant (as determined pursuant to Section 6(b)(2) below). Notwithstanding the preceding sentence, if the Grantee of an Incentive Stock Option is the owner of Common Stock (as determined under Section 424(d) of the Code) who possesses more than 10% of the total combined voting power of all classes of stock of the Company or a Parent Corporation or Subsidiary Corporation, the option exercise price per share in the case of such Incentive Stock Option shall not be less than 110% of the fair market value of a share of Common Stock on the date of grant.

(2) For all valuation purposes under the Plan, the “fair market value” of a share of Common Stock shall be the closing price at which the Common Stock shall have been sold regular way on the New York Stock Exchange on the date as of which such value is being determined or, if no sales occurred on such day, then on the next preceding day on which there were such sales, or, if at any time the Common Stock shall not be listed on the New York Stock Exchange, the fair market value as determined by the Committee on the basis of available prices for such Common Stock or in such manner as may be authorized by applicable regulations under the Code.

(c) Exercise Period. The Committee shall determine the option exercise period of each Stock Option. The exercise period shall not exceed ten years from the date of grant. However, if the Grantee of an Incentive Stock Option is the owner of Common Stock (as determined under Section 424 (d) of the Code) who possesses more than 10% of the total combined voting power of all classes of stock of the Company or a Parent Corporation or Subsidiary Corporation, the exercise period shall not exceed five years.

(d) Vesting of Options; Restrictions on Shares; Acceleration of Vesting. The vesting period for Stock Options shall commence on the date of grant and shall end on the date or dates, determined by the Committee, that shall be specified in the Grant Letter; provided, however, that unless otherwise specified in the Grant Letter, each Stock Option shall vest and become exercisable in cumulative installments to the extent of 25% of the number of shares originally covered thereby on and after the first, second, third and fourth anniversaries of the grant of the Stock Option, if on such anniversary the Grantee remains an Eligible Participant. The Committee may impose upon the shares of Common Stock issuable upon the exercise of a Stock Option such restrictions as it deems appropriate and specifies in the Grant Letter. During any period in which such restrictions apply, the provisions of Section 7(d) below shall be applicable to such shares. Notwithstanding any other provision of the Plan (unless otherwise specified in the Grant Letter), all outstanding Stock Options shall become immediately fully vested and exercisable upon the earliest to occur of the following, if at such time the Grantee remains an Eligible Participant: (i) the Grantee’s Retirement (as defined below in the case of an employee or a non-employee director), (ii) five years from the date of the Grant, or (iii) the Grantee’s Disability or death. Notwithstanding anything in the Plan to the contrary, (i) Stock Options granted before the 2009 Restatement Effective Date shall become immediately fully vested and exercisable upon a Change of Control of the Company, and (ii) with respect to Stock Options granted on or after the 2009 Restatement Effective Date, the Committee shall specify in the Grant Letter the circumstances under which Stock Options shall become vested and exercisable in the event of a Change of Control of the Company. For purposes of this Plan: (1) the term “Retirement” applies only to a Grantee who is an employee of the Company or a Parent Corporation or Subsidiary Corporation, or a non-employee director, and shall mean (unless otherwise specified in the Grant Letter) either (A) separation from service following the Grantee’s attainment of age 65 and the completion of at least five years of credited service, or (B) separation from service following the Grantee’s attainment of age 55 and the completion of at least 10 years of credited service (or the completion of at least five years of credited service, if so determined by the Committee and consistent with a Grantee’s employment agreement in effect on February 10, 2010), and (2) for the avoidance of doubt, the provisions of the Plan that refer to “Retirement” and “Disability” shall not apply to a Grantee who is a consultant or advisor. For purposes of this Plan (unless otherwise specified in the Grant Letter), in the case of an employee, “Disability” shall mean a physical or mental impairment of sufficient severity that the Grantee is both eligible for and in receipt of benefits under the long-term disability program maintained by the Company. In the case of a non-employee director, “Disability” shall have the meaning given that term in the Grant Letter.

(e) Manner of Exercise. A Grantee may exercise a Stock Option by delivering a duly completed notice of exercise to the Company or its designee. Unless other arrangements satisfactory to the Company are made, no shares of Common Stock shall be issued on the exercise of a Stock Option unless the exercise price is paid in full at the time of purchase. Payment for shares of Common Stock purchased upon the exercise of a Stock Option shall be made (i) in cash or, (ii) subject to such conditions as may be established by the Committee, (1) by tendering (actually or by attestation) shares of Common Stock owned by the Grantee and valued at the then fair market value thereof, (2) if so permitted by the Committee, by having shares subject to the exercisable Stock Option withheld to pay the exercise price, with the shares valued at the then fair market value thereof, (3) by authorizing a third party to sell shares of Common Stock acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the exercise price and any applicable tax withholding resulting from such exercise, or (4) by any combination of the foregoing. The shares of Common Stock so purchased will be issued and delivered to the person entitled thereto at the Company’s corporate headquarters in Philadelphia, Pennsylvania or, at the Company’s sole discretion, by book entry into a brokerage or other account designated by the Company for such purpose. No person shall have any rights as a stockholder with respect to any share of Common Stock covered by a Stock Option unless and until such person shall have become the holder of record of such share, and, except as otherwise permitted in Section 3(c) hereof, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property or distributions or other rights) in respect of such share for which the record date is prior to the date on which such person shall have become the holder of record thereof.

(f) Termination, Retirement, Disability or Death.

(1) Except as otherwise specified in the Grant Letter, in the case of a Grantee who is an employee, consultant or advisor:

(A) If a Grantee ceases to be an Eligible Participant for any reason other than involuntary termination of employment or service by the Company, Retirement or Disability (in the case of employees), death, or Cause any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised by the Grantee within 90 days after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than 90 days, specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period.

(B) If a Grantee ceases to be an Eligible Participant as a result of his or her involuntary termination of employment or service by the Company without Cause, any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised by the Grantee within one year after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than one year, specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period.

(C) In the event of the Retirement, Disability or death of a Grantee who is an employee, or in the event of the death of a Grantee who is a consultant or advisor, any Stock Option held by such Grantee may be exercised by the Grantee (or the Grantee’s legal representative) at any time prior to the date of expiration of the Stock Option exercise period (or within such shorter period of time as may be specified in the Grant Letter).

(D) In the event a Grantee’s employment or service relationship is terminated by the Company for Cause, any Stock Option held by such Grantee shall immediately terminate and be of no further force or effect.

(2) Except as otherwise specified in the Grant Letter, in the case of a Grantee who is a non-employee director:

(A) In the event of the Retirement, Disability or death of such Grantee, any Stock Option which was otherwise, or which becomes, exercisable by such Grantee at the date of such Retirement, Disability or death, may be exercised by the Grantee (or the Grantee’s legal representative) at any time prior to the date of expiration of the option exercise period.

(B) If the Grantee ceases to be an Eligible Participant for any reason other then Retirement, Disability, death or Cause, any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised by the Grantee within one year after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than one year, as may be specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period.

(C) In the event of such Grantee’s removal from the Board for Cause, any Stock Option held by such Grantee shall immediately terminate and be of no further force or effect.

(3) For the avoidance of doubt, the shares of Common Stock as to which a Stock Option is exercisable upon the happening of any event specified in this Section 6(f) shall include any shares as to which vesting shall be accelerated by operation of Section 6(d).

(g) Limits on Incentive Stock Options. Each Grant of an Incentive Stock Option shall provide that:

(1) the Incentive Stock Option is not transferable by the Grantee, except, in the case of an individual Grantee, by will or the laws of descent and distribution;

(2) the Incentive Stock Option is exercisable only by the Grantee, except as otherwise provided herein or in the Grant Letter in the event of the death of an individual Grantee; and

(3) the aggregate fair market value of the Common Stock on the date of the Grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year under the Plan and under any other stock option plan of the Company shall not exceed $100,000.

To the extent that any portion of a purported Incentive Stock Option shall fail or shall cease to qualify as an “incentive stock option” under the Code, such portion shall thereafter be deemed to be, and shall be interpreted as, a Nonqualified Stock Option for all purposes hereunder.

(h) Exchange Act Limitation. Unless the Grantee could otherwise transfer Common Stock issued pursuant to the Stock Option without incurring liability under Section 16(b) of the Exchange Act, at least six months must elapse from the date of acquisition of the Stock Option until the date of disposition of the Common Stock issued upon exercise thereof.

7.	Restricted Stock Grants and Restricted Stock Units

The Committee may (i) issue shares of Common Stock to an Eligible Participant subject to such restrictions as the Committee shall determine (a “Restricted Stock Grant”), or (ii) grant to an Eligible Participant the right to receive shares of Common Stock, or, if so designated in the Grant Letter, cash equal to the fair market value of shares of Common Stock, upon the lapsing of such restrictions as the Committee shall determine (“Restricted Stock Units”). The following provisions are applicable to Restricted Stock Grants and Restricted Stock Units:

(a) General Requirements. Shares of Common Stock issued pursuant to Restricted Stock Grants or Grants of Restricted Stock Units may be issued in consideration for cash or past or future services rendered having a value, as determined by the Committee, at least equal to the par value thereof. All conditions and restrictions imposed under each Restricted Stock Grant or Grant of Restricted Stock Units, and the vesting or performance period during which the Restricted Stock Grant or Restricted Stock Units will remain subject to such restrictions, shall be set forth in the Grant Letter and designated therein as the “Restriction Period.” The restrictions imposed under any Restricted Stock Grant or grant of Restricted Stock Units shall lapse on such vesting date or dates as the Committee may approve until the restrictions have lapsed as to 100% of the shares, except as vesting may be accelerated pursuant to Section 7(c) below. In the case of a Restricted Stock Grant, on the grant date, the specified number of shares of Restricted Stock shall be issued subject to the provisions of this Section 7. Provided that all conditions to the vesting of a share of Restricted Stock imposed pursuant to this Section 7 are satisfied, upon the occurrence of the vesting date with respect to a share of Restricted Stock, such share shall vest, subject to any continuing restrictions of this Plan or the Grant Letter. In the case of Restricted Stock Units, on the grant date, the Company shall credit to a bookkeeping account established on its records the specified number of Restricted Stock Units awarded to the Grantee (without the creation of any trust or segregated account). Provided that all conditions to the vesting of Restricted Stock Units imposed pursuant to this Section 7 are satisfied, upon the occurrence of the vesting date with respect to Restricted Stock Units, such units shall vest and the Grantee shall receive upon vesting or upon such later date as shall be specified in the Grant Letter (the “RSU Conversion Date”), as determined by the Committee in the Grant Letter, either (i) a share of Common Stock for each such Restricted Stock Unit, subject to any continuing restrictions of this Plan or the Grant Letter, or (ii) an amount in cash that is equal to the fair market value of a share of Common Stock as of the RSU Conversion Date for each such Restricted Stock Unit.

(b) Number of Shares. The Committee, in its sole discretion, shall determine the number of shares of Common Stock that will be subject to each Restricted Stock Grant or the number of Restricted Stock Units to be granted. Payments with respect to Restricted Stock Units may be made in cash, in Common Stock, or in a combination of the two, as determined by the Committee in the Grant Letter.

(c) Requirement of Employment or Service Relationship with Company. Except as otherwise specified in the Grant Letter, if the Grantee’s employment or service relationship with the Company, whether as an employee, non-employee director, consultant, advisor or otherwise, terminates during the period designated in the Grant Letter as the Restriction Period, the Restricted Stock Grant or Grant of Restricted Stock Units shall terminate as to all shares covered by the Grant as to which restrictions on transfer have not lapsed, and in the case of Restricted Stock, such shares shall be immediately forfeited to the Company. The Restriction Period for any Restricted Stock Grant or Grant of Restricted Stock Units, the vesting of which is based upon a continuing employment or service relationship with the Company, shall be a minimum of three years from the grant date, and the Restriction Period for any Restricted Stock Grant or Grant of Restricted Stock Units that is based upon performance criteria shall be based upon performance over a minimum period of one year; provided however, that up to 10% of the number of shares subject to the initial Plan Reserve as set forth in this 2011 Restatement of the Plan may be subject to Full Value Grants with a shorter or no restriction period or performance period, as applicable. Notwithstanding the foregoing, however, in the event of the termination of the Grantee’s employment or service relationship with the Company as a result of the Grantee’s Retirement, Disability, or death, the Restriction Period shall be deemed immediately terminated, all restrictions on the transfer of shares subject to any Restricted Stock Grant and all restrictions on a Grant of Restricted Stock Units shall immediately lapse, and all such Restricted Stock Grant and Restricted Stock Units shall become fully vested, except as otherwise specified in the Grant Letter. Notwithstanding anything in the Plan to the contrary, (i) Restricted Stock Grants and Restricted Stock Units granted before the 2009 Restatement Effective Date shall become immediately fully vested upon a Change of Control of the Company, and (ii) with respect to Restricted Stock Grants and Restricted Stock Units granted on or after the 2009 Restatement Effective Date, the Committee shall specify in the Grant Letter the circumstances under which the Restricted Stock Grant or Restricted Stock Units shall vest in the event of a Change of Control of the Company.

(d) Restrictions on Transfer and Issuance of Stock Certificates. During the Restriction Period, a Grantee under a Restricted Stock Grant or Grant of Restricted Stock Units may not sell, assign, transfer, pledge or otherwise dispose of the shares of Restricted Stock or Restricted Stock Units that have not yet vested except to a Successor Grantee pursuant to Section 12(a) below. The Grantee shall not be entitled to the delivery of any stock certificate or certificates representing shares subject to a Restricted Stock Grant or a Grant of Restricted Stock Units until any and all restrictions on such shares shall have lapsed. With respect to a Restricted Stock Grant, the Company may issue shares subject to such restrictive legends or stop-transfer instructions as it deems appropriate, and may provide for the escrow or retention of custody of such shares, including in book-entry form, during the Restriction Period.

(e) Stockholder Rights; Dividends. In the case of a Restricted Stock Grant, except as provided in this Section 7, during the Restriction Period, the Grantee shall have, with respect to the shares of Restricted Stock issued pursuant to such Restricted Stock Grant, all of the rights of a stockholder, including the right to vote the shares and the right to receive any cash dividends. In the case of Restricted Stock Units, during the Restriction Period, the Grantee shall not have any of the rights of a stockholder with respect to the shares subject to such Restricted Stock Units, including voting or dividend rights, and shall be an unsecured creditor of the Company. With respect to Restricted Stock Grants, and Restricted Stock Units that are to be settled in shares of Common Stock, on the date specified in the Grant Letter, the Company shall cause the applicable number of shares of Common Stock to be issued in the name of, and delivered to, the Grantee at the Company’s corporate headquarters in Philadelphia, Pennsylvania or, at the Company’s sole discretion, by book entry into a brokerage or other account designated by the Company for such purpose, whereupon the Grantee shall have all of the rights of a stockholder with respect to such shares.

8.	Stock Appreciation Rights

(a) General Provisions. The Committee may grant stock appreciation rights (“SARs”) as provided in this Section 8. The Committee may grant Stand-Alone SARs, or may grant Tandem SARs in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Nonqualified Stock Option, such Tandem SARs may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such Tandem SARs may only be granted only at the time of grant of such Stock Option. The exercise price of each Stand-Alone SAR shall be equal to the fair market value of a share of Common Stock as of the date of grant of such Stand-Alone SAR. The exercise price of each Tandem SAR shall be equal to the exercise price of the related Stock Option; provided, however, that if the Tandem SAR is granted subsequent to the date of grant of the related Stock Option, and an exercise price equal to that of the related Stock Option would result in the disallowance of the Company’s expense deduction pursuant to Section 162(m) of the Code, or would violate Section 409A of the Code, then the exercise price of such Tandem SAR shall not be less than the fair market value of a share of Common Stock as of the grant date of such Tandem SAR.

(b) Number of SARs. The Committee, in its sole discretion, shall determine the number of SARs granted to any Grantee. The number of Tandem SARs granted to a Grantee which shall be exercisable during any given period of time shall not exceed the number of shares of Common Stock which the Grantee may purchase upon the exercise of the related Stock Option during such period. Upon the exercise of a Stock Option, the Tandem SARs relating to the Common Stock covered by the Stock Option shall terminate. Upon the exercise of any Tandem SARs, the related Stock Option shall terminate to the extent of an equal number of shares of Common Stock.

(c) Settlement Amount. Upon a Grantee’s exercise of some or all of the Grantee’s SARs, the Grantee shall receive in settlement of such SARs an amount equal to the stock appreciation (as defined herein) for the number of SARs exercised, payable in cash, Common Stock or a combination thereof. The “stock appreciation” for an SAR is the difference between the exercise price of such SAR determined under Section 8(a) above and the fair market value of the underlying Common Stock on the date of exercise of the SAR.

(d) Term, Vesting and Exercise of Tandem SARs. Any Tandem SAR shall be exercisable only to the extent that, and during the period when, the Stock Option to which such Tandem SAR is related is also exercisable.

(e) Term and Vesting of Stand-Alone SARs; Acceleration of Vesting. The exercise period of any Stand-Alone SARs shall not exceed ten years from the date of grant. The vesting period for Stand-Alone SARs shall commence on the date of grant and shall end on the date or dates, determined by the Committee, that shall be specified in the Grant Letter; provided, however, that unless otherwise specified in the Grant Letter, each Stand-Alone SAR shall vest and become exercisable in cumulative installments to the extent of 25% of the number of shares originally covered thereby on and after the first, second, third and fourth anniversaries of the grant date, if on such anniversary the Grantee remains an Eligible Participant. The Committee may impose upon any shares of

Common Stock issuable upon the exercise of a Stand-Alone SAR such restrictions as it deems appropriate and specifies in the Grant Letter. During any period in which such restrictions apply, the provisions of Section 7(d) above shall be applicable to such shares. Notwithstanding any other provision of the Plan (except as otherwise specified in the Grant Letter), each outstanding Stand-Alone SAR shall become immediately exercisable upon the earliest to occur of the following, if at such time the Grantee remains an Eligible Participant: (i) the Grantee’s Retirement, (ii) five years from the date of the Grant, or (iii) the Grantee’s Disability or death. Notwithstanding anything in the Plan to the contrary, (i) Stand-Alone SARs granted before the 2009 Restatement Effective Date shall become immediately fully vested and exercisable upon a Change of Control of the Company, and (ii) with respect to Stand-Alone SARs granted on or after the 2009 Restatement Effective Date, the Committee shall specify in the Grant Letter the circumstances under which the Stand-Alone SAR shall become vested and exercisable in the event of a Change of Control of the Company.

(f) Effect of Termination on Stand-Alone SARs.

(1) Except as otherwise specified in the Grant Letter, in the case of a Grantee who is an employee, consultant or advisor:

(A) If a Grantee of a Stand-Alone SAR ceases to be an Eligible Participant for any reason other than involuntary termination of employment or service by the Company, Retirement or Disability (in the case of employees), death, or Cause any Stand-Alone SAR which is otherwise exercisable by the Grantee shall terminate unless exercised by the Grantee within 90 days after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than 90 days, specified in the Grant Letter), but in any event no later than the expiration of the term of such Stand-Alone SAR.

(B) If a Grantee ceases to be an Eligible Participant as a result of his or her involuntary termination of employment or service by the Company without Cause, any Stand-Alone SAR which is otherwise exercisable by the Grantee shall terminate unless exercised by the Grantee within one year after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than one year, specified in the Grant Letter), but in any event no later than the expiration of the term of such Stand-Alone SAR.

(C) In the event of the Retirement, Disability or death of a Grantee who is an employee, or in the event of the death of a Grantee who is a consultant or advisor, any Stand-Alone SAR held by such Grantee may be exercised by the Grantee (or the Grantee’s legal representative) at any time prior to the expiration of the term of such Stand-Alone SAR (or within such shorter period of time as may be specified in the Grant Letter).

(D) In the event a Grantee’s employment or service relationship is terminated by the Company for Cause, any Stand-Alone SAR held by such Grantee shall immediately terminate and be of no further force or effect.

(2) Except as otherwise specified in the Grant Letter, in the case of a Grantee of a Stand-Alone SAR who is a non-employee director:

(A) In the event of the Retirement, Disability or death of such Grantee, any Stand-Alone SAR which was otherwise, or which becomes, exercisable by such Grantee at the date of such Retirement, Disability or death, may be exercised by the Grantee (or the Grantee’s legal representative) at any time prior to the expiration of the term of such Stand-Alone SAR.

(B) If the Grantee ceases to be an Eligible Participant for any reason other than Retirement, Disability, death or Cause, any Stand-Alone SAR which is otherwise exercisable by the Grantee shall terminate unless exercised by the Grantee within one year after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than one year, as may be specified in the Grant Letter), but in any event no later than the expiration of the term of such Stand-Alone SAR.

(C) In the event of such Grantee’s removal from the Board for Cause, any SAR held by such Grantee shall immediately terminate and be of no further force or effect.

(3) For the avoidance of doubt, the shares of Common Stock (or cash payment) as to which a Stand-Alone SAR is exercisable upon the happening of any event specified in this Section 8(f) shall include any shares (or cash payment) as to which vesting shall be accelerated by operation of Section 8(e).

9.	Phantom Stock

(a) General Provisions. The Committee may grant Phantom Stock in such amounts as it deems appropriate. Phantom Stock shall give the Grantee the right to receive shares of Common Stock on a conversion date specified by the Committee. The Committee may establish conditions on the conversion of Phantom Stock and restrictions on vesting, if any, as it deems appropriate. The period of years during which a Phantom Stock Grant will be subject to any vesting restrictions shall be set forth in the Grant Letter and designated as the “Phantom Stock Restriction Period.” All restrictions imposed under a Phantom Stock Grant shall lapse on such vesting date or dates as the Committee may approve, except as vesting may be accelerated pursuant to Section 9(c) below. In addition, subject to the percentage limitation in Section 9(c) below, the Committee may determine as to any Phantom Stock Grants that such Grants shall not be subject to vesting restrictions. Each share of Phantom Stock shall be granted at full value with no exercise price.

(b) Number of Shares of Phantom Stock; Accounts. The Committee, in its sole discretion, shall determine the number of shares that will be granted pursuant to each Phantom Stock Grant. The Company shall credit to a bookkeeping account established on its records all shares of Phantom Stock credited to a Grantee (without the creation of any trust or segregated account).

(c) Requirement of Employment or Service Relationship with Company. Except as provided in the Grant Letter, if the Grantee’s employment or service relationship with the Company, whether as an employee, non-employee director, consultant, advisor or otherwise, terminates during any period designated in the Grant Letter as the Phantom Stock Restriction Period, the Phantom Stock Grant shall terminate as to all shares covered by the Grant as to which vesting restrictions have not lapsed, and such shares shall be forfeited. The Phantom Stock Restriction Period for any Phantom Stock Grant, the vesting of which is based upon a continuing employment or service relationship with the Company, shall be a minimum of three years from the grant date, and the Phantom Stock Restriction Period for any Phantom Stock Grant that is based upon performance criteria shall be based upon performance over a minimum period of one year; provided, however, that up to 10% of the number of shares subject to the Plan Reserve, as set forth in this 2011 Restatement of the Plan, may be subject to Full Value Grants with a shorter or no restriction period or performance period, as applicable. In addition, and notwithstanding the foregoing, in the event of the termination of the Grantee’s employment or service relationship with the Company as a result of the Retirement, Disability or death of a Grantee who is an employee, or in the event of the death of a Grantee who is a consultant or advisor, the Phantom Stock Restriction Period shall be deemed immediately terminated, all restrictions on the transfer of shares subject to the Phantom Stock Grant shall immediately lapse, and all such shares shall become fully vested, unless the Grant Letter specifies otherwise. Notwithstanding anything in the Plan to the contrary, (i) for Phantom Stock granted before the 2009 Restatement Effective Date, upon a Change of Control of the Company all restrictions on the transfer of shares subject to the Phantom Stock Grant shall immediately lapse and all shares shall become fully vested, and (ii) with respect to Phantom Stock granted on or after the 2009 Restatement Effective Date, the Committee shall specify in the Grant Letter the circumstances under which the restrictions on the transfer of shares subject to the Phantom Stock Grant shall lapse and the extent to which the shares shall become vested in the event of a Change of Control of the Company.

(d) Dividend Equivalents. Unless otherwise specified in the Grant Letter, the Company shall credit dividend equivalents on Phantom Stock as and when dividends are payable on Common Stock to the Grantee’s bookkeeping account, and dividend equivalents shall be accrued for as additional shares of Phantom Stock on the dividend payment date and credited to the Grantee’s bookkeeping account. Any dividend equivalents underlying Phantom Stock which is payable based on the achievement of specific performance conditions shall vest and become payable at the same time as the underlying Phantom Stock, unless the Committee determines otherwise.

(e) Conversion. On the date specified in the Grant Letter as the conversion date for the Grantee’s Phantom Stock, the Grantee shall receive in settlement of such Phantom Stock a number of shares of Common Stock equal to the Phantom Stock then credited to the Grantee’s account. Settlement shall be made in whole shares of Common Stock, with any fractional shares paid in cash.

(f) No Rights as a Stockholder. Except for divided equivalents as provided in Section 9(d) above, a Grantee shall not have any rights as a stockholder with respect to any Phantom Stock, including with respect to voting rights. Grantees shall be unsecured creditors of the Company with respect to Phantom Stock.

10.	Performance Share Awards

(a) General Provisions. The Committee may grant Performance Share Awards (“Performance Share Awards”) to employees of the Company under and pursuant to this Section 10. A Performance Share Award shall entitle the Grantee to receive shares of Common Stock or cash upon settlement of the Performance Share Award at the conclusion of the award term, contingent upon the satisfaction of specified performance goals established by the Committee. The terms and conditions of each Performance Share Award, including the Grantee, the target number of shares thereunder, the performance goals, the award term, and the formula, method or matrix for determining payout, shall be determined by the Committee and shall be set forth in the Grant Letter. Shares of Common Stock issued under a Performance Share Award shall be granted at full value with no exercise price. The specified performance goals for Performance Share Awards shall be based on performance over a minimum period of one year, provided, however, that up to 10% of the number of shares subject to the initial Plan Reserve as set forth in the 2011 Restatement of the Plan may be subject to Full Value Grants with a shorter or no restriction period or performance period, as applicable.

(b) Number of Shares; Accounts. The Committee, in its sole discretion, shall determine the target number of shares of Common Stock that will be subject to each Performance Share Award. The actual number of shares that may be issued upon settlement of a Performance Share Award will be determinable at the conclusion of the award term. The Company shall establish on its records and maintain a bookkeeping account in which shall be recorded the number of shares of Common Stock subject to a Performance Share Award and the number of shares actually credited to a Grantee (without the creation of any trust or segregated account).

(c) Termination of Employment. If the Grantee’s employment with the Company terminates during the award term of a Performance Share Award then, depending upon the reason for such termination, such Performance Share Award may continue in force or may terminate, as provided by the Grant Letter.

(d) Change of Control. Upon a Change of Control of the Company, any outstanding Performance Share Awards shall be treated in accordance with the Grant Letter. The Committee shall specify in the Grant Letter the circumstances under which a Performance Share Award will vest in the event of a Change of Control of the Company.

(e) Settlement. Upon the conclusion of the award term of a Performance Share Award as specified in the Grant Letter, the Grantee shall receive in settlement of such Performance Share Award a number of shares of Common Stock or cash as may be determined in accordance with the Grant Letter. The Grant Letter shall specify whether settlement of the Performance Share Award shall be in shares of Common Stock or cash.

(f) No Rights as a Stockholder. A Grantee shall have no voting rights, no rights to receive dividends or dividend equivalents or other ownership rights and privileges of a stockholder with respect to any Performance Share until such time as the Grantee receives shares of Common Stock upon settlement of the Performance Share

Award. Notwithstanding the preceding, the Committee may provide in its sole discretion in the Grant Letter that the Grantee shall be entitled to dividend equivalent rights under terms similar to those described in Section 9(d). Grantees shall be unsecured creditors of the Company with respect to Performance Share Awards.

11.	Qualified Performance Based Compensation

(a) Designation as Qualified Performance-Based Compensation. The Committee may determine that Restricted Stock Grants, a Grant of Restricted Stock Units, Phantom Stock or Performance Share Awards made to an Eligible Participant shall be considered “qualified performance-based compensation” under Section 162(m) of the Code (a “Performance Award”), in which case such Performance Award shall be contingent upon the achievement of pre-established objective performance goals and other terms as set forth in this Section 11.

(b) Performance Goals. When Performance Awards are granted under this Section 11, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of Section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable pursuant to Grants identified by the Committee as “qualified performance-based compensation.”

(c) Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, price-earnings multiples, stock price to book value multiple, net earnings, operating earnings, operating pre-tax earnings, revenue or revenue growth, productivity, margin, EBITDA (earnings before interest, taxes, depreciation and amortization), net capital employed, return on assets, return on equity, return on capital employed, growth in assets, unit volume, sales, cash flow, losses incurred, losses paid, loss ratio, paid loss ratio, gains to losses on sales of assets or investments, market share, market value added, capital management, margin growth, stockholder return, operating profit or improvements in operating profit, improvements in asset or financial measures (including working capital and the ratio of revenues to working capital), credit quality, expense management and expense ratios, pre-tax earnings or variations of income criteria in varying time periods, economic value added, or comparisons with other peer companies or industry groups or classifications with regard to one or more of these criteria, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, employee retention rates, customer retention rates, customer attraction rates, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The performance goals may relate to one or more business units or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform as among Grantees.

(d) Timing of Establishment of Goals. Achievement of performance goals in respect of a Performance Award shall be measured over a performance period as specified by the Committee. Performance goals, amounts payable upon achievement of such goals, and other material terms of Performance Awards shall be established by the Committee (a) while the performance outcome for that performance period is substantially uncertain; and (b) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. To the extent consistent with Section 162(m) of the Code, the Grant Letter shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of the Grantee’s employment prior to the end of a performance period or settlement of Performance Awards.

(e) Performance Award Pool. The Committee may establish a performance award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of performance goals based on one or more of the business criteria set forth in Section 11(c) above during the performance period. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. In such case, Grants may be made as rights to payment of a specified portion of the award pool.

(f) Certification of Results. The Committee shall certify the performance results for the performance period specified in the Grant Letter after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the satisfaction of all other terms of the Grant Letter.

(g) Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, shares of Common Stock, or other Grants, at the discretion of the Committee and as set forth in the Grant Letter.

(h) Shareholder Approval for Performance-Based Awards. If Performance Awards are granted under Section 11 above, the Plan must be reapproved by the Company’s shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the provisions of Section 11, if additional Performance Awards are to be made under Section 11 and if required by Section 162(m) of the Code or the regulations thereunder.

(i) Disability, Death, or Other Circumstances. The Committee may provide in the Grant Letter that Grants under this Section 11 shall be payable, in whole or in part, in the event of the Grantee’s Disability or death, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under Section 162(m) of the Code.

(j) Impact Of Extraordinary Items Or Changes In Accounting. To the extent applicable, subject to the following sentence and unless the Committee determines otherwise, the determination of the achievement of performance goals shall be determined based on the relevant financial measure, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), and in a manner consistent with the methods used in the Company’s audited financial statements. To the extent permitted by Section 162(m), in setting the performance goals within the period prescribed in Section 11(d), the Committee may provide for adjustment as it deems appropriate, including for one or more of the following items: asset write-downs; litigation or claim judgments or settlements; changes in accounting principles; changes in tax law or other laws affecting reported results; severance, contract termination, and other costs related to exiting, modifying or reducing any business activities; costs of, and gains and losses from, the acquisition, disposition, or abandonment of businesses or assets; gains and losses from the early extinguishment of debt; stock compensation costs and other non-cash expenses; unrealized gains and losses relating to fair valuations of derivatives; any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operation appearing in the Company’s annual report to stockholders for the applicable year; and any other specified non-operating items as determined by the Committee in setting performance goals.

(k) Status of Performance Awards under Code Section 162(m). It is the intent of the Company that Performance Awards under this Section 11 constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder. Accordingly, the terms of this Section 11 shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations thereunder. If any provision of the Plan as in effect on the date of adoption of any agreements relating to Performance Awards does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

12.	Transferability of Options and Grants

(a) Restrictions on Transferability. Only a Grantee (or, in the case of an individual Grantee, his or her authorized legal representative) may exercise rights under a Grant except as otherwise stated herein and in Section 12(b) below. No individual Grantee may transfer those rights except (i) by will or by the laws of descent and distribution, or (ii) as may be provided under Section 12(b) below. Upon the death of an individual Grantee, the legal representative or other person entitled to succeed to the rights of the Grantee (“Successor Grantee”) may exercise such rights. A Successor Grantee shall furnish proof satisfactory to the Company of such person’s right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b) Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide in its sole discretion that a Grantee may transfer Nonqualified Stock Options to family members, one or more trusts for the benefit of family members, or one or more partnerships of which family members are the only partners, according to such terms as the Committee may determine; provided that any such transfer shall not be for value, the Grantee shall receive no consideration for the transfer of such Nonqualified Stock Options and the transferred Nonqualified Stock Options shall continue to be subject to the same terms and conditions as were applicable immediately before the transfer.

13.	Change of Control of the Company

(a) Change of Control. As used in this Plan, unless otherwise specified in the Grant Letter, a “Change of Control” shall be deemed to have taken place if (i) any Person (except for an employee or his or her family, the Company or any employee benefit plan of the Company or of any Affiliate, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the Beneficial Owner in the aggregate of 40% or more of the shares of the Company then outstanding and entitled to vote for directors generally, (ii) any Person (except an employee and his or her family), together with all Affiliates and Associates of such Person, purchases substantially all of the assets of the Company, or (iii) during any 24-month period, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of at least 75% of the directors who were not directors at the beginning of such period was approved by a vote of at least 75% of the directors in office at the time of such election or nomination who were directors at the beginning of such period.

For purposes of this definition, “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act; “Person” shall mean any individual, firm, corporation, partnership or other entity (which, for the avoidance of doubt, does not include the United States government, any of its states, or any of their respective political subdivisions, departments, agencies or instrumentalities), as determined by the Committee in its sole discretion; and a Person shall be deemed the “Beneficial Owner” of any securities:

(i) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange;

(ii) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 under the Exchange Act), including without limitation, pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the “Beneficial Owner” of any security under this subsection (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable successor report); or

(iii) to the extent that such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) with any other Person for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy described in the proviso to subsection (ii) above) or disposing of any voting securities of the Company, in which case such Person shall be the Beneficial Owner of all securities that are Beneficially Owned, directly or indirectly, by such other Person (or any Affiliate or Associate thereof) within the meaning of subsection (i) or (ii) above; provided, however, that nothing in this definition shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

Notwithstanding the foregoing, for Grants made on or after May 13, 2009, the Committee may adjust the definition of Change of Control for a particular Grant as the Committee deems appropriate in the Grant Letter issued with respect to such Grant.

(b) Effect of Change of Control. The Committee may establish such terms and conditions relating to the effect of a Change of Control on Grants as the Committee deems appropriate. In addition to other actions, in the event of a Change of Control of the Company, unless otherwise specified in the Grant Letter, the Committee may take any one or more of the following actions with respect to any or all outstanding Grants, without the consent of any Grantee: (A) the Committee may determine that outstanding Stock Options and SARs shall be fully exercisable, restrictions on outstanding Restricted Stock Grants shall lapse, and other Grants shall become payable upon specified terminations of employment or at such other time as the Committee determines, (B) the Committee may require that Grantees surrender their outstanding Stock Options and SARs for cancellation and the Grantees shall receive one or more payments by the Company, in cash, Common Stock or other property (including the property, if any, payable in the transaction), as determined by the Committee, in an amount equal to the amount, if any, by which the then fair market value of the shares of Common Stock subject to the Grantee’s unexercised Stock Options and SARs exceeds the exercise price, and on such terms as the Committee determines, (C) after giving Grantees an opportunity to exercise their outstanding Stock Options and SARs, the Committee may terminate any or all unexercised Stock Options and SARs at such time as the Committee deems appropriate, (D) with respect to participants holding Restricted Stock Units, Phantom Stock, Performance Share Awards, the Committee may determine that such participants shall receive one or more payments in settlement of such Grants, in such amount and form and on such terms as may be determined by the Committee, or (E) the Committee may determine that Grants that remain outstanding after the Change of Control shall be converted to similar Grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Without limiting the foregoing, if the per share fair market value of the Common Stock does not exceed the per share exercise price of a Stock Option or SAR, the Company shall not be required to make any payment to the participant upon surrender of the Stock Option or SAR. Any acceleration, surrender, termination, settlement or conversion shall take place as of the date of the Change of Control or such other date as the Committee may specify.

14.	Dissolution, Liquidation or Winding Up

If the Company is to be dissolved or liquidated, then, at least ten days prior to the effective date of such event, the Company shall give each Grantee with any outstanding Grants written notice of such event. Each such Grantee shall thereupon have the right to exercise in full any installments of such Grants not previously exercised (whether or not the right to exercise such installments has accrued pursuant to such Grants), within ten days after such written notice is sent by the Company. Any installments of such Grants not so exercised shall thereafter lapse and be of no further force or effect.

15.	Amendment and Termination of the Plan and Grants

(a) Amendment. The Board may amend or terminate the Plan at any time, provided that the approval by the stockholders of the Company shall be required in respect of any amendment to the extent then required by applicable law (including the Code) or by the regulations of the U.S. Securities and Exchange Commission or the New York Stock Exchange or such other securities exchange on which the Common Stock is then listed.

(b) Termination of Plan. The Plan shall terminate on May 11, 2021, unless earlier terminated by the Board or unless extended by the Board with the approval of the stockholders. No Incentive Stock Option shall be granted under the Plan more than ten years following the date on which the Board approved the 2011 Restatement of the Plan.

(c) Termination and Amendment of Outstanding Grants.

(1) General. A termination or amendment of the Plan that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the Grantee consents, unless the Committee acts under Section 23(b) below or as described below. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 23(b) below or may be amended by mutual agreement of the Company and the Grantee which is consistent with the Plan; provided, however, that an amendment of the Plan or of the Grant that merely accelerates the vesting or extends the post-termination exercise period of the Grant or that does not adversely affect the Grant shall become effective without the consent of the Grantee.

(2) No Repricing. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Grants may not be amended to reduce the exercise price of outstanding Stock Options or SARs, or to cancel outstanding Stock Options or SARs in exchange for cash, other incentive awards, or Stock Options or SARs with an exercise price that is less than the exercise price of the original Stock Options or SARs, in each case without the approval of the stockholders of the Company. This Section 15(c)(2) is intended to govern the repricing or exchange of “underwater” Stock Options and SARs and shall not be construed to prohibit the adjustments provided for in Section 3(c) of this Plan.

16.	Funding of the Plan

The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

17.	Rights of Eligible Participants

Nothing in the Plan shall entitle any Eligible Participant or other person to any claim or right to any Grant under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Eligible Participant or Grantee any rights to be retained by the Company in any capacity, whether as an employee, officer, non-employee member of the Board, independent contractor, consultant, advisor or otherwise.

18.	Tax Matters

(a) Withholding of Taxes. The Company shall have the right to deduct from all Grants paid in cash any federal, state or local taxes required by law to be withheld with respect to such Grants paid in cash. In the case of Grants paid in Common Stock, the Company shall have the right to require the Grantee to pay to the Company the amount of any taxes which the Company is required to withhold in respect of such Grants or to take whatever action it deems necessary to protect the interests of the Company in respect of such tax liabilities, including, without limitation, withholding a portion of the shares of Common Stock otherwise deliverable pursuant to the Plan up to the minimum applicable tax withholding amount. The Company’s obligation to issue or transfer shares of Common Stock in connection with any Grant shall be conditioned upon the Grantee’s compliance with the requirements of this Section 18(a) to the satisfaction of the Committee.

(b) Deferrals and Code Section 409A. The Committee, in its sole discretion, may permit a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be delivered under the Plan. In the event of such a deferral, the Committee may, if applicable, provide that the payment of dividend equivalents attributable thereto shall be also deferred until such time as the Grant will be settled in accordance with the Grantee’s deferral election. Any such deferral election shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion. The Committee may establish such rules and procedures as it may deem advisable and in the best interests of the Company in the event that Section 409A of the Code is implicated by any transaction under the Plan.

19.	Agreements with Grantees

Each Grant made under the Plan shall be evidenced by a Grant Letter containing such terms and conditions as the Committee shall approve. In the event of a conflict between the provisions of the Plan and the provisions of any Grant Letter, the provisions of the Plan shall control.

20.	Requirements for Issuance of Shares

No Common Stock shall be issued or transferred under the Plan unless and until all applicable legal requirements have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant on the Grantee’s undertaking in writing to comply with such restrictions on any subsequent disposition of the shares of Common Stock issued or transferred thereunder as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares maybe legended to reflect any such restrictions. Any such restrictions are in addition to and not in lieu of the restrictions on shares provided for elsewhere in the Plan, including in Section 7 hereof in the case of Restricted Stock or Restricted Stock Units.

21.	Non-U.S. Grants

In order to conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, but subject to the limitations set forth herein regarding the maximum number of shares issuable hereunder and the maximum award to any single Grantee, the Committee may (i) modify the terms and conditions of Grants to Grantees employed or engaged outside the United States (“Non-US Grants”), (ii) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances (“Subplans”), and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The decision to grant Non-US Grants or to establish Subplans shall be at the sole discretion of the Committee. The Committee may amend, modify or terminate any Subplans at any time, and such amendment, modification or termination may be made without prior notice to the Grantees. The Company, Subsidiaries, Affiliates and members of the Committee shall not incur any liability of any kind to any Grantee as a result of any change, amendment or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-US Grants (1) are wholly discretionary and, although provided by either the Company, a Subsidiary or Affiliate, do not constitute regular or periodic payments and (2) are not to be considered part of the Grantee’s salary or compensation under the Grantee’s employment with the Grantee’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Committee may direct the payment of Non-US

Grants (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments.

22.	Effective Dates

(a) Effective Date of the Plan. The 2011 Restatement of the Plan shall be effective as of May 11, 2011, and shall be effective with respect to Grants made on or after the effective date of the 2011 Restatement of the Plan.

(b) Effectiveness of Section 16 Provisions. The provisions of the Plan that refer to, or are applicable to persons subject to, Section 16 of the Exchange Act shall remain in effect for so long as the Common Stock is registered under the Exchange Act.

23.	Miscellaneous

(a) Company Policies. All Grants granted under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.

(b) Substitute Grants. The Committee may make a Grant to an employee, a non-employee director, or an independent contractor, consultant or advisor of another corporation or other entity, if such person shall become an Eligible Participant by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company and such entity. Any such Grant shall be made in substitution for a stock option, restricted stock grant or other incentive award granted by such entity (“Substituted Stock Incentives”), but the terms and conditions of the substitute Grant may vary from the terms and conditions required by the Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the provisions of the substitute Grants.

(c) Compliance with Law. Notwithstanding anything in the Plan or any Grant Letter to the contrary, the Plan, the exercise of Grants and the obligations of the Company to issue or transfer shares of Common Stock under Grants shall be subject to all applicable laws and required approvals by any governmental or regulatory agencies. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan shall comply with all applicable conditions of Rule 16b-3 or any successor provisions under the Exchange Act. The Committee may revoke any Grant if it is contrary to law or modify any Grant to bring it into compliance with any valid and mandatory government regulations. The Committee may, in its sole discretion, agree to limit its authority under this Section 23(c). Without limiting the foregoing, notwithstanding anything in the Plan or any Grant Letter to the contrary, the Plan and all Grants hereunder shall be subject to all applicable laws, regulations, restrictions, or governmental guidance that become applicable in the event of the Company’s participation in the Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, or any similar program of the United States government, any of its states, or any of their respective political subdivisions, departments, agencies or instrumentalities (collectively, “TARP”), and the Committee reserves the right to modify Grants as necessary to conform to any restrictions imposed under TARP. Furthermore, as a condition of participating in the Plan, all Participants agree to any such modifications that may be imposed by the Committee, and all Participants agree to sign such waivers or acknowledgments as the Committee may deem necessary or appropriate with respect to TARP restrictions applicable to Grants.

(d) Governing Law. Except to the extent preempted by any applicable federal law, the Plan and the Grant Letters shall be construed and administered in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws thereunder.

(e) Severability. In the event any provision of the Plan or of any Grant Letter shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or Grant

Letter, and the Plan or Grant Letter shall be construed or enforced as though the illegal or invalid provision had not been included.

(f) Headings. The section headings of the Plan are for reference only. In the event of a conflict between a section heading and the content of a Section of the Plan, the content of the Section shall control.

24.	Index of Defined Terms

For purposes of the Plan:

“Affiliate” is defined in Section 13(a).

“Associate” is defined in Section 13(a).

“Beneficial Owner” is defined in Section 13(a).

“Board” shall mean the Board of Directors of Radian Group Inc. The term “director” shall refer to an individual member of the Board.

“Cause,” when used in connection with the termination of a Grantee’s employment or other service relationship with the Company, unless otherwise specified in the Grant Letter, shall mean the Grantee’s (1) indictment for, conviction of, or pleading nolo contendere to, a felony or a crime involving fraud, misrepresentation or moral turpitude (excluding traffic offenses other than traffic offenses involving use of alcohol or illegal substances); (2) fraud, dishonesty, theft or misappropriation of funds in connection with the Grantee’s duties with the Company; (3) material violation of the Company’s Code of Conduct or employment policies, as in effect from time to time; or (4) gross negligence or willful misconduct in the performance of the Grantee’s duties with the Company, in each case as determined in the sole discretion of the Committee.

“Change of Control” is defined in Section 13(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” is defined in Section 4(a).

“Common Stock” is defined in Section 3(a).

“Company” is defined in the preamble to the Plan. For purposes of the Plan, the term “Company” includes Radian Group Inc. and all of its Subsidiaries as a group.

“Disability” is defined in Section 6(d).

“Effective Date” of the 2011 Restatement of the Plan shall mean May 11, 2011.

“Eligible Participant” is defined in Section 5.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

The “fair market value” of a share of Common Stock shall be as determined in Section 6(b)(2).

“Full Value Grants” is defined in Section 3(b).

“Grant” is defined in Section 2.

“Grantee” is defined in Section 5.

“Grant Letter” is defined in Section 2.

“Incentive Stock Option” is defined in Section 6(b)(1).

“Nonqualified Stock Option” is defined in Section 6(b)(1).

“Non-US Grants” is defined in Section 21.

“Parent Corporation” shall have the meaning set forth in Section 424(e) of the Code.

“Performance Award” is defined in Section 11(a).

“Performance Share Awards” is defined in Section 10(a).

“Person” is defined in Section 13(a).

A share of “Phantom Stock” shall mean the right, granted pursuant to Section 9, to receive a share of Company Stock upon the settlement thereof

“Phantom Stock Restriction Period” is defined in Section 9(a).

“Plan” shall mean this Radian Group Inc. 2008 Equity Compensation Plan as defined in the preamble, as the same may be amended from time to time.

“Plan Reserve” is defined in Section 3(a), subject to adjustment from time to time as provided in Section 3.

A share of “Restricted Stock” shall mean a share of Common Stock which is granted pursuant to a Restricted Stock Grant.

“Restricted Stock Grant” is defined in Section 7.

“Restricted Stock Units” is defined in Section 7.

“Restriction Period” is defined in Section 7(a).

“Retirement” is defined in Section 6(d).

“RSU Conversion Date” is defined in Section 7(a).

“Rule 16b-3” shall mean the rule thus designated as promulgated under the Exchange Act, or any successor rule.

“SAR” is defined in Section 8(a).

“Stand-Alone SAR” shall mean a stock appreciation right granted pursuant to Section 8 which is not related to any Stock Option.

“Stock Option” is defined in Section 6(b)(1).

“Subcommittee” is defined in Section 4(c).

“Subplans” is defined in Section 21.

“Subsidiary” shall mean any corporation or other entity in which, at the time of reference, the Company owns, directly or indirectly, stock or similar interests comprising more than 50% of the combined voting power of all outstanding securities of such entity.

“Subsidiary Corporation” shall have the meaning set forth in Section 424(f) of the Code.

“Substituted Stock Incentives” is defined in Section 23(b).

“Successor Grantee” is defined in Section 12(a).

“Tandem SAR” shall mean a stock appreciation right granted pursuant to Section 8 which is related to a Stock Option.

“2009 Restatement of the Plan” shall mean the amended and restated Plan that was approved at the May 13, 2009 annual stockholders meeting.

“2009 Restatement Effective Date” shall mean May 13, 2009.

“2011 Restatement of the Plan” shall mean this amended and restated Plan, which is to be submitted to the stockholders of the Company for approval at the May 11, 2011 annual stockholders meeting.

* * *

On February 9, 2011, the Board of Directors of the Company adopted this Radian Group Inc. Amended and Restated 2008 Equity Compensation Plan, subject to the approval of our stockholders at the 2011 annual meeting of stockholders currently scheduled for May 11, 2011.

Radian Group Inc.

 WO#

95870

▼  FOLD AND DETACH HERE  ▼

When properly signed, dated and returned, this proxy will be voted in accordance with the choices specified below. If no choice is specified, this proxy will be voted “FOR” each of the nominees in Item 1 and “FOR” Items 2, 3 and 5, and for “1 year” on Item 4. The Proxies are authorized to vote in their discretion on such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Please mark your votes as indicated in this example	☒

The board of directors recommends a vote “FOR” Items 1, 2, 3 and 5, and for “1 year” on Item 4.

Item 1-To elect twelve directors, each for a one-year term, to serve until their successors have been duly elected and qualified.

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
Nominees:

1(a)	Herbert Wender	☐	☐	☐	1(g)	James W. Jennings	☐	☐	☐	Item 2 -	To approve the amendment to the Radian Group Inc. 2008 Equity Compensation Plan.	☐	☐	☐

1(b)	David C. Carney	☐	☐	☐	1(h)	Ronald W. Moore	☐	☐	☐	Item 3 -	To approve, by an advisory, non-binding vote, the overall compensation of the Company’s named executive officers.	☐	☐	☐

1(c)	Howard B. Culang	☐	☐	☐	1(i)	Jan Nicholson	☐	☐	☐		1 year	2 years	3 years	Abstain

1(d)	Lisa W. Hess	☐	☐	☐	1(j)	Robert W. Richards	☐	☐	☐	Item 4 -	To approve, by an advisory, nonbinding vote, the frequency of the advisory vote on the overall compensation of the Company’s named executive officers. ☐	☐	☐	☐
1(e)	Stephen T. Hopkins	☐	☐	☐	1(k)	Anthony W. Schweiger	☐	☐	☐

1(f)	Sanford A. Ibrahim	☐	☐	☐	1(l)	Noel J. Spiegel	☐	☐	☐	Item 5 -	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.	FOR ☐	AGAINST ☐	ABSTAIN ☐

										Item 6 -	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

	RESTRICTED AREA - SCAN LINE											Mark Here for Address Change or Comments SEE REVERSE		☐
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Share Owner sign here Co-Owner sign here Date

You can now access your Radian Group Inc. account online.

Access your Radian Group Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Radian Group Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.
▼ FOLD AND DETACH HERE ▼

RADIAN GROUP INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 11, 2011 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby authorizes Edward J. Hoffman and C. Robert Quint, and each of them, individually, as proxies and agents of the undersigned (the “Proxies”), each with power of substitution, to vote and otherwise represent, as indicated on the reverse side hereof, all of the shares of common stock of Radian Group Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at The Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania 19103, at 9:00 a.m. local time, on May 11, 2011, and any postponement(s) or adjournment(s) thereof.

The undersigned acknowledges receipt of the Notice of 2011 Annual Meeting of Stockholders, the Proxy Statement and the 2010 Annual Report. All other proxies heretofore given by the undersigned to vote shares of the Company’s common stock at the Annual Meeting are expressly revoked.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)
BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

RESTRICTED AREA - SCAN LINE
WO# 95870
RESTRICTED AREA - SIGNATURE LINE

PRINT AUTHORIZATION To commence printing on this proxy card please sign, date and fax this card to: 201-369-9711 SIGNATURE: DATE: (THIS BOXED AREA DOES NOT PRINT)